UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

DANA HOLDING CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

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Dana Holding Corporation

Important Notice Regarding the Availability of Proxy
Materials for the Annual Meeting of
Shareholders to be Held on April 21, 2009

Proxy Statement and Notice of
2009 Annual Meeting of Shareholders

Dana Holding Corporation
4500 Dorr Street
Toledo, Ohio 43615

March 19, 2009

Dear Fellow Shareholder:

It is our pleasure to invite you to attend the 2009 Annual Meeting of Shareholders of Dana Holding Corporation at 8:30 a.m., Eastern Time, on Tuesday, April 21, 2009 at The Westin Detroit Metropolitan Airport, 2501 Worldgateway Place, Romulus, Michigan 48242. Registration will begin at 7:30 a.m., Eastern Time. A map showing the location of the Annual Meeting is on the back cover of the accompanying proxy statement.

The annual report, which is included, summarizes Dana’s major developments and includes our consolidated financial statements.

Whether or not you plan to attend the 2009 Annual Meeting of Shareholders, please either sign and return the accompanying proxy card in the postage-paid envelope or instruct us by telephone or via the Internet indicating how you would like your shares voted. Instructions on how to vote your shares by telephone or via the Internet are on the proxy card enclosed with this proxy statement.

Sincerely,

John M. Devine
Chairman and Chief Executive Officer

PROXY STATEMENT

Questions and Answers	1
Executive Officers	9
Compensation of Executive Officers	12
Compensation Discussion and Analysis	12
Officer Stock Ownership Guidelines	19
Compensation Committee Report	22
Summary Compensation Table	23
Grants of Plan-Based Awards	26
Outstanding Equity Awards at Fiscal Year End	28
Option Exercises and Stock Vested	29
Pension Benefits	29
Executive Agreements	30
Potential Payments Upon Termination or Change in Control	34
Transactions of Executive Officers with Dana	41
Proposal I Submitted for Your Vote — Election of Directors	42
Information about the Nominees and Series A Preferred Directors	44
Committees and Meetings of Directors	45
Non-Management Directors and Communication with the Board	47
Director Independence and Transactions of Directors with Dana	47
Compensation Committee Interlocks and Insider Participation	49
Compensation of Directors	50
Security Ownership of Certain Beneficial Owners and Management	52
Section 16(a) Beneficial Ownership Reporting Compliance	54
Proposal II Submitted for Your Vote — Approval of an Amendment to Our Restated Certificate of Incorporation to Effect a Reverse Stock Split of Our Common Stock at One of Three Reverse Split Ratios	55
Proposal III Submitted for Your Vote — Approval of an Amendment to Our Restated Certificate of Incorporation to Decrease Our Total Number of Authorized Shares from 500,000,000 Shares to 200,000,000 Shares, 150,000,000 Shares of Which Will Be Common Stock, par value $0.01, and 50,000,000 Shares of Which Will Be Preferred Stock, par value $0.01	63
Proposal IV Submitted for Your Vote — Ratification of the Appointment of the Independent Registered Public Accounting Firm	65
Independent Registered Public Accounting Firm	65
Audit Committee Report	67
Annual Report to Shareholders	68
Other Matters	68
Annex A	A-1

i

Dana Holding Corporation
Notice of Annual Meeting of Shareholders
April 21, 2009

Date:	April 21, 2009

Time:	8:30 a.m., Eastern Time

Place:	The Westin Detroit Metropolitan Airport 2501 Worldgateway Place Romulus, Michigan 48242

We invite you to attend the Dana Holding Corporation 2009 Annual Meeting of Shareholders to:

1. Elect six Directors for a one-year term expiring in 2010 or upon the election and qualification of their successors;

2. Approve an amendment to our Restated Certificate of Incorporation to effect a reverse stock split of our common stock at one of three reverse split ratios, 1-for-10, 1-for-15 or 1-for-20, as will be selected by our Board of Directors, or not at all, prior to the time of filing such Certificate of Amendment with the Delaware Secretary of State;

3. Subject to approval of Proposal II, approve an amendment to our Restated Certificate of Incorporation to decrease our total number of authorized shares from 500,000,000 shares to 200,000,000 shares, 150,000,000 shares of which will be common stock, par value $0.01 per share, and 50,000,000 shares of which will be preferred stock, par value $0.01 per share;

4. Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2009; and

5. Transact any other business that is properly submitted before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

In addition to the items above, the 4.0% Series A Preferred Convertible Holders (Series A Preferred Holders) will vote separately as a class to elect three Directors for a one-year term expiring in 2010 or upon the election and qualification of their successors.

The record date for the Annual Meeting is February 23, 2009 (the Record Date). Only shareholders of record at the close of business on the Record Date can vote at the Annual Meeting. Dana mailed this Notice of Annual Meeting to those shareholders. Action may be taken at the Annual Meeting on any of the foregoing proposals on the date specified above or any date or dates to which the Annual Meeting may be adjourned or postponed.

Dana will have a list of shareholders who can vote at the Annual Meeting available for inspection by shareholders at the Annual Meeting and, for 10 days prior to the Annual Meeting, during regular business hours at Dana’s Law Department, 4500 Dorr Street, Toledo, Ohio 43615.

If you plan to attend the Annual Meeting, but are not a shareholder of record because you hold your shares in street name, please bring evidence of your beneficial ownership of your shares (e.g., a copy of a recent brokerage statement showing the shares) with you to the Annual Meeting. You also must bring the proxy card your broker provided to you if you intend to vote at the meeting. See the “Questions and Answers” section of the proxy statement for a discussion of the difference between a shareholder of record and a street name holder.

Whether or not you plan to attend the Annual Meeting and whether you own a few or many shares of stock, the Board of Directors urges you to vote promptly. Registered holders may vote by signing, dating and returning the enclosed proxy card, if applicable, by using the automated telephone voting system, or by using the Internet voting system. You will find instructions for voting by telephone and by the Internet on the proxy card and in the “Questions and Answers” section of the proxy statement.

By Order of the Board of Directors,

Marc S. Levin
Senior Vice President, General Counsel,
and Corporate Secretary

March 19, 2009

Dana Holding Corporation

4500 Dorr Street
Toledo, Ohio 43615

2009 PROXY STATEMENT

QUESTIONS AND ANSWERS

The Board of Directors is soliciting proxies to be used at the Annual Meeting of Shareholders to be held on Tuesday, April 21, 2009, beginning at 8:30 a.m., Eastern Time, at The Westin Detroit Metropolitan Airport, 2501 Worldgateway Place, Romulus, Michigan 48242. This proxy statement and the enclosed form of proxy are being made available to shareholders beginning March 19, 2009.

What is a proxy?

A proxy is your authorization for someone else to vote for you in the way that you want to vote. When you complete and submit a proxy card or use the automated telephone voting system or the Internet voting system, you are submitting a proxy. Dana’s Board of Directors is soliciting this proxy. All references in this proxy statement to “you” will mean you, the shareholder, and to “yours” will mean the shareholder’s or shareholders’, as appropriate.

What is a proxy statement?

A proxy statement is a document the United States Securities and Exchange Commission (the SEC) requires to explain the matters on which you are asked to vote on by proxy and to disclose certain related information. This proxy statement and, if applicable, the accompanying proxy card were first mailed to the shareholders on or about March 19, 2009.

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the matters outlined in the notice of meeting, including i) the election of directors; ii) to effect a reverse stock split; iii) to effect a reduction in the number of our authorized shares and shares of common stock and iv) ratification of the selection of Dana’s independent registered public accounting firm. Also, management will report on the state of Dana and respond to questions from shareholders.

What is the record date and what does it mean?

The record date for the Annual Meeting is February 23, 2009. The record date was established by the Board of Directors as required by Delaware law. Holders of common stock and holders of 4.0% Series A Preferred Convertible Stock (Series A Preferred) and 4.0% Series B Preferred Convertible Stock (Series B Preferred, and together with Series A Preferred, Preferred Stock) at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock and holders of our Preferred Stock at the close of business on the record date may vote at the meeting.

On February 23, 2009, 100,065,061 shares of our common stock, 2,500,000 shares of Series A Preferred and 5,400,000 shares of Series B Preferred were outstanding, and accordingly, are eligible to be voted. Pursuant to our Restated Certificate of Incorporation, the holders of our Preferred Stock vote their Preferred Stock on an as-if-converted basis. The outstanding Series A Preferred Stock is convertible into 18,953,753 shares of common stock, and the outstanding Series B Preferred Stock is convertible into 40,940,106 shares of common stock.

What are the voting rights of the holders of common stock and Preferred Stock?

Each outstanding share of common stock will be entitled to one vote on each matter to be voted upon.

The number of votes for each share of Preferred Stock is calculated in accordance with Dana’s Restated Certificate of Incorporation. At this year’s meeting, each outstanding share of Preferred Stock will be entitled to approximately 7.581 votes on each matter to be voted upon.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares. See “How do I vote my shares?” below.

How do I vote my shares?

If you are a shareholder of record as of February 23, 2009, the record date, as opposed to a street name holder, you will be able to vote in four ways: In person, by telephone, by the Internet, or by proxy card.

To vote by proxy card, sign, date and return the enclosed proxy card, if applicable. To vote by using the automated telephone voting system or the Internet voting system, the instructions for shareholders of record are as follows:

TO VOTE BY TELEPHONE: 800-560-1965

•	Use any touch-tone telephone to vote your proxy.

•	Have your proxy card or, if you did not receive a proxy card, your notice and the last four digits of your Social Security Number or Tax Identification Number available when you call.

•	Follow the simple instructions the system provides you.

•	You may dial this toll free number at your convenience, 24 hours a day, 7 days a week. The deadline for telephone voting is noon (Central Time), April 20, 2009.

(OR)

TO VOTE BY THE INTERNET: www.ematerials.com/dan

•	Use the Internet to vote your proxy.

•	Have your proxy card or, if you did not receive a proxy card, your notice and the last four digits of your Social Security Number or Tax Identification Number available when you access the website.

•	Follow the simple instructions to obtain your records and create an electronic ballot.

•	You may log on to this Internet site at your convenience, 24 hours a day, 7 days a week. The deadline for Internet voting is noon (Central Time), April 20, 2009.

If you submit a proxy to Dana before the Annual Meeting, the persons named as proxies will vote your shares as you directed. If no instructions are specified, the proxy will be voted: i) “FOR” all of the listed director nominees; ii) “FOR” a reverse stock split; iii) “FOR” a reduction in the number of authorized shares and shares of common stock and (iv) “FOR” ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm.

You may revoke a proxy at any time before the proxy is exercised by:

(1)	delivering written notice of revocation to the Corporate Secretary of Dana at the Dana Law Department, 4500 Dorr Street, Toledo, Ohio 43615;

(2) submitting another properly completed proxy card that is later dated;

(3) voting by telephone at a subsequent time;

(4) voting by Internet at a subsequent time; or

(5) voting in person at the Annual Meeting.

If you hold your shares in “street name,” you must provide voting instructions for your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the brokerage firm, bank or other nominee how to vote your shares. If you hold your shares in street name and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker and present it at the Annual Meeting. You will also need to provide to us a brokerage statement if you intend to attend the Annual Meeting.

What is a quorum?

There were 159,958,920 shares of Dana’s common stock, including Preferred Stock on an as-if-converted basis for voting purposes, issued and outstanding on the Record Date. A majority of the issued and outstanding shares, on an as-if-converted basis, or 79,979,461 shares, present or represented by proxy, constitutes a quorum. A quorum must exist to conduct business at the Annual Meeting.

What vote is required?

Proposal I — Election of Directors:  If a quorum exists, the nominees for Director who receive the most votes will be elected. Votes withheld and broker non-votes (described below) and shares voting “abstain” have no effect on the outcome of the election of directors, because only a plurality of votes actually cast is needed to elect a Director.

Proposal II — Effect a Reverse Stock Split:  If a quorum exists, the proposal to approve the amendment to our Restated Certificate of Incorporation to effect a reverse stock split requires the affirmative vote of a majority of the outstanding shares (with our common stock and Preferred Stock, on an as-if-converted basis, voting together as a single class). Brokers will have discretionary voting power to vote this proposal so we do not anticipate any broker non-votes (described below). Any shares not voted (whether by abstention or otherwise) will have the same effect as a vote “Against” the proposal.

Proposal III — Effect a Decrease in the Number of Authorized Shares:  If a quorum exists, the proposal to approve the amendment to our Restated Certificate of Incorporation to decrease our total number of authorized shares requires the affirmative vote of a majority of the outstanding shares (with our common stock and

Preferred Stock, on an as-if-converted basis, voting together as a single class). Brokers will have discretionary voting power to vote this proposal so we do not anticipate any broker non-votes (described below). Any shares not voted (whether by abstention or otherwise) will have the same effect as a vote “Against” the proposal.

Please note that this Proposal No. III is conditioned on the approval of Proposal No. II. Therefore, if Proposal II is not approved by the shareholders, the Board of Directors intends to abandon Proposal III without further action by the shareholders pursuant to Section 242(c) of the Delaware General Corporation Law, regardless of the number of shares actually voted “FOR” Proposal III. Proposal II is not conditioned on the approval of Proposal III.

Proposal IV — Ratify the Appointment of the Independent Registered Public Accounting Firm:  If a quorum exists, the proposal to ratify the appointment of the independent registered public accounting firm must receive the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Therefore, abstentions will have the same effect as voting “Against” the proposal. Brokers will have discretionary voting power to vote this proposal so we do not anticipate any broker non-votes (described below). Any shares not voted (whether by abstention or otherwise) will have the same effect as a vote “Against” the proposal.

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote under the rules of the stock exchange or other organization of which it is a member. In this situation, a “broker non-vote” occurs. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for Shareholders for the purpose of determining a quorum. If you do not provide voting instructions to your broker, under New York Stock Exchange Rules, your broker would have discretionary authority to vote your shares with respect to the: (i) election of directors; (ii) effect a reverse stock split; (iii) effect a decrease in the number of authorized shares and common shares of stock and (iv) ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.

Dana will vote properly completed proxies it receives prior to the Annual Meeting in the way you direct. If you do not specify instructions, the shares represented by those properly completed proxies will be voted (i) to elect the nominees for Directors; (ii) to effect a reverse stock split; (ii) to effect a reduction in the number of authorized shares and (iv) to ratify the appointment of PricewaterhouseCoopers LLP as independent the registered public accounting firm. No other matters are currently scheduled to be presented at the Annual Meeting. An independent third party, Wells Fargo Bank, N.A., will act as the inspector of the Annual Meeting and the tabulator of votes.

Who elects the Series A Preferred Directors?

Our Restated Certificate of Incorporation and the Shareholders Agreement dated January 31, 2008 give the holders of our Series A Preferred the right to elect three directors at our Annual Meeting. Only the holders of our Series A Preferred will be entitled to vote to elect these three directors to our Board. Currently, Centerbridge Capital Partners, L.P. and certain of its affiliates (Centerbridge) are the only holders of our Series A Preferred.

Who pays for the costs of the Annual Meeting?

Dana pays the cost of preparing and printing the proxy statement and soliciting proxies. Dana will solicit proxies primarily by mail, but may also solicit proxies personally and by telephone, the Internet, facsimile or other means. Dana will use the services of D.F. King & Co., Inc., a proxy solicitation firm, at a cost of $9,000 plus out-of-pocket expenses and fees for any special services. Officers and regular employees of Dana and its subsidiaries may also solicit proxies, but they will not receive additional compensation for soliciting proxies. Dana also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding solicitation materials to beneficial owners of Dana’s common stock and Preferred Stock.

How can shareholders nominate individuals for election as directors or propose other business to be considered by the shareholders at the 2010 Annual Meeting of Shareholders?

All shareholder nominations of individuals for election as directors or proposals of other items of business to be considered by shareholders at the 2010 Annual Meeting of Shareholders must comply with applicable laws and regulations, including SEC Rule 14a-8, as well as Dana’s Restated Certificate of Incorporation, Bylaws, and Shareholders Agreement, and must be submitted in writing to our Corporate Secretary, Dana Holding Corporation, 4500 Dorr St., Toledo, Ohio 43615.

Under Dana’s bylaws, our shareholders must provide advance notice to Dana if they wish to nominate individuals for election as directors or propose an item of business to be considered by shareholders at the 2010 Annual Meeting of Shareholders. For the 2010 Annual Meeting of Shareholders, notice must be received by Dana’s Corporate Secretary no later than the close of business on January 21, 2010 and no earlier than the close of business on December 22, 2009.

If Dana moves the 2010 Annual Meeting of Shareholders to a date that is more than 30 days before or more than 70 days after the date which is the one year anniversary of this year’s Annual Meeting date (i.e., April 21, 2010), Dana must receive your notice no earlier than the close of business on the 120th day prior to the meeting date and no later than the close of business on the later of the 90th day prior to the meeting date or the 10th day following the day on which Dana first makes a public announcement of the meeting date. In no event will a public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

If Dana increases the number of directors to be elected to the Board of Directors at the 2010 Annual Meeting of Shareholders and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the one year anniversary of this year’s Annual Meeting date (i.e., April 21, 2010), then Dana will consider your notice timely (but only with respect to nominees for any new positions created by such increase) if Dana receives your notice no later than the close of business on the 10th day following the day on which Dana first makes the public announcement of the increase in the number of directors.

Notice Requirements to Nominate Individuals for Election to the Board of Directors

A shareholder’s notice to nominate individuals for election to the Board of Directors must provide: (A) all information relating to each individual that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act) and the rules and regulations promulgated thereunder, and (B) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

Notice Requirements for Shareholder Proposals

A shareholder’s notice to propose other business to be considered by the 2010 Annual Meeting of Shareholders must provide a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made.

Additional Notice Requirements — Shareholder/Beneficial Owner Disclosures

Any shareholder or beneficial owner, if any, on whose behalf the nomination or proposal is to be made at the 2010 Annual Meeting of Shareholders must provide (A) the name and address of the shareholder or beneficial owner, (B) the class or series and number of shares of capital stock of Dana which are owned beneficially and of record by the shareholder or beneficial owner, (C) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among the shareholder and/or beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder and beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the shareholder or beneficial owner, whether or not such instrument or right will be subject to settlement in underlying shares of capital stock of Dana, with respect to shares of stock of Dana, (E) a representation that the shareholder is a holder of record of stock of Dana entitled to vote at the 2010 Annual Meeting of Shareholders and intends to appear in person or by proxy at the meeting to propose such business or nomination, (F) a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Dana’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (2) otherwise to solicit proxies from shareholders in support of such proposal or nomination, and (G) any other information relating to the shareholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

The notice requirements above will be deemed satisfied by a shareholder with respect to business other than a director nomination if the shareholder has notified Dana of his, her or its intention to present a proposal at the 2010 Annual Meeting of Shareholders in compliance with applicable rules and regulations promulgated under the Exchange Act and the shareholder’s proposal has been included in a proxy statement that has been prepared by Dana to solicit proxies for the 2010 Annual Meeting of Shareholders. Dana may require any proposed nominee to furnish such other information as it may reasonably require determining the eligibility of the proposed nominee to serve as a director of Dana.

The summary above includes provisions in our Bylaws contained in amendment adopted by our Board of Directors on December 17, 2008, as previously disclosed in our amended Current Report on Form 8-K/A dated February 4, 2009. You may receive a copy of Dana’s Bylaws specifying the advance notice and additional requirements for shareholder nomination and shareholder proposal requirements by making a written request to the Corporate Secretary or they are also available on Dana’s website at www.dana.com.

Why is Dana asking its Shareholders to approve Proposals II and III?

On December 18, 2008, we were notified in writing by the New York Stock Exchange (the NYSE) that the trading price of our common stock was below the criteria of the NYSE’s continued listing standards, as the average per share closing price of our common stock over a consecutive 30-trading day period was less than $1.00. The letter stated that we have a six-month cure period that began on December 17, 2008 to bring the price of our common stock and the 30-trading day average closing price of our common stock above $1.00. The letter further stated that in the event a $1.00 share price and a $1.00 average share price over the preceding 30 trading days are not attained at the expiration of the six-month cure period, the NYSE will commence suspension and delisting procedures. The NYSE has reserved the right to reevaluate its continued listing determinations relating to companies, like Dana, that are notified of noncompliance with respect to the NYSE’s qualitative listing standards, including if our shares trade at sustained levels that are considered to be abnormally low. On January 5, 2009, we provided written notice to the NYSE of our intent to bring our share price and average share price back above $1.00 within the six-month cure period.

Our Board of Directors has determined that an amendment to our Restated Certificate of Incorporation to effect a reverse stock split and to decrease our total number of authorized shares is necessary to promote the continued listing of our common stock on the NYSE and is in the best interests of our shareholders. Pursuant to the law of our state of incorporation, Delaware, our Board of Directors must adopt an amendment to our Restated Certificate of Incorporation and submit the amendment to shareholders for approval. Accordingly, our Board of Directors is requesting your proxy to vote “FOR” Proposal II and Proposal III to amend our Restated Certificate of Incorporation.

What effect will the reverse stock split have on our issued and outstanding shares of common stock?

If the reverse stock split is approved by our shareholders, we will exchange one new share for a number of outstanding shares to be determined when our Board of Directors selects from the proposed reverse split ratios of 1-for-10, 1-for-15 or 1-for-20. Our Board of Directors may also determine in its discretion not to proceed with the reverse stock split. If we proceed with the reverse stock split and it becomes effective, the number of our outstanding shares will be reduced proportionately to the selected reverse split ratio, but the value of each share will be proportionately increased by that same ratio. We will not issue any fractional shares. Shareholders who would otherwise hold fractional shares as a result of the reverse stock split will be entitled to receive cash (without interest or deduction) in lieu of such fractional shares from our transfer agent, upon receipt by our transfer agent of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of all old stock certificate(s) (Old Certificate(s)), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by our transfer agent of all fractional shares otherwise issuable. The reverse stock split will not impact the market value of our company as a whole, although the market value of our common stock may move up or down once the reverse stock split is effective.

How will the reverse stock split impact the 2008 Dana Holding Corporation Omnibus Incentive Plan?

If the Board of Directors chooses to effect the reverse stock split, our Compensation Committee will determine and approve proportionate adjustments to the number of shares outstanding and available for issuance under the 2008 Dana Holding Corporation Omnibus Incentive Plan (the Plan) and to the exercise price, grant price or purchase price relating to any award under the Plan, using the same split ratio, if the reverse stock split is effected, pursuant to existing authority granted to such Committee under the Plan.

How will the reverse stock split impact holders of Preferred Stock?

Our outstanding Preferred Stock votes on an as-if-converted basis. Each share of Preferred Stock is convertible into approximately 7.581 shares of common stock and is entitled to vote on an as-if-converted basis so each share of Preferred Stock is entitled to approximately 7.581 votes. If the reverse stock split is effected, the conversion price at which our Preferred Stock is convertible into common stock will be proportionately adjusted. As a result, the proportionate voting rights and other rights of the holders of our Preferred Stock will not be affected by the reverse stock split.

What are the mechanics of the reverse stock split?

Assuming the reverse stock split is approved by our shareholders, this is how it will work:

•	If your shares are held in “street name” — that is, through an account at a brokerage firm, bank, dealer, or other similar organization — the number of shares you hold will automatically be adjusted to reflect the reverse stock split.

•	If your shares are registered directly in your name with our transfer agent and your shares are held in book-entry form (i.e. your shares are not represented by a physical stock certificate), the number of shares you hold will automatically be adjusted to reflect the reverse stock split. You will be sent a transmittal letter by our transfer agent. You will need to return to our transfer agent a properly completed and duly executed transmittal letter in order to receive any cash payment in lieu of fractional shares or any other distributions, if any, that may be declared and payable to holders of record. If your shares are registered directly in your name with our transfer agent and your shares are held in certificated form (i.e. your shares are represented by one or more physical stock certificates), you will receive a transmittal letter asking you to surrender your Old Certificate(s) representing pre-split shares in exchange for a new certificate (New Certificate) representing post-split shares. You will need to return to our transfer agent a properly completed and duly executed transmittal letter, together with your Old Certificate(s), in order to receive a New Certificate and any cash payment in lieu of fractional shares or any other distributions, if any, that may be declared and payable to holders of record following the reverse stock split.

Whether your shares are held in street name or directly, we will not issue fractional shares of common stock to you. Shareholders who would otherwise hold fractional shares as a result of the reverse stock split will be entitled to receive cash (without interest or deduction) in lieu of such fractional shares from our transfer agent, upon receipt by our transfer agent of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of all Old Certificate(s), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by our transfer agent of all fractional shares otherwise issuable.

Any cash due to you in exchange for fractional shares will be paid to you as follows:

•	If your shares are held in street name, payment for the fractional shares will be deposited directly into your account with the organization holding your shares.

•	If your shares are registered directly in your name with our transfer agent, whether you hold your shares in certificated or uncertificated form, payment for the fractional shares will be made by check, sent to you directly from our transfer agent upon receipt of your properly completed and duly executed transmittal letter and, where your shares are held in certificated form, the surrender of your Old Certificate(s).

After the reverse stock split, I will have an “odd lot” of fewer than 100 shares. Will I be able to sell the “odd lot”?

The reverse stock split may result in some shareholders owning “odd lots” of fewer than 100 shares on a post-split basis. You will be able to sell the odd lots, but odd lot sales may result in higher transaction costs per share than “round lot” sales, which are sales of even multiples of 100 shares.

Are there any dissenter’s rights or appraisal rights with respect to Proposal II and Proposal III?

Pursuant to applicable Delaware law, there are no dissenter’s or appraisal rights relating to any of the matters to be acted upon at the Annual Meeting of Shareholders.

How many of Dana’s directors are independent?

Dana’s Board of Directors has determined that 7 of Dana’s 9 current directors, or 77.7%, are independent. For a discussion of the Board of Directors’ basis for this determination, see the section of this proxy statement entitled “Director Independence and Transactions of Directors with Dana.”

Does Dana have a Code of Ethics?

Yes, Dana has Standards for Business Conduct for Employees, which applies to employees and agents of Dana and its subsidiaries and affiliates, as well as Standards of Business Conduct for the Board of Directors. The Standards for Business Conduct for Employees and Standards of Business Conduct for the Board of Directors are available on Dana’s website at www.dana.com. Copies of such codes can also be obtained in print by making a written request to the Corporate Secretary.

Is this year’s proxy statement available electronically?

Yes. You may view this proxy statement, and the proxy card as well as the 2008 annual report, electronically by going to our website at www.dana.com/2009proxy and clicking on the document you wish to view, either the proxy statement and proxy card or annual report.

A copy of Dana’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the Securities and Exchange Commission, may be obtained without charge upon written request to the Corporate Secretary, Dana Holding Corporation, 4500 Dorr Street, Toledo, Ohio 43615.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 21, 2009.

The proxy statement and Dana’s annual report to security holders are available on our website at www.dana.com/2009proxy.

EXECUTIVE OFFICERS

Following are the names and ages of the executive officers of Dana, their positions with Dana and summaries of their backgrounds and business experience. All executive officers are elected or appointed by the Board of Directors and hold office until the annual meeting of the Board of Directors following the annual meeting of shareholders in each year.

	Age as of
	March 19,	Principal Occupation and Business
Name	2009	Experience During Past 5 Years	Executive Officer

Kevin B. Biddle	54	Vice President and Operations Controller (since November 2008), Dana Holding Corporation; Vice President — Internal Audit for Global Internal Audit (February 2008 to November 2008), Vice President — Global Manufacturing Finance for Global Finance (Restructuring) (October 2005 to January 2008), Vice President — Finance Operations for Finance Support of COO (January 2007 to January 2008), Vice President — Controller, North America for Regional Finance (October 2004 to September 2005), Finance Director for Product Line and Customer Group Finance (July 2003 to September 2004), Visteon Corporation (automotive systems, modules and components supplier).	2008 — Present
Martin D. Bryant	39	President — Light Vehicle Driveline (since November 2008), President — Driveshaft Products (September 2008 to November 2008), Vice President of Operational Excellence — North America (May 2008 to September 2008), Dana Holding Corporation; Vice President and General Manager (January 2008 to April 2008), General Manager (January 2004 to January 2008), Webasto Roof Systems, a subsidiary of Webasto, A.G. (supplier of roof systems and heating/cooling systems to vehicle manufacturers).	2008 — Present
George T. Constand	50	Chief Technical Officer (since January 2009), Vice President Global Engineering, Light Axle Products, Automotive Systems Group (April 2005 to December 2008), Dana Holding Corporation; Director, Engineering, Chassis Products (January 2003 to April 2005), Visteon Corporation (automotive systems, modules and components supplier).	2008 — Present
Gary L. Convis	66	Vice Chairman (since January 2009), Chief Executive Officer and President (April 2008 to December 2008), Dana Holding Corporation; Chairman (June 2006 to June 2007), President (April 2001 to June 2007), Toyota Motor Manufacturing, Kentucky (vehicle manufacturer); Executive Vice President (June 2003 to June 2007), Toyota Motor Engineering & Manufacturing North America, Inc. (vehicle manufacturer); Managing Officer (June 2003 to June 2007), Toyota Motor Corporation.	2008 — Present

	Age as of
	March 19,	Principal Occupation and Business
Name	2009	Experience During Past 5 Years	Executive Officer

Jacqueline A. Dedo	47	Senior Vice President — Strategy and Business Development (since September 2008), Dana Holding Corporation; Senior Vice President of Innovation and Growth (2007 to 2008), President — Automotive Group (2004 to 2007), The Timken Company (manufacturer of bearings, alloy and specialty steel); Corporate Vice President and General Manager Worldwide Market Operations (2000 to 2004), Motorola, Inc. (global communications company).	2008 — Present
John M. Devine	64	Chairman, Chief Executive Officer and President (since January 2009), Executive Chairman (January 2008 to December 2008), Acting Chief Executive Officer (February 2008 to April 2008), Dana Holding Corporation; Vice Chairman (January 2001 to June 2006) and Chief Financial Officer (January 2001 to December 2005), General Motors Corporation (automobile manufacturer).	2008 — Present
Richard J. Dyer	53	Chief Accounting Officer (since March 2005) and Vice President (since December 2005), Director Corporate Accounting (August 2002 to February 2005), Dana Holding Corporation.	2008 — Present
Rodney R. Filcek	56	Vice President — Finance (since September 1999), Dana Holding Corporation.	2008 — Present
Ralf Goettel	42	President — Sealing Products, Dana Europe, and Thermal Products (since November 2007), President — Sealing Products and Dana Europe (December 2005 to November 2007), President — Sealing Products (March 2003 to Dec 2005), Dana Holding Corporation.	2008 — Present
Marc S. Levin	54	Senior Vice President, General Counsel and Secretary (since February 2008), Acting General Counsel and Acting Secretary (April 2007 to February 2008), Deputy General Counsel (February 2005 to April 2007), Various Counsel Positions (October 1983 to February 2005), Dana Holding Corporation.	2008 — Present
Robert H. Marcin	63	Executive Vice President and Chief Administrative Officer (since February 2008), Dana Holding Corporation; Vice President, Leadership Assessment (December 2005 to January 2007), Senior Vice President, Corporate Relations (January 2003 to December 2005), Visteon (automotive systems, modules and components supplier).	2008 — Present
Eric W. Schwarz	44	Chief Purchasing Officer (since December 2008), Dana Holding Corporation; Vice President — Global Supply Management (March 2001 to December 2008), BorgWarner, Inc. (global supplier of engineered automotive systems and components).	2008 — Present

	Age as of
	March 19,	Principal Occupation and Business
Name	2009	Experience During Past 5 Years	Executive Officer

Nick L. Stanage	50	President — Heavy Vehicle Products (since December 2005), Vice President and General Manager of Commercial Vehicle Group (August 2005 to December 2005), Dana Holding Corporation; Vice President and General Manager of Engine Systems & Accessories Division (January 2005 to August 2005), Vice President, Integrated Supply Chain & Technology (2003 to 2005,) Honeywell International (a diversified technology and manufacturing corporation).	2008 — Present
Ralph A. Than	48	Treasurer (since December 2008), Dana Holding Corporation; Vice President Finance and Treasurer (December 2003 to December 2008), Owens Corning (a global producer of residential and commercial building materials and glass fiber reinforcements and other similar materials for composite systems).	2008 — Present
Mark E. Wallace	42	President of Global Operations (since January 2009), President Operational Excellence Group (October 2008 to December 2008), Dana Holding Corporation; President and Chief Executive Officer (January 2008 to October 2008), Vice President and Chief Operating Officer (June 2003 to January 2008) Webasto Products North America, subsidiary of Webasto A.G. (supplier of roof systems and heating/cooling systems to vehicle manufacturers).	2008 — Present
James A. Yost	59	Executive Vice President and Chief Financial Officer (since May 2008), Dana Holding Corporation; Vice President, Finance and Chief Financial Officer (July 2002 to May 2008), Hayes Lemmerz International, Inc. (automotive supplier).	2008 — Present

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

This section contains management’s discussion and analysis of Dana’s executive compensation programs, including the objectives of base salary, annual incentives, long term incentives and benefits provided to our executive management in 2008.

Compensation Discussion And Analysis — Prior to Emergence from Bankruptcy

Administration

Prior to our emergence from bankruptcy on January 31, 2008, the former Compensation Committee had the overall responsibility for our executive compensation program. The Compensation Committee would (i) review our executive compensation philosophy and strategy; (ii) set the base salary and incentive opportunities for the Chief Executive Officer and a small group of key senior executives designated by the CEO (historically, 10 to 20 individuals) and the salary levels and incentive compensation opportunity levels for certain other executives designated by the CEO (historically, 40 to 60 individuals); (iii) establish incentive compensation performance objectives for the CEO and executives designated by the CEO; and (iv) determine whether performance objectives had been achieved and the incentive compensation earned. The Compensation Committee also (i) recommended to the Board, employment or consulting agreements, severance arrangements, change in control arrangements, perquisites and supplemental or non-qualified benefits for the CEO; and (ii) approved such agreements or benefits for key senior executives designated by the CEO.

During our Chapter 11 bankruptcy, the Compensation Committee had authority to retain outside compensation, legal, accounting and other advisors to assist it in performing its functions, at Dana’s expense. Historically, Frederic W. Cook & Co., Inc. (Cook) had served as the Compensation Committee’s independent compensation advisor. In making compensation decisions pre-emergence, the prior Compensation Committee considered (i) the advice of Cook; (ii) competitive market data provided by our outside compensation advisor, Mercer Human Resource Consulting, Inc. (Mercer); and (iii) the recommendations of the CEO (except with respect to his own compensation) and the officer responsible for human resources.

Prior to our emergence from bankruptcy on January 31, 2008, the prior Compensation Committee members included A. Charles Baillie, David E. Berges, James P. Kelly, and Richard B. Priory (Chairman). All of the directors prior to emergence from Chapter 11 bankruptcy resigned from the Board on January 31, 2008, the effective date of our emergence from Chapter 11 bankruptcy. The prior Compensation Committee members did not meet during 2008.

Base Salaries

The prior Compensation Committee set the base salaries for the former CEO, Mr. Burns, and key senior executives designated by Mr. Burns annually. The prior Compensation Committee made such salary determinations on an individual basis, and considered the following factors without weighting them: the individual’s responsibilities, performance, contributions to Dana’s success, current salary, and tenure in the job; internal equity among positions; pay practices for comparable positions within the peer group companies. For the key senior executives (other than Mr. Burns) they considered input from Mr. Burns and the officer responsible for human resources. Under an Order of the Bankruptcy Court dated December 18, 2006, the prior Compensation Committee fixed the annual base salaries of the CEO and the then named executive officers at the salary levels in effect on March 1, 2006.

Executive Incentive Compensation Plan

As part of the amendment to the executive agreements for Messrs. Burns, Stone and Stanage and an executive bonus agreement with Mr. Goettel, all as described below under the caption “Employment

Agreements”, Dana instituted an Executive Incentive Compensation (EIC) plan during our Chapter 11 bankruptcy. Under the EIC, the participant was eligible to receive payments upon the achievement of certain EBITDAR targets in 2007 and 2008. As described under “Employment Agreements,” the amendment to the executive agreements providing for EIC awards was authorized by the Bankruptcy Court.

Any 2008 EIC awards would have been payable in common stock. During 2008, Messrs. Stone and Stanage were eligible to receive the following EIC payments: (i) $70,370 if Dana achieved EBITDAR of $375 million and (ii) additional payments equal to 0.14% of any amount of EBITDAR between $375 million and $450 million and 0.07% of any amount of EBITDAR between $450 million and $650 million. These targets were not achieved, and accordingly, no payments were made for 2008 performance under the EIC plan. As previously disclosed, Messrs. Burns and Goettel elected not to participate in the 2008 EIC.

Long Term Incentive Awards

As a result of our emergence from Chapter 11 bankruptcy on January 31, 2008, all unexercised Dana stock options, unvested restricted shares and restricted stock units, and unvested equity incentive plan awards were cancelled with no consideration.

Employment and Severance Agreements

Following our bankruptcy filing, the prior Compensation Committee was charged with determining how best to motivate Mr. Burns, our former CEO, and his team (including Messrs. Stanage, Goettel and Stone) to achieve an expedient and successful reorganization and compensate them appropriately for their efforts during the Chapter 11 bankruptcy process. During our Chapter 11 bankruptcy, in addition to their business responsibilities, this team negotiated with our bondholders, creditors, customers, vendors, labor unions, and retirees — which constituencies, at times, had conflicting interests — and developed a plan of reorganization.

The prior Compensation Committee prepared a proposal for the terms under which Mr. Burns and the other members of his core management team were to be compensated during the reorganization proceedings. In developing the proposal, the prior Compensation Committee, through its Chairman, Mr. Priory, considered the individuals’ responsibilities, their prepetition compensation arrangements, and the range of reasonableness for our industry peers and similar Chapter 11 debtors (based on compensation data developed by Mercer) and reviewed its proposal with its independent advisor, Cook.

Following extensive negotiations with the Creditors’ Committee and other of the debtors’ constituencies on the original proposal and subsequent revisions, as well as court hearings on the matter, on December 18, 2006, upon a motion made by Jones Day, our debtors’ counsel, the Bankruptcy Court authorized us to enter into an amendment to Mr. Burns’ 2004 employment agreement and executive agreements with, among others, Messrs. Stanage, Goettel and Stone, on the terms discussed under the caption “Executive Agreements” below.

Perquisites and Other Benefits

Prior to changing our policy in early 2008, we offered the following perquisites to approximately 50 active executives (which included Messrs. Burns, Stanage, Goettel and Stone, but excluded Mr. Hiltz):

•	a vehicle allowance;

•	life insurance with a policy value of three times salary or a monthly allowance to purchase life insurance with a policy value of three times salary;

•	accidental death and dismemberment insurance;

•	professional financial, tax and estate planning services; and

•	reimbursement for taxes payable by the executives on the value of certain perquisites (other than for the vehicle allowance or accidental death and dismemberment insurance);

In addition, we paid the system monitoring costs for Mr. Burns’ company-provided home security systems. We also reimbursed Messrs. Burns, Stone and Stanage for the costs of home Internet access.

Retirement Benefits

To determine total compensation for our senior executives, the prior Compensation Committee factored in the retirement benefits provided by Dana. The retirement benefits which were made available to Messrs. Burns, Stanage, Goettel and Stone are discussed under “Pension Benefits.”

Related to our emergence from bankruptcy, Dana’s U.S. based pension program (CashPlus) was frozen for active employees. Dana’s U.S. retirement benefit consists of a basic contribution equal to 3% of base salary and annual incentive plan award into our Savings Works 401(k) plan, which was subject to the IRS 402(g) contribution limit of $6,900 for any eligible employee. No additional make-up contributions were made beyond this level to named executive officers. All eligible employees are able to contribute to the Savings Works 401(k) plan on a before and after tax basis. In 2008, none of our named executive officers or other participating employees received a 401(k) company matching contribution.

Compensation Discussion And Analysis — Post Bankruptcy

Overview

Emergence from Chapter 11 Bankruptcy

The new Board of Directors of Dana and its Compensation Committee were appointed effective January 31, 2008, following Dana’s emergence from Chapter 11 bankruptcy. Upon its appointment, the Board actively began evaluating Dana’s senior leadership team. Our Board believes that an experienced executive management team is critical to the long-term success of Dana. In particular, members of our senior executive team were selected for their proven automotive and manufacturing experience and ability to lead Dana through operational and strategic challenges following emergence from Chapter 11 bankruptcy. Some of these challenges include improving strategic customer relationships in a shrinking and distressed automotive sector, rebuilding a unified executive management team, expanding our global footprint into emerging markets, implementing manufacturing and engineering improvements, cost reduction, and centralization of Dana processes to facilitate organization-wide learning and efficiencies.

Our new Board and senior leadership have focused on both retaining certain internal talent as well as hiring reputable external talent to rebuild our management team. Our new senior leadership team members (including our top 20 executives) have held prominent leadership positions at companies such as BorgWarner, Ford Motor Company, General Motors, GKN Sinter Metals, Hayes Lemmerz International, Inc., Honeywell Inc., Motorola, Owens Corning, Robert Bosch Corporation, The Timken Company, Toyota Motor Company, Visteon Corporation, and Wabesto. Our Board feels this wealth of experience, notably, with some of our current customers, is a strength and will give Dana a competitive advantage.

Objectives and Elements of Dana’s Compensation Program

The overall objectives of Dana’s executive compensation program are to attract, motivate, reward and retain talent. Dana believes in order to achieve such objectives, our compensation and benefits must be competitive with executive compensation arrangements generally provided to other executive officers at similar levels in other companies where we compete for talent. The various components of Dana’s executive compensation program are designed to:

•	Align management incentives and shareholder interests;

•	Motivate executive management to focus on business goals over immediate, short term and long term horizons; and

•	Attract and retain executive talent.

The principal elements of our executive compensation are:

•	Base salary;

•	Annual cash incentives based on achieving specified financial results;

•	Long term incentives comprised of a mix of stock options, performance shares which derive their value from corporate performance, and in some cases, service-based restricted stock units;

•	Perquisites allowance; and

•	Retirement benefits.

Certain executives, including some of our named executive officers, are also provided with executive employment agreements, supplemental executive retirement plans (SERPs) and change in control agreements, as described in the “Executive Agreements” section below.

Administration

The Compensation Committee of the Board of Directors assists the Board in fulfilling its obligations related to the compensation of Dana’s executive officers, and in general, with respect to compensation and benefits programs relating to all employees. Our current Compensation Committee consists of a chairman and independent directors who are appointed annually by the Board. Under its Charter, the Compensation Committee must have at least three members. All members must be non-management directors who meet applicable independence requirements under the Exchange Act, the SEC’s rules and regulations, the requirements of the New York Stock Exchange and our Standards of Director Independence. They must also qualify as “non-employee directors” within the meaning of Exchange Act Rule 16b-3 and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. On January 31, 2008, our Board appointed the following members to the new Compensation Committee: Stephen J. Girsky (Chairman), Mark A. Schulz and Jerome B. York. These individuals have been the only members of the Compensation Committee since our emergence from Chapter 11 bankruptcy.

The Compensation Committee’s responsibilities include, but are not limited to, reviewing our executive compensation philosophy and strategy, participating in the performance evaluation process for our CEO, setting base salary and incentive opportunities for our CEO and other senior executives, establishing overarching pay philosophy for Dana’s management team, establishing incentive compensation and performance goals and objectives for our executive officers and other eligible executives and management, and determining whether performance objectives have been achieved. The Compensation Committee also recommends to the Board, employment or consulting agreements, and severance arrangements, and approves such agreements or benefits for key senior executives designated by our CEO with the assistance of our Chief Administrative Officer. Our CEO and CAO are not members of the Compensation Committee, but review and prepare materials for the Committee and attend portions of committee meetings at the request of the Compensation Committee. Executive sessions are held at the end of committee meetings without the participation of any member of executive management, including the named executive officers.

The current Compensation Committee retained Towers Perrin (Towers), a nationally known executive compensation consulting firm, to advise it with respect to executive compensation matters. Dana has also retained Towers for compensation matters related to the Board of Directors.

Our executive management as well as the Compensation Committee reviews competitive market data to assist in decision-making regarding Dana’s compensation and benefits programs. For executive level positions, pay ranges are developed using Towers’ 2008 U.S. CDB General Industry Executive Database which contains compensation data from over 780 U.S. participating companies. We also utilized Hewitt’s Global Total Compensation Measurement (TCM), which provides data for more than 350 executive, management, and professional jobs across a broad scope of industries. In 2008, Hewitt’s TCM included more than 7,000 participating companies in over 75 markets. The survey data is used to target market median levels of compensation in relation to base salary, annual and long term incentives and it is our general practice to use a weighted average between multiple survey sources to define a position’s salary range based on the responsibilities of the position. From time to time, Dana may choose to exceed the market median pay range to attract the right talent, but it is our general policy to target the 50th percentile.

During the fourth quarter of 2008, Cook was retained to advise the new Compensation Committee on compensation arrangements for three senior executives (Messrs. Devine, Convis, and Marcin) whose employment agreements with Dana were set to lapse during the first part of 2009. Employment agreements for these three executives were amended and extended by the Compensation Committee effective January 1, 2009. Cook was selected as an independent advisor to the Compensation Committee since our management utilizes Towers for other compensation and benefits related services and Dana maintains no other relationship with Cook.

Base Salaries

Dana pays base salaries to compensate executive officers for current service. The base salaries of the executive officers, including our named executive officers, were determined when they first joined Dana, when they were promoted from within Dana or after other significant changes in an executive’s responsibilities. Dana’s philosophy is to target a range of +/-20% of the 50th percentile for most of our executive officer positions. From time to time, when recruiting key talent from other established companies both within and outside of the automotive industry or promoting from within Dana, base salaries could exceed the range of the 50th percentile, based on the candidate’s current salary or other factors such as was the case with respect to Messrs. Devine, Convis and Marcin who were brought out of retirement. Base salary increases for our CEO are made by the Compensation Committee. Our CEO and CAO are responsible for making salary recommendations to the Compensation Committee for executive officers, other than the CEO.

In determining Mr. Devine’s initial base salary, the Compensation Committee negotiated with Mr. Devine directly. The Compensation Committee primarily took into account: (i) input from Towers; (ii) a comparison to competitive pay practices for other senior level executive positions; (iii) providing incentive for Mr. Devine to forego retirement; (iv) providing incentive for Mr. Devine to work in Toledo, away from his permanent residence in California and (v) the nature of Mr. Devine’s service as Executive Chairman.

Dana negotiated with Mr. Convis to become the CEO and President in April 2008. In determining his base salary, the Compensation Committee primarily took into account (i) input from Towers; (ii) a comparison to competitive pay practices for other senior level executive positions; (iii) providing incentive for Mr. Convis to forego retirement; (iv) providing incentive for Mr. Convis to work in Toledo, away from his permanent residence in California and (iv) the nature of Mr. Convis’ service as CEO and President.

As stated above, Dana amended and extended the executive employment agreements with Messrs. Devine, Convis, and Marcin during the fourth quarter of 2008 given their agreements were set to expire during the first part of 2009. In determining their compensation, the Compensation Committee retained Cook to assist in setting compensation for these three executives. Cook established a peer group for the purpose of determining the appropriate pay levels for these three senior executives. The peer group analysis was used as a reference point against general market data and included a comprehensive executive pay analysis of American Axle & Manufacturing, Inc.; ArvinMeritor, Inc.; Autoliv, Inc.; BorgWarner Inc; Cummins Inc.; Eaton Corporation; Federal-Mogul Corporation; Lear Corporation; Magna International Inc.; Navistar International Corporation; Tenneco Inc.; TRW Automotive; and Visteon Corporation. These companies were selected by Cook and approved by the Compensation Committee since they are within a relevant size range to Dana and also compete in many of the same markets as Dana.

2008 Annual Incentive Program

We adopted the 2008 Annual Incentive Program (the 2008 AIP) pursuant to the terms and conditions of the Dana Holding Corporation 2008 Omnibus Incentive Plan to award eligible employees, including our named executive officers, for short term incentive performance based on the 2008 calendar year. Under the 2008 AIP, all earned awards would have been paid in cash during the first quarter of 2009. The 2008 AIP was designed around achieving certain financial target performance goals, which were Earnings Before Interest, Taxes, Depreciation, Amortization, less Restructuring or “EBITDAR” (50% weighted) and Free Cash Flow or “FCF” defined as EBITDAR less capital expenditures, changes in working capital and restructuring expenses (excluding impairment and asset write-downs) (50% weighted). The Compensation Committee believed that utilizing EBITDAR as a component of short term compensation was important because this metric measures our true operating profitability and recognizes restructuring expense. Additionally, the Compensation Committee believed that FCF was a fundamental metric to use to determine short-term incentive because of the significance of maintaining sufficient capital in industries such as ours. Our EBITDAR target for 2008 AIP was $645 million and FCF target was $182 million. Despite what our management and Board felt was positive progress related to both of these objectives, given the severity of the global economic downturn and overall condition of the automotive industry during 2008, minimum performance levels were not achieved and the 2008 AIP was not earned.

The annual incentive award payable based on annual base salary for reaching 2008 performance goals under the 2008 AIP at threshold, target and maximum for each of our named executive officers is set forth below in the table titled “Grants of Plan-Based Awards”. Neither Mr. Burns nor Mr. Hiltz participated in our 2008 AIP as further described under the caption “Executive Agreements” below.

Long Term Incentive Awards and 2008 Long Term Incentive Program

Dana believes that long-term incentive awards serve an important role in attaining the various goals of Dana’s compensation philosophy. Based on information provided by our compensation consultants, most publicly traded companies provide some form of long-term incentive to focus leadership on longer term results and decision making.

Mr. Devine received a grant of 800,000 stock options on February 4, 2008 as part of his initial compensation package, and accordingly, did not participate in our 2008 LTIP, as described below, pursuant to his executive employment agreement. The initial grant of stock options to Mr. Devine was determined by a number of factors including: (i) input from Towers regarding competitive pay practices for other senior level executive positions; (ii) providing incentive for Mr. Devine to come out of retirement and (iii) providing incentive for Mr. Devine to leave his permanent residence in California and work in Toledo.

As a non-employee member of our Board, Mr. Convis initially received a one-time founder’s grant of 21,739 stock options, an annual grant of 11,363 stock options and an annual grant of 4,970 restricted stock units which comprised the equity portion of the Board’s annual compensation package, as described below under “Director Compensation”. Upon agreeing to become our CEO and President, Mr. Convis was granted an additional 766,900 stock options on April 16, 2008. In arriving at this grant amount, our Board took into consideration the equity previously granted to Mr. Convis as a non-management member of the Board to achieve overall stock option holdings of 800,002, similar to the amount Mr. Devine received as his initial stock option grant. Given that Messrs. Devine and Convis were similarly situated, the Compensation Committee concluded it was appropriate to provide similar long term incentives to Mr. Convis.

In October 2008, the Board amended and extended the executive employment agreements for Messrs. Devine, Convis and Marcin. The amendment included grants of stock options, restricted stock units and performance shares (i) in lieu of any long term awards in 2009; (ii) as an inducement to these executives to continue their employment with Dana and (iii) in recognition of the fact that Mr. Devine would assume the role of Chairman, Chief Executive Officer and President of Dana effective January 1, 2009 and Mr. Convis would become our Vice Chairman. Additional information regarding the amendments to our executive employment agreements with Messrs. Devine, Convis and Marcin is available under the caption “Executive Agreements” below.

Dana adopted its 2008 Long Term Incentive Program (the 2008 LTIP) pursuant to the terms and conditions of the Dana Holding Corporation 2008 Omnibus Incentive Plan. Approximately 200 senior management employees designated by Dana, including our named executive officers, participated in the 2008 LTIP (excluding Messrs. Devine, Convis, Burns and Hiltz). Dana utilized market data, as described above, to create a long term incentive compensation structure within the management team, including our named executive officers. Each named executive officer was assigned a percentage of base salary used to determine the long term incentive target award value to determine the number of shares granted. Our executives, including our named executive officers, were eligible for long term incentive awards consisting of 50% stock options and 50% performance shares. Dana believes that stock options, in particular, encourage executives to achieve long term goals because they only have value to the recipient if there are gains in the stock price that would also create value for our shareholders. Since the executive receives value from the stock option grants only in the event of stock appreciation, stock options are a strong incentive to improve long term financial performance, focus on longer horizon decisions and to increase shareholder value. Performance shares serve a dual purpose. While the award encourages the executive to achieve long term performance, the 2008 award will only be awarded if certain financial objectives are met. In addition, both stock options and performance shares serve as important retention tools since an executive must remain employed by Dana over a multi-year period to be eligible for the entire award.

Stock option awards under the 2008 LTIP have a contractual term of 10 years and vest ratably over three years. The number of stock option awards granted for each of our named executive officers in 2008 is set forth in the “Grants of Plan-Based Awards” table below.

Performance Share awards under the 2008 LTIP are based on certain target performance goals. Dana chose EBITDAR (34% weighted), FCF (33% weighted) and return on invested capital (ROIC) (33% weighted) as its financial measurements for establishing its 2008 LTIP target performance goals related to Performance Shares. Similar to short term compensation, the Compensation Committee believed that utilizing EBITDAR as a component of long term compensation was important because it measures our true profitability and recognizes restructuring expense and FCF because of capital sensitivity in our industry. ROIC is an additional component of long term compensation because it indicates how well a company is using its capital to generate returns. A minimum EBITDAR threshold goal had to be reached before any award could be paid. Awards for executive officers, including the named executive officers, are based on a range beginning at 50% of the target performance award (threshold) to 250% of the target performance award (maximum).

As stated earlier, for 2008 performance share awards, there were three distinct performance periods covering 2008, 2009 and 2010, respectively. The first period (2008) accounts for 25% of the target award. The second period (2009) accounts for another 25% of the target award. The final period (2010) accounts for the remaining 50% of the target award. During bankruptcy, except for the limited EIC plan, we did not grant any long term incentive awards to our employees. In reestablishing the long term incentive program, we concluded it would be appropriate to initially create three distinct periods so employees would be eligible to receive a portion of the award for the 2008 long term incentive within the three-year cycle if performance goals during the period were achieved for retention purposes.

Award payouts, which are based on actual performance, will be made shortly after the conclusion of the respective performance period. In 2008, the EBITDAR target was $645 million, the FCF target was $182 million and ROIC target was 14%. Despite what our management and Board felt was positive progress related to these objectives, minimum performance levels were not achieved, and accordingly, the first 25% of the award was forfeited.

Equity-Based Grant Practices

Under our equity-based granting practices, Dana normally will make equity-based grants to eligible employees, including named executive officers in the first quarter of the calendar year at a regularly scheduled meeting of the Compensation Committee. Given the unprecedented economic situation generally, and in the automotive industry, in particular, Dana’s management team and the Compensation Committee are evaluating alternatives for our equity-based incentive practices in 2009. Under our current practice, the exercise price, in the case of stock options, is the closing price of our common stock on the New York Stock Exchange on the day of the grant. Dana also may award equity-based grants during the year to newly hired employees as part of their compensation package. In the case of equity-based grants to newly hired employees who may be covered employees within the meaning of Section 162(m) of the Internal Revenue Code (Covered Employees) or officers subject to Section 16 of the Securities Exchange Act of 1934 (Section 16 Officers), including named executive officers, our practice calls for them to be made by the Compensation Committee at any special or regularly scheduled Compensation Committee meeting.

Stock Ownership Guidelines

Because Dana believes it is important to align the interests of its senior officers with those of our shareholders, Dana adopted stock ownership guidelines after it emerged from Chapter 11 bankruptcy that encourage senior officers to own a significant number of shares of Dana’s common stock. The stock ownership guidelines are calculated based on the senior officer’s annual base salary times a certain multiple. Dana encourages its senior officers to achieve the targeted stock ownership levels within 5 years of being promoted or named to the applicable senior officer position.

Minimum Investment
Title	(Multiple of Base Salary)

Chief Executive Officer	5
Members of the Executive Committee	3
Vice Presidents	1

Employment and Severance Agreements

As an inducement to join a company recently emerged from Chapter 11 bankruptcy as well as to create an incentive for key executive candidates to forego other career opportunities or postpone retirement plans, Dana determined it was necessary to offer executive employment agreements to some of our newly named executive officers setting forth specific elements of compensation, termination, living and travel arrangements. Entering into an executive employment agreement provides both Dana and the executive certainty regarding their mutual commitment. As a result, Dana entered into executive employment agreements with Messrs. Devine, Convis, Marcin and Yost, on the terms further discussed under the “Executive Agreements” section below.

On October 31, 2008, the Board of Directors agreed to amend the existing employment agreements for Messrs. Devine and Convis through year-end 2009 and through May of 2010 for Mr. Marcin. The contracts were amended as a result of the following:

•	Mr. Convis resigned as our CEO and President and accepted a role as our Vice Chairman to focus on improving Dana’s operations;

•	Mr. Devine accepted the role of Chairman, Chief Executive Officer and President; and

•	Mr. Marcin agreed to remain with Dana through May of 2010 to continue developing the company’s management team and human resource capabilities.

For further information regarding the amended executive employment agreements, see the “Executive Agreements” section below.

Severance Arrangements

Under limited circumstances, we offer severance benefit arrangements for senior executives in connection with their departure from Dana. These arrangements allow Dana and the former executive to set the final terms of the executive’s service to the company providing both Dana and the former executive certainty as their rights and obligations to each other, including restrictive covenants and consulting services. Our former CEO, Mr. Burns, and our former President — Light Axle Products Group, Mr. Stone, entered into severance agreements during 2008, on the terms further discussed under the “Executive Agreements” section below.

Severance Plan/Change in Control

Dana adopted an Executive Severance Plan (Executive Severance Plan) in 2008. Each of our current named executive officers (except Messrs. Devine, Convis and Marcin with respect to ’change-in-control’ related severance) participates under the Executive Severance Plan. The Executive Severance Plan was adopted in order to provide severance pay to eligible executives whose employment is terminated (i) prior to or within a specified period of time following a change in control or (ii) for a reason other than cause, death, total disability or voluntary resignation. Dana believes that such a plan helps to attract and retain executives by reducing the personal uncertainty that arises from the possibility of a future business combination or restructuring. Moreover, the Executive Severance Plan is designed to offset the uncertainty of executives regarding their own futures if a change in control or termination actually occurs. Dana believes that the Executive Severance Plan helps to increase shareholder value by encouraging the executives to consider change in control transactions that are in the best interest of Dana and its shareholders, even if the transaction may ultimately result in their termination of employment.

In response to the on-going economic crisis and reduced production volume in our industry, Dana offered a Voluntary Separation from Service Program (VSP) during the fourth quarter of 2008. Eligible employees were U.S. based employees who had more than two years of Dana service. The program was intended to allow employees to elect to leave the company with a voluntary severance package and with healthcare benefits provided based upon their number of years of service at Dana. Robert Fesenmyer, our former Vice President — Logistics Planning and Production Control, elected to participate in this program and retired from Dana.

For more information on the terms and conditions of the change in control under the Executive Severance Plan, see the section entitled “Potential Payments upon Termination or Change in Control.”

Perquisites and Other Benefits

Executive Perquisites Plan

We have adopted an Executive Perquisites Plan that provides for an annual cash allowance to eligible employees (including our named executive officers) in lieu of executive perquisites. In connection with adoption of this new plan, our prior executive perquisites program described above was terminated. We determined that it was in Dana’s best interest to provide a cash allowance, in lieu of administering perquisite benefits, as part of a competitive pay package, which assists in recruiting and retaining talented executives. A cash allowance also reduces costs to Dana of administering the various components of a perquisites program.

Aircraft Usage

Pursuant to Mr. Devine’s executive employment agreement, Dana pays for Mr. Devine’s reasonable temporary commuting expenses to his residence in California, including use of a private aircraft. This arrangement was made to encourage Mr. Devine to join Dana and in lieu of relocation and home purchase assistance (typically offered to other eligible newly hired executives who do not reside locally). This benefit is treated as compensation to Mr. Devine, and as a result, Mr. Devine is taxed on the value associated with this benefit. Pursuant to Mr. Devine’s executive employment agreement, Dana reimburses Mr. Devine for this tax obligation. In addition, pursuant to Mr. Convis’ executive employment agreement, Dana pays for Mr. Convis’ reasonable temporary commuting expenses to his residence in California, including use of a private aircraft. Similar to Mr. Devine, this arrangement was made to encourage Mr. Convis to join Dana and in lieu of relocation and home purchase assistance. This benefit is treated as compensation to Mr. Convis, and as a result, Mr. Convis is taxed on the value associated with this benefit. Pursuant to his executive employment agreement, Dana reimburses Mr. Convis for this tax obligation. Dana does not own an aircraft nor do we participate in any fractional flight ownership arrangements. Dana utilizes a service through which it pre-purchases flight hours for both executives to commute.

The aggregate cost of this benefit for both Mr. Devine and Mr. Convis is described further under the “Summary Compensation Table” below.

Use of Corporate Housing

Dana owns three houses located on our corporate campus in Toledo that historically have been used by executive management for temporary housing of executives, guest accommodations, and as meeting venues. Currently, Messrs. Devine and Convis share one house and Mr. Marcin uses another house. In addition, other non-local executives have stayed at these facilities on an infrequent basis when working in Toledo. These houses have been utilized in lieu of relocating or otherwise providing temporary corporate housing to some of our executives who did not live in the Toledo metropolitan area prior to joining Dana. Dana has entered into a sales agreement to sell its corporate headquarters in Toledo, along with all of its corporate owned houses.

Automotive Transportation Service

We provide our Executive Vice President and Chief Financial Officer, Mr. Yost, with access to automotive transportation service between his home located in the Detroit metropolitan area and our corporate headquarters in Toledo. We provided this benefit to Mr. Yost in lieu of relocation to the Toledo area. In addition, this benefit allows Mr. Yost to more efficiently and effectively conduct company business and do it in a safer manner while commuting approximately three hours a day.

Retirement Benefits

Dana provides retirement benefits to attract and retain employees and to encourage employees to save money for their retirement. Dana’s U.S. retirement benefit consists of a basic contribution equal to 3% of base salary and annual incentive plan award into our Savings Works 401(k) plan, which was subject to the IRS 402(g) contribution limit of $6,900 for any eligible employee. No additional make-up contributions were made beyond this level to named executive officers. All eligible employees are able to contribute to the Savings Works 401(k) plan on a before and after tax basis. In 2008, none of our named executive officers or other participating employees received a 401(k) company matching contribution.

On a limited basis, Dana has agreed to provide SERPs to certain executives as part of their initial terms of employment. In most cases, we offered a SERP benefit to replace retirement benefits forfeited when the executive leaves an employer to join Dana. For more information regarding SERPs, see the narrative following the “Pension Benefits” table below.

Adjustment of Performance-Based Compensation

We have a policy regarding adjustment of performance-based compensation in the event of a restatement of our financial results that provides for the Compensation Committee to review all bonuses and other compensation paid or awarded to our executive officers based on the achievement of corporate performance goals during the period covered by a restatement. If the amount of such compensation paid or payable to any executive officer based on the originally reported financial results differs from the amount that would have been paid or payable based on the restated financial results, the Compensation Committee would make a recommendation to the independent members of the Board about whether to seek recovery from the officer of any compensation exceeding that to which he or she would have been entitled based on the restated results or to pay to the officer additional amounts to which he or she would have been entitled based on the restated results, as the case may be.

Impact of Accounting and Tax Treatments

Deductibility of Executive Compensation

It is a tenet of our executive compensation philosophy that compensation provided to our CEO and other executive management who are “covered employees” under Section 162(m) of the Internal Revenue Code (Code) should comply with Code requirements that qualify such compensation as tax-deductible for Dana, unless the Compensation Committee determines that it is in Dana’s best interests in individual circumstances to provide compensation that is not tax-deductible. From time to time, the Compensation Committee approves compensation that does not meet the Section 162(m) requirements in order to ensure competitive levels of compensation for our senior executives. For 2008, a portion of the compensation shown in the Summary Compensation Table for Messrs. Devine and Convis in excess of $1,000,000 was not deductible for federal income tax purposes.

Accounting for Stock-Based Compensation

We account for stock-based payments under our equity-based plans in accordance with the requirements of SFAS No. 123(R). There is more information about this accounting treatment in Note 14 to our Consolidated Financial Statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2008.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference into our annual report on Form 10-K.

Compensation Committee

Stephen J. Girsky, Chairman
Mark A. Schulz
Jerome B. York

March 19, 2009

The following table summarizes the compensation of our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers serving at the end of the fiscal year ended December 31, 2008 as well as certain other former executive officers for which disclosure is required this year (collectively, the named executive officers) for services rendered during the year in all capacities to Dana and our subsidiaries.

SUMMARY COMPENSATION TABLE

									Change in
									Pension
									Value and
									Nonqualified
								Non-Equity	Deferred
					Stock		Option	Incentive Plan	Compensation		All Other
Name and		Salary	Bonus		Awards		Awards	Compensation(6)	Earnings		Compensation	Total
Principal Position(1)	Year(3)	($)	($)		($)(4)		($)(5)	($)	($)		($)(7)(8)(9)	($)

John M. Devine	2008	916,667	1,500,000	(10)	67,857		2,160,828	0	0		1,208,078	5,853,430
Chairman, Chief Executive Officer & President
Gary L. Convis	2008	850,000	1,515,356	(11)	20,357		1,399,316	0	0		1,311,671	5,096,700
Vice Chairman (former Chief Executive Officer)
James A. Yost	2008	365,909	651,440	(12)	275,828	(14)	585,648	0	66,282	(15)	172,880	2,117,987
Chief Financial Officer
Robert H. Marcin	2008	458,333	125,000	(13)	6,985		409,739	0	0		82,364	1,082,421
Chief Administrative Officer
Ralf Goettel(2)	2008	444,106	0		1,138		80,248	0	110,277	(16)	66,478	702,247
President — Europe	2007	445,446			13,647		2,024	1,333,127	25,995		35,289	1,855,528
& Sealing & Thermal	2006	438,724			13,647		6,940	222,723	106,462		35,288	823,784
Products Group
Nick L. Stanage	2008	410,167	0		1,891		84,598	0	84,597	(17)	96,397	677,650
President — Heavy	2006	326,667			22,695		15,900	168,000	69,066		30,758	633,086
Vehicle Products

SUMMARY COMPENSATION TABLE FOR FORMER EXECUTIVE OFFICERS

Change in
Pension
Value and
Nonqualified
Non-Equity	Deferred
Stock	Option	Incentive Plan	Compensation	All Other
Name and	Salary	Bonus	Awards	Awards	Compensation(6)	Earnings	Compensation	Total
Principal Position(1)	Year	($)	($)	($)(4)	($)(5)	($)	($)	($)(7)(8)(9)	($)

Michael J. Burns	2008	258,750	0	0	0	0	0	8,461,841	8,720,591
Former Chairman,	2007	1,035,000	0	352,780	0	5,500,000	558,781	38,516	7,485,077
President & Chief	2006	1,035,000	0	737,655	0	1,035,000	597,222	221,778	3,626,655
Executive Officer
Kenneth A. Hiltz(18)	2008	0	0	0	0	0	0	2,016	2,016
Former Chief	2007	0	0	0	0	0	0	7,528	7,528
Financial Officer	2006	0	0	0	0	0	0	3,694	3,694
Thomas R. Stone	2008	440,000	0	0	0	0	0	1,374,707	1,814,707
Former President —	2007	440,000	0	18,160	11,860	1,465,733	133,610	34,478	2,103,841
Light Axle Products	2006	440,000	0	18,160	11,860	264,000	121,341	35,333	890,694
Group, Automotive Systems Group
Robert A. Fesenmyer	2008	342,667	0	0	0	0	24,768	(19)	497,919	865,354
Former Vice President — Logistics Planning and Production Control (former President — Global Business Development)

Footnotes:

(1)	The current position held by the named executive officer as of March 19, 2009 is set forth in the table (except for those former executive officers in our Summary Compensation Table for Former Executive Officers).

(2)	Mr. Goettel is a citizen of Germany who is employed full-time in Europe. Mr. Goettel’s compensation is paid in Euros. As a result, we have converted Mr. Goettel’s compensation in this table as well as each table below into U.S. Dollars based on the Euro conversion rate on December 31, 2008 which was Euro 1.4097 to $1.00. Please note disclosures related to Mr. Goettel’s compensation in 2007 and 2006 were calculated based on the year-end conversion rates of the Euro for those respective years.

(3)	We have disclosed full year compensation only for those years during which the executive was a named executive officer.

(4)	This column shows the dollar amounts recognized in 2008, 2007 and 2006, respectively, for financial statement reporting purposes for the aggregate fair value of common stock, restricted stock and restricted stock units granted to each of the named executive officers in 2008 and prior fiscal years (none were granted in 2007 or 2006, but expenses were accrued in those years on account of prior grants), in accordance with SFAS 123R. For additional information on the assumptions used in determining fair value for share-based compensation, refer to notes 1 and 14 of the Notes to our Consolidated Financial Statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2008. See “Grants of Plan-Based Awards” table below for information on awards made in 2008. The amounts included in this column reflect Dana’s accounting expense for these awards and do not correspond to the actual value that could be recognized by the named executive officers. See the “Outstanding Equity Awards at Fiscal Year-End” table for information on the market value of shares not vested as of December 31, 2008. As a result of our emergence from bankruptcy, all unvested restricted shares and restricted stock units granted prior to January 31, 2008 were cancelled with no consideration.

(5)	This column shows the dollar amounts recognized in 2008, 2007 and 2006 for financial statement reporting purposes for the fair value of stock options granted to each of the named executive officers in 2008 and prior fiscal years (none were granted in 2007 or 2006, but expenses were accrued in those years on account of prior grants), in accordance with SFAS 123R. For additional information on the assumptions used in determining fair value for share-based compensation in 2008, refer to notes 1 and 14 of the Notes to our Consolidated Financial Statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2008. These amounts reflect the company’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the named executive officers. See the “Outstanding Equity Awards at Fiscal Year-End” table below for information on the number of exercisable and unexercisable options held, option exercise prices and option expiration dates as of December 31, 2008. As a result of our emergence from bankruptcy, all unexercised Dana stock options granted prior to January 31, 2008 were cancelled with no consideration.

(6)	This column shows the cash incentive awards earned for performance under our 2008 AIP and EIC plan, as discussed under the “Grants of Plan-Based Awards” and “Compensation Discussion and Analysis” sections. We report cash incentive awards in the year in which they are earned, regardless of whether payment is made then or in the following year. No awards were earned under our 2008 AIP or EIC plan for the 2008 performance period. See the “Compensation Discussion and Analysis” section above for additional information on the 2008 AIP and EIC plan.

(7)	The total values shown for the individuals during 2008 include the perquisites and benefits set forth below and in footnotes (8) and (9) (where the aggregate value for the particular individual is in excess of $10,000). See the “Compensation Discussion and Analysis” section above regarding our executive perquisites allowance:

•	John M. Devine — $75,000 for perquisite allowance; $3,000 for automobile allowance; $6,250 for personal financial planning; $1,064,373 representing the aggregate amount paid by Dana for pre-payment of flight hours to private service for aircraft usage; $6,900 for Dana contribution to SavingsWorks (401K); $11,123 for the incremental costs associated with corporate housing and $825 for the premium associated with an AD&D policy.

•	Gary L. Convis — $75,000 for perquisite allowance; $500 for automobile allowance; $1,187,042 representing the aggregate amount paid by Dana for pre-payment of flight hours to private service for aircraft usage; $6,900 for Dana contribution to SavingsWorks (401K); $7,003 for the incremental costs associated with corporate housing and $765 for the premium associated with an AD&D policy.

•	James A. Yost — $32,017 for perquisite allowance; $20,096 for automotive transportation service; $62,338 attributable to Dana’s inadvertent omission to withhold certain stock-based compensation at the time it vested; $6,900 for Dana contribution to SavingsWorks (401K) and $329 for the premium associated with an AD&D policy.

•	Robert H. Marcin — $35,000 for perquisite allowance; $3,000 for automobile allowance; $6,900 for company contribution to SavingsWorks (401K); $18,519 for the incremental cost associated with corporate housing and $413 for the premium associated with an AD&D policy.

•	Ralf Goettel — $19,109 for automobile allowance; $8,458 tax planning; $30,831 for premium paid on life insurance policy and $366 for the premium associated with an AD&D policy.

•	Nick L. Stanage — $35,000 for perquisite allowance; $3,600 for automobile allowance; $12,992 financial planning; $707 for life insurance allowance; $16,494 attributable to Dana’s inadvertent omission to withhold certain stock-based compensation at the time it vested; $6,900 for Dana contribution to SavingsWorks (401K) and $383 for the premium associated with an AD&D policy.

•	Michael J. Burns — $3,000 for car allowance; $2,750 for financial planning; $6,900 for Dana contribution to SavingsWorks (401K) and $233 for the premium associated with an AD&D policy.

•	Thomas R. Stone — $35,000 for perquisite allowance, $3,600 for car allowance; $9,259 for financial planning; $2,470 for life insurance allowance; $16,694 attributable to Dana’s inadvertent omission to withhold certain stock-based compensation at the time it vested; $6,900 Dana contribution to SavingsWorks (401K) and $396 for the premium associated with an AD&D policy.

•	Robert A. Fesenmyer — $35,000 for perquisite allowance; $3,600 for car allowance; $9,189 for financial planning; $26,045 for premium paid on life insurance policy; $6,900 Dana contribution to SavingsWorks (401K) and $315 for the premium associated with an AD&D policy.

(8)	During 2008, Dana made the following severance and separation payments:

•	Michael J. Burns — $150,000 payment related to severance agreement; $5,297,222 SERP payout (as further described in the “Pension Benefits” table below) and $3,000,000 payment pursuant to severance agreement.

•	Thomas R. Stone — $440,000 severance payment; $775,000 SERP payment to be made July 1, 2009 in accordance with IRC Section 409A (as further described in the “Pension Benefits” table below); $2,000 for legal services reimbursement; $20,000 for outplacement services; $20,106 for subsidized COBRA for 18 months and $25,385 vacation payout.

•	Robert A. Fesenmyer — $376,952 voluntary separation plan payout; $1,500 for legal services reimbursement; $15,000 for outplacement services; $8,555 for subsidized COBRA for 12 months and $8,750 vacation payout.

(9)	During 2008, Dana made the following tax “gross up” payments:

•	John M. Devine — $40,607 aggregate tax gross up consisting of $18,736 for aircraft usage; $17,307 for corporate housing and $4,564 for financial planning.

•	Gary L. Convis — $34,461 aggregate tax gross up consisting of $24,678 for aircraft usage and $9,783 for corporate housing.

•	James A. Yost — $51,200 aggregate tax gross up consisting of $4,077 for automotive transportation service and $47,123 attributable to Dana’s inadvertent omission to withhold certain stock-based compensation at the time it vested.

•	Robert H. Marcin — $18,532 aggregate tax gross up for corporate housing.

•	Ralf Goettel — $7,714 aggregate tax gross up for tax planning.

•	Nick L. Stanage — $20,321 aggregate tax gross up consisting of $8,954 for financial planning and $11,367 attributable to Dana’s inadvertent omission to withhold certain stock-based compensation at the time it vested.

•	Michael J. Burns — $1,736 tax gross up for financial planning.

•	Thomas R. Stone — $17,897 aggregate tax gross up consisting of $6,079 for financial planning and $11,818 attributable to Dana’s inadvertent omission to withhold certain stock-based compensation at the time it vested.

•	Robert A. Fesenmyer — $6,113 tax gross-up for financial planning.

(10)	This amount represents a one-time cash contract extension award of $1,500,000.

(11)	This amount represents a i) one-time payment of $765,356 to compensate Mr. Convis for forfeited compensation from his prior employer and ii) one-time cash contract extension award in the amount of $750,000.

(12)	This amount represents a i) one-time payment of $401,440 to compensate Mr. Yost for forfeited compensation from his prior employer and ii) a one-time cash award of $250,000 for accepting the position of Executive Vice President and Chief Financial Officer.

(13)	This amount represents the first half of a one-time cash award of $250,000 for agreeing to become our Chief Administrative Officer. The second half of the award was paid in February 2009.

(14)	This amount represents the fair market value of the expense recognized in 2008 by Dana for the grant to Mr. Yost of Dana common stock for forfeited compensation from his prior employer.

(15)	Mr. Yost has a supplemental executive retirement plan. Under the plan, Mr. Yost was credited for service during 2008 on January 1, 2009. See the “Pension Benefits” table below for additional information.

(16)	Mr. Goettel has a German Pension Benefit Obligation Plan. The pension plan provides an annual contribution of 18% of Mr. Goettel’s annual salary which is multiplied by an age factor. The actual balance of the pension account is $1,425,606 at age 60. For purposes of this calculation, we took the actual balance of the pension account as of December 31, 2008 as a basis and determined the value using the age, invalidity and mortality factors. An interest rate of 5.25% was applied in 2008. See the “Pension Benefits” table below.

(17)	Mr. Stanage has a supplemental executive retirement plan. The plan states his normal retirement date is the first of the month following age 62. For purposes of this calculation, we assume he will survive to his normal retirement date, and accordingly, there is no preretirement mortality assumption. There is no postretirement mortality assumption either because Mr. Stanage will receive the benefit in a lump sum. The benefit payable to Mr. Stanage at his normal retirement date is $2,095,500 and accrues over a 15 and 4/12 year period. We discounted the accrued benefit at 5% interest from the assumed payment date at age 62 to determine actuarial present value on December 31, 2008. See also the “Pension Benefits” table.

(18)	Mr. Hiltz was a temporary employee and did not receive a salary from Dana in 2008. He served as our Chief Financial Officer pursuant to an agreement between Dana and APServices LLP (APS) under which APS provided his services in that capacity for a monthly fee of $125,000, plus out-of-pocket expenses.

(19)	This amount represents the 2008 interest credit for Mr. Fesenmyer under the Dana Corporation Retirement Plan. Mr. Fesenmyer retired from Dana on December 31, 2008 and his benefits were paid to him. Please see the “Pension Benefits” table below for additional information.

The following table contains information on grants of awards to named executive officers in the fiscal year ended December 31, 2008 under Dana’s Plan.

Grants of Plan-Based Awards

								All Other	All Other
								Stock	Option			Grant
								Awards:	Awards:		Exercise	Date Fair
					Estimated Future Payouts			Number of	Number of		or Base	Value of
		Estimated Future Payouts Under			Under Equity Incentive Plan			Shares of	Securities		Price of	Stock and
		Non-Equity Incentive Plan Awards(2)			Awards(3)(4)			Stock or	Underlying		Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options		Awards	Awards
Name(1)	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)		($/Sh)(14)	($)(15)

John M. Devine	—	750,000	1,500,000	3,750,000
	2/4/08								800,000	(8)	12.75	4,352,000
	10/31/08								1,000,000	(9)	1.90	740,000
	10/31/08							250,000 (5)				475,000
	10/31/08				125,000	250,000	625,000					475,000	(16)
Gary L. Convis	—	1,200,000	2,400,000	6,000,000
	3/28/08								11,363	(10)	10.06	49,997
	3/28/08								21,739	(11)	10.06	99,999
	3/28/08							4,970 (6)				49,998
	4/16/08								766,900	(12)	10.00	3,359,022
	10/31/08								300,000	(9)	1.90	222,000
	10/31/08							75,000 (5)				142,500
	10/31/08				37,500	75,000	187,500					142,500	(16)
James A. Yost	—	225,000	450,000	1,125,000
	5/13/08								85,781	(13)	12.25	422,043
	5/13/08								142,458	(12)	12.25	774,972
	5/13/08							26,753 (7)				327,724
	5/13/08				31,224	62,449	156,122					765,000	(16)
Robert H. Marcin	—	175,000	350,000	875,000
	4/16/08								383,424	(12)	10.00	1,679,397
	4/16/08				28,125	56,250	140,625					562,500	(16)
	10/31/08								125,000	(9)	1.90	92,500
	10/31/08							31,250 (5)				59,375
	10/31/08				15,625	31,250	78,125					59,375	(16)
Ralf Goettel	—	135,333	270,666	676,665
	4/16/08								77,143	(12)	10.00	337,886
	4/16/08				16,894	33,788	84,470					337,880	(16)
Nick L. Stanage	—	127,500	255,000	637,500
	4/16/08								80,051	(12)	10.00	350,623
	4/16/08				17,531	35,062	87,655					350,620	(16)
Thomas R. Stone	—	132,000	264,000	660,000
	4/16/08								82,876	(12)	10.00	362,997
	4/16/08				18,150	36,300	90,750					363,000	(16)
Robert A. Fesenmyer	—	105,000	210,000	525,000
	4/16/08								58,036	(12)	10.00	254,198
	4/16/08				12,710	25,420	63,550					254,200	(16)

Footnotes:

(1)	Messrs. Burns and Hiltz are not included in this table as neither individual received any grants of plan-based awards during 2008.

(2)	No payments were earned for 2008 performance under our 2008 AIP as reflected in the Non-Equity Incentive Compensation Plan column of the 2008 Summary Compensation Table. These columns reflect the potential payments for each of the named executive officers under the 2008 AIP for the 2008 performance period if such payment had been earned. Refer to the 2008 Annual Incentive Program portion of the “Compensation Discussion and Analysis” section above for additional information on such program, including the performance targets that correspond to the potential payment listed.

(3)	These columns reflect the potential number of shares payable to each of the named executive officers at threshold, target and maximum levels of performance under our 2008 Long Term Incentive Program with respect to performance shares awarded as follows:

•	No performance shares were earned for the 2008 performance period under our 2008 Long Term Incentive Program; accordingly, while the full number of shares at each level is shown here, the first 25% of the award was forfeited.

•	For performance shares granted on October 31, 2008, any potential payout is based on performance for the three-year period 2009 to 2011.

Please refer to the Long Term Incentive Awards and 2008 Long Term Incentive Program portion of the “Compensation Discussion and Analysis” section above for additional information on the terms of these performance share awards, including performance targets.

(4)	Messrs. Stone and Fesenmyer forfeited their respective grants upon their departure from Dana on December 31, 2008.

(5)	This amount represents restricted stock units granted in connection with the amendment and extension of the executive’s employment agreement with Dana. Restricted stock units granted vest in 3 equal annual installments beginning on the first anniversary date of the grant.

(6)	Prior to becoming CEO, Mr. Convis received this grant. This amount represents restricted stock units granted in connection with our 2008 director compensation program for non-management directors under the Plan. Restricted stock units vest in 3 equal annual installments beginning on the first anniversary date of the grant.

(7)	This amount represents shares of Dana common stock granted to Mr. Yost for forfeited compensation from his prior employer when he became our Executive Vice President and Chief Financial Officer.

(8)	This amount represents stock options granted in connection with Mr. Devine’s agreement to become our Executive Chairman vesting as follows: 1/3rd vested on 08/04/2008; 1/3rd will vest on 08/04/2009; and all remaining options vest on 08/04/2010. The stock option has a 10-year term.

(9)	This amount represents stock options vesting in 1/3rd increments beginning on the first year anniversary date of the grant. Post retirement, options may be exercised for a period equal to the shorter of 5 years from retirement or the 10-year term of the options.

(10)	Prior to becoming CEO, Mr. Convis received this grant. This amount represents a grants of stock options made under the 2008 director compensation program vesting in 3 equal annual installments beginning on the first year anniversary date of the grant with a 10-year term.

(11)	Prior to becoming CEO, Mr. Convis received this grant. This amount represents a grants of stock options made under the 2008 director compensation program that cliff vest 3 years from the date of the grant with a 10-year term.

(12)	This amount represents stock options awarded vesting in 1/3rd increments beginning on the first year anniversary date of the grant with a 10-year term.

(13)	This amount represents a grant of stock options immediately vested with a 10-year term.

(14)	The exercise price is the closing stock price of Dana’s common stock on the New York Stock Exchange on the date of grant.

(15)	This column represents the fair value (at grant date) of stock options, performance shares and restricted stock unit awards granted to each of the named executive officers in 2008. The value of performance shares and restricted stock units is calculated using the closing stock price on the date of grant. The stock option grant value is based on a Black-Scholes valuation.

(16)	This amount reflects the fair value of the performance shares that would be earned if there was a payout of the entire grant at the target level.

2008 Dana Holding Corporation Omnibus Incentive Plan.  The 2008 Dana Holding Corporation Omnibus Incentive Plan (the Plan) is administered by the Compensation Committee. The Compensation Committee may grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based and non-stock based awards under the Plan.

The maximum number of shares of Dana’s common stock available under the Plan is 16,090,000 shares, plus any shares related to awards that terminate or are forfeited. The aggregate number of shares of common stock actually issued or transferred by Dana upon the exercise of incentive stock options may not exceed 4,000,000 shares. We have not granted any incentive stock options under the Plan. Further, no participant may be granted option rights or appreciation rights for more than 2,000,000 shares of common stock during any calendar year, subject to adjustments as provided in the Plan. In no event may any participant receive restricted shares, restricted stock units or performance shares in the aggregate for more than 1,000,000 shares of common stock during any calendar year, or receive an award of performance units having an aggregate maximum value as of their respective dates of grant in excess of $10,000,000. The maximum number of shares that may be granted under the Plan is subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, spin-offs, reorganizations, liquidations, issuances of rights or warrants, and similar events. No grants may be made under the Plan after December 25, 2017.

Under the Plan, the Board of Directors may also, in its discretion, authorize the granting to non-employee directors of option rights and appreciation rights and may also authorize the grant of other types of awards. Upon a change in control of Dana, except as otherwise provided in the terms of the award or as provided by the Compensation Committee, to the extent outstanding awards are not assumed, converted or replaced by the resulting entity, all outstanding awards that may be exercised will become fully exercisable, all restrictions with respect to outstanding awards will lapse and become fully vested and non-forfeitable, and any specified performance measures with respect to outstanding awards will be deemed to be satisfied at target levels.

The following table provides information on stock option, restricted stock unit and performance share grants awarded pursuant to the Plan for each named executive officer and as outstanding as of December 31, 2008. Each outstanding award is shown separately. Neither Mr. Burns nor Mr. Hiltz had any outstanding equity awards as of December 31, 2008. The market value of the stock awards is based on the closing market price of Dana common stock on December 31, 2008 of $0.74 per share.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
								Equity		Equity
								Incentive		Incentive
								Plan Awards:		Plan Awards:
	Number						Market	Number of		Market or
	of	Number of				Number of	Value	Unearned		Payout Value of
	Securities	Securities				Shares or	of Shares or	Shares,		Unearned
	Underlying	Underlying				Units of	Units of	Units or		Shares,
	Unexercised	Unexercised		Option		Stock	Stock That	Other		Units or Other
	Options	Options		Exercise	Option	That Have	Have Not	Rights That		Rights That
	(#)	(#)		Price	Expiration	Not Vested	Vested	Have Not		Have Not
Name	Exercisable	Unexercisable		($)	Date	(#)	($)	Vested (#)		Vested ($)
John M. Devine	266,666	533,334	(1)	12.75	2/4/18
		1,000,000	(2)	1.90	10/31/18	250,000 (7)	185,000	250,000	(9)	185,000
Gary L. Convis		21,739	(3)	10.06	3/28/18	4,970 (8)	3,678
		11,363	(4)	10.06	3/28/18
		766,900	(5)	10.00	4/16/18
		300,000	(2)	1.90	10/31/18	75,000 (7)	55,500	75,000	(9)	55,500
James A. Yost	85,781	0		12.25	5/13/18			46,837	(10)	34,659
		142,458	(6)	12.25	5/13/18
Robert H. Marcin		383,424	(5)	10.00	4/16/18			42,188	(10)	31,219
		125,000	(2)	1.90	10/31/18	31,250 (7)	23,125	31,250	(9)	23,125
Ralf Goettel		77,143	(5)	10.00	4/16/18			25,341	(10)	18,752
Nick L. Stanage		80,051	(5)	10.00	4/16/18			26,297	(10)	19,460
Thomas R. Stone		82,876	(5)	10.00	4/16/18			27,225	(10)	20,147
Robert A. Fesenmyer		58,036	(5)	10.00	4/16/18			19,065	(10)	14,108

Footnotes:

(1)	Options vest in 1/3rd increments with the remaining vesting dates of 08/04/2009; and 08/04/2010.

(2)	Options vest in 1/3rd increments with vesting dates of 10/31/2009; 10/31/2010; and 10/31/2011.

(3)	Options that cliff vest on 3/28/2011.

(4)	Options vest in 1/3rd increments with vesting dates of 3/28/2009; 3/28/2010; and 3/28/2011.

(5)	Options vest in 1/3rd increments with vesting dates of 4/16/2009; 4/16/2010; and 4/16/2011. Messrs. Stone and Fesenmyer forfeited their respective stock options upon their departure from Dana on December 31, 2008.

(6)	Options vest in 1/3rd increments with vesting dates of 5/13/2009; 5/13/2010; and 5/13/2011.

(7)	Restricted stock units vest in 1/3rd increments with vesting dates of 10/31/2009; 10/31/2010; and 10/31/2011.

(8)	Restricted stock units vest in 1/3rd increments with vesting dates of 3/28/2009; 3/28/2010; and 3/28/2011.

(9)	Performance shares awarded at “target” level for the three-year performance period covering 2009 to 2011. Refer to the column title “Estimated Future Payouts Under Equity Incentive Plan Awards” in the Grants of Plan-Based Awards table and the “Compensation Discussion and Analysis” section, both above for additional information.

(10)	Performance shares awarded at “target” level for the three-year performance period covering 2008 to 2010. Refer to the column title “Estimated Future Payouts Under Equity Incentive Plan Awards” in the Grants of Plan-Based Awards table and the “Compensation Discussion and Analysis” section, both above for additional information. The first 25% of this award was forfeited for not meeting performance targets as described in the “Compensation Discussion and Analysis” section above and the amount disclosed is net of such forfeiture. However, we disclose the entire amount of the award in the “Grants of Plan-Based Awards” table above. Messrs. Stone and Fesenmyer forfeited their respective performance share grants upon their departure from Dana on December 31, 2008.

The following table provides information concerning the award of shares of our common stock, exercise of stock options and the vesting of restricted stock units, during fiscal year ended December 31, 2008, for each of the named executive officers. None of the named executive officers exercised any Dana stock options or held restricted stock units that vested during 2008.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
James A. Yost	0	$0	26,753 (1)	275,828 (2)

Footnotes:

(1)	This amount represents shares of Dana common stock, fully vested, granted to Mr. Yost for forfeited compensation from his prior employer when he became our Executive Vice President and Chief Financial Officer.

(2)	This amount was calculated based on the closing price of our common stock on the date of grant.

The following table contains information with respect to the plans that provide for payments or other benefits to our named executive officers at, following, or in connection with retirement. The number of years of credited service and the actuarial present values in the table are computed as of December 31, 2008, the pension plan measurement date used for reporting purposes with respect to our Consolidated Financial Statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2008. Messrs. Devine, Convis and Marcin do not (and Mr. Hiltz did not) participate in any pension or supplemental retirement plans.

Pension Benefits

		Number of	Present		Payments
		Years	Value of		During
		Credited	Accumulated		Last Fiscal
		Service	Benefit		Year
Name	Plan Name	(#)	($)		($)

James A. Yost	Supplemental Executive Retirement Plan	.6137	66,282	(2)	0
Ralf Goettel	German Pension Benefit Obligation	15	560,058	(3)	0
Nick L. Stanage	Supplemental Executive Retirement Plan	3	254,155	(4)	0
Michael J. Burns	Supplemental Executive Retirement Plan	30 (1)	0	(5)	5,297,222 (5)
Thomas R. Stone	Supplemental Executive Retirement Plan	3	775,000	(6)	0 (6)
Robert A. Fesenmyer	CashPlus (Qualified Defined Benefit)	33	0	(7)	520,136 (7)

Footnotes:

(1)	The years of service credited to Mr. Burns under his supplemental executive retirement plan include additional years of service that Dana contractually agreed to provide Mr. Burns to equalize the effect of his departure from his previous employer.

(2)	Mr. Yost is a party to a supplemental executive retirement plan that was created upon Mr. Yost becoming our Executive Vice President & Chief Financial Officer in May 2008. The plan states his normal retirement date is the first of the month following age 62. Under terms of the plan, Dana was not required to credit any amounts under Mr. Yost’s plan until January 1, 2009. Accordingly, this amount reflects our first credit to Mr. Yost’s plan. This credit is also reflected in footnote 15 of the “Summary Compensation Table”.

(3)	Mr. Goettel has a German Pension Benefit Obligation Plan. The pension plan provides an annual contribution of 18% of Mr. Goettel’s annual salary which is multiplied by an age factor. The actual balance of the pension account is $1,425,606 at age 60. For purposes of this calculation, we took the actual balance of the pension account as of December 31, 2008 as a basis and determined the value using the age, invalidity and morality factors. An interest rate of 5.25% was applied in 2008.

(4)	Mr. Stanage is a party to a supplemental executive retirement plan. The plan states his normal retirement date is the first of the month following age 62. For purposes of this calculation, we assume he will survive to his normal retirement date, and accordingly, there is no preretirement mortality assumption. There is no postretirement mortality assumption either because Mr. Stanage will receive the benefit in a lump sum. The benefit payable to Mr. Stanage at his normal retirement date is $2,095,500 and accrues over a 15 and 4/12-year period. We discounted the accrued benefit at 5% interest from the assumed payment date at age 62 to determine actuarial present value on December 31, 2008.

(5)	Mr. Burns was a party to a supplement executive retirement plan. Upon his departure from Dana in April 2008, his benefit was paid to him. This amount is also reflected in footnote 8 in the “Summary Compensation Table” above.

(6)	Mr. Stone is a party to a supplemental executive retirement plan. This benefit to Mr. Stone will be paid out effective July 1, 2009, in accordance with IRC Section 409A. Under the terms of Mr. Stone’s plan, he is entitled to 50% of his normal retirement benefit of $1,550,000, his departure being treated as an involuntary termination. This amount is also reflected in the “Summary Compensation Table” above.

(7)	Mr. Fesenmyer participated in the CashPlus Plan which was a cash balance plan (a type of non-contributory defined benefit pension plan in which the participants’ benefits are expressed as individual accounts). The normal retirement age under this plan was 65. Benefits under the plan were computed as follows. During each year of participation in the plan, a participating employee earned a service credit equal to a specified percentage of his or her earnings (as defined in the plan) up to one-quarter of the Social Security taxable wage base, plus a specified percentage of his or her earnings above one-quarter of the taxable wage base. The specified percentages increase with the length of Dana service. A participant with 30 or more years of service received the maximum credit (6.4% of earnings up to one-quarter of the taxable wage base, plus 12.8% of earnings over one-quarter of the taxable wage base). Benefit accruals under the CashPlus Plan were frozen on July 1, 2007, so that no additional service credits accrued thereafter. The interest credit is 5% and is applied each year until benefits commence whether or not the participant is actively employed with Dana. Mr. Fesenmyer retired from Dana on December 31, 2008 and his benefits were paid to him.

Pension and Retirement Plans

Mr. Yost is eligible to receive a non-qualified supplement retirement benefit under his supplemental executive retirement plan that was created when he became our Executive Vice President and Chief Financial Officer in May 2008. Under the terms of Mr. Yost’s supplemental executive retirement plan, Dana created a notional defined contribution account that was unfunded and subject to the claims of Dana’s general creditors. Dana credits Mr. Yost’s account as follows: (a) 20% of Mr. Yost’s annual base pay; and (b) 20% of Mr. Yost’s annual incentive plan award; less (c) the basic credit provided to Mr. Yost under Dana’s SavingsWorks (401k) plan (without regard to any matching contributions). Dana credits the accumulated balance in his account with an annualized return of 5% compounded annually. Once Mr. Yost satisfies a three-year vesting requirement, he will be eligible to receive the accumulated balance of his account when his employment with Dana ceases. Additionally, after 3 years of service with Dana, or, if earlier, while employed by Dana, Mr. Yost: (a) dies; (b) becomes disabled; (c) is terminated without cause; or (d) resigns for good reason, Mr. Yost’s interest in his account will vest and the accumulated balance will be payable to him (or his beneficiary in the event of death) in a lump sum amount.

Under the terms of Mr. Goettel’s German Pension Benefit Obligation Plan, if he continues employment with Dana to normal retirement age, as determined by German law, he will receive a retirement benefit of $1,682,215. If Mr. Goettel terminates his employment, either voluntarily or involuntarily, the contribution to his pension plan will be discontinued, but would be available to him at normal retirement age. If Mr. Goettel dies, his widow would be entitled to 100% of the pension value on the date of his death. If Mr. Goettel dies and he does not have a widow, his child would receive 50% of the pension value of the date of his death, if the child is under 18 years of age or under 27 years of age and attending an educational institute. If none of these situations are the case, the pension value remains with Dana.

Mr. Stanage has an individual supplemental executive retirement plan designed to provide him with certain non-qualified retirement benefits forfeited when he terminated his prior employment to join Dana. Under the terms of Mr. Stanage’s plan, if he continues employment with Dana to his normal retirement age (age 62), he will receive a normal retirement benefit of $2,095,500 payable in a lump sum. If Mr. Stanage dies, becomes disabled or is involuntarily terminated from employment by Dana for any reason other than “cause” (as defined in the plan) before he reaches age 62, he (or his estate) will be entitled to a portion of his normal retirement benefit (not exceeding 100%) equal to the greater of (i) his normal retirement benefit multiplied by a fraction, the numerator of which is his years of credited service (as shown in the above table) and the denominator of which is 15 and 4/12, or (ii) 50% of his normal retirement benefit. If, after August 29, 2010, but prior to age 62, Mr. Stanage elects to retire or resign voluntarily or his employment is terminated by Dana for cause, in lieu of any other benefit payable under the plan, he will be entitled to a pro rata portion (not exceeding 100%) of his normal retirement benefit, calculated by multiplying his normal retirement benefit by a fraction, the numerator of which is his years of credited service and the denominator of which is 15 and 4/12. Mr. Stanage’s normal retirement benefit will become fully vested in the event of a “change in control” of Dana (as defined in the plan and subject to IRC Section 409A) and he will be entitled to a lump sum payment within 30 days.

EXECUTIVE AGREEMENTS

We entered into initial executive employment agreements with Messrs. Devine, Convis and Marcin in April 2008. As described above in the “Compensation Discussion and Analysis” section above, we extended and amended these agreements by executing new executive employment agreements with Messrs. Convis, Devine and Marcin effective January 1, 2009. We entered into an executive employment agreement with Mr. Yost in May 2008.

John Devine

Under the terms of his April 2008 executive employment agreement, Mr. Devine was entitled to the following:

•	$1,000,000 annual based salary;

•	an annual target bonus of 150% of base salary;

•	an initial grant of options to purchase 800,000 shares of common stock;

•	an initial term of one-year, subject to renewal for additional one-year terms;

•	reimbursement for reasonable temporary residence expenses;

•	use of private corporate aircraft up to 30 round trips to his out of state residence;

•	inclusion in future change in control agreements; and

•	participation in life and disability insurance and other benefit programs generally applicable to senior executives at Dana.

Mr. Devine’s April 2008 executive employment agreement also provided for severance payments in the event that Mr. Devine’s position with Dana was involuntarily terminated without cause or terminated by Mr. Devine for “good reason” as well as payments following a change in control of Dana. For additional information, see the “Potential Payments and Benefits Upon Termination or Change of Control” section below.

As described in the “Compensation Discussion and Analysis” section above, in connection with Mr. Devine’s appointment as Chairman, Chief Executive Officer and President, Dana executed a new executive employment agreement effective January 1, 2009. Our Compensation Committee approved the following compensation arrangement:

•	$1,350,000 annual base salary effective January 1, 2009;

•	a one-time cash contract extension award of $1,500,000;

•	a 2009 annual target bonus of 150% of his annual base salary;

•	a grant of options to purchase 1,000,000 shares of common stock;

•	a grant of 250,000 performance shares; and

•	a grant of 250,000 restricted stock units, vesting ratably over a 3 year period.

All other terms of Mr. Devine’s executive employment agreement remain the same.

Gary Convis

Under the terms of his April 2008 executive employment agreement, Mr. Convis was entitled to the following:

•	$1,200,000 annual base salary;

•	an annual target bonus of 200% of his annual base salary;

•	an initial grant of options to purchase 766,900 shares of common stock;

•	a one-time payment of $765,356 to compensate Mr. Convis for forfeited compensation from his prior employer;

•	reimbursement for reasonable temporary residence expenses;

•	use of private corporate aircraft up to 30 round trips to his out of state residence;

•	benefits under Dana-sponsored employee welfare benefit plans, programs and arrangements; and

•	other usual and customary benefits in which senior executives participate and other fringe benefits and perquisites as may be made available to senior executives (including but not limited to inclusion in any change in control plan or agreement adopted by Dana).

Mr. Convis’ April 2008 executive employment agreement also provided for severance payments in the event that his position with Dana was involuntarily terminated by Dana without cause at any time during the initial term of his employment, and if renewed, during the first 6 months of the second term. For additional information, see the “Potential Payments and Benefits Upon Termination or Change of Control” section below. The agreement contains also contained certain non-compete and non-solicitation prohibitions.

As described in the “Compensation Discussion and Analysis” section above, in connection with Mr. Convis’ appointment as Vice Chairman, Dana executed a new executive employment agreement. Our Compensation Committee approved the following compensation arrangement:

•	$1,000,000 annual base salary effective January 1, 2009;

•	a one-time cash contract extension award of $750,000;

•	a 2009 annual target bonus of 100% of his annual base salary;

•	a grant of options to purchase 300,000 shares of our common stock;

•	a grant of 75,000 performance shares; and

•	a grant of 75,000 restricted stock units.

All other terms of Mr. Convis’ executive employment agreement remain the same.

Robert Marcin

Under the terms of his April 2008 executive employment agreement, Mr. Marcin was entitled to the following:

•	$500,000 annual salary;

•	participation in any annual bonus, stock equity participation and long term incentive programs generally applicable to senior executives;

•	$250,000 cash sign-on bonus, half to be paid his first day of employment with Dana and the other half to be paid on the first anniversary of that date;

•	A grant of options to purchase 255,000 shares of our common stock;

•	Payment or reimbursement for reasonable temporary living expenses and access to one of Dana’s guest houses; relocation assistance; and

•	Participation in all benefit plans, perquisites, allowances and other arrangements generally applicable to senior executives, including (without limitation) life and disability insurance, bonus pools, stock options and stock ownership programs. Mr. Marcin is not entitled to participate in Dana’s health care benefit plans.

Mr. Marcin’s April 2008 executive employment agreement also provided for severance payments in the event that his position with Dana was involuntarily terminated by Dana without cause, he terminates his executive employment agreement for good reason, or a change in control during the first 18 months of his employment. For additional information, see the “Potential Payments and Benefits Upon Termination or Change of Control” section below. Thereafter, he would be entitled to severance benefits under any severance plan then in effect. Mr. Marcin also agreed that he would not disclose Dana’s confidential information.

As described in the “Compensation Discussion and Analysis” section above, Dana executed a new executive employment agreement with Mr. Marcin. Our Compensation Committee approved the following compensation arrangement:

•	$540,000 annual base salary effective January 1, 2009;

•	a 2009 annual target bonus of 75% of his annual base salary;

•	a grant of options to purchase 125,000 shares of common stock;

•	a grant of 31,250 performance shares; and

•	a grant of 31,250 restricted stock units.

All other terms of Mr. Marcin’s executive employment agreement remained the same.

James Yost

In connection with Mr. Yost’s appointment as Executive Vice President and Chief Financial Officer, Dana has executed an executive employment agreement with Mr. Yost. Under the terms of the executive employment agreement, Mr. Yost is entitled to the following:

•	$600,000 annual base salary;

•	a one time sign-on payment of $250,000 in cash;

•	an annual target bonus of 75% of his annual base salary without proration for 2008;

•	an initial grant of (i) options to purchase 142,458 shares of common stock; (ii) 62,449 performance shares and (iii) future long term incentive award opportunities based upon 255% of the value of Mr. Yost’s then existing salary;

•	for the purpose of making Mr. Yost whole from forfeited compensation from his prior employer (i) a one time cash payment of $401,440; (ii) 85,781 immediately, fully vested stock options and (iii) 26,753 fully-vested shares of common stock;

•	at the end of Mr. Yost’s initial employment term and at the end of each renewal term (if any), all unvested long term incentive awards will become fully vested and earned by Mr. Yost based on corporate performance;

•	in the event of a change in control, any unvested options shares or performance shares will immediately vest and become exercisable;

•	a supplemental executive retirement plan, as described above under the “Pension Benefits” table;

•	car and driver service, as needed, between Toledo and Mr. Yost’s residence in metropolitan Detroit as well as access to one of Dana’s guest houses (subject to availability);

•	Dana-sponsored employee welfare benefit plans, programs and arrangements;

•	participation in Dana’s Executive Perquisite Plan;

•	reimbursement of reasonable legal fees for negotiating Mr. Yost’s employment agreement and supplemental executive retirement plan;

•	other usual and customary benefits in which senior executives participate and other fringe benefits and perquisites as may be made available to senior executives (including but not limited to inclusion in the Executive Severance Plan); and

•	“gross-up” payments upon becoming subject to (i) excise tax on any compensation under Mr. Yost’s executive employment agreement and (ii) upon any payment to Mr. Yost upon a change in control.

Mr. Yost’s executive employment agreement also provides for certain payments in the event that Mr. Yost’s position with Dana is involuntarily terminated by Dana without cause or he resigns for ‘good reason’. For additional information, see the “Potential Payments and Benefits Upon Termination or Change of Control” section below.

POTENTIAL PAYMENTS AND BENEFITS
UPON TERMINATION OR CHANGE OF CONTROL

As discussed in the “Compensation Discussion and Analysis” section above, Dana adopted an Executive Severance Plan that applies to certain senior executives, including our named executive officers. During 2008, Messrs. Devine, Convis and Marcin waived change in control payments they might be entitled to under the Executive Severance Plan described below. As discussed above under the caption “Executive Agreements”, these three executives are a party to executive employment agreements with Dana containing the potential payments and benefits they are eligible for upon termination or change in control which are discussed below. Mr. Hiltz was not eligible for any payments or benefits upon a change in control during 2008 and 2009. Messrs. Burns, Stone and Fesenmyer entered into severance agreements with us upon their departure.

Set forth below is a description of our Executive Severance Plan (applicable to eligible executive officers, including named executive officers, but excluding Messrs. Devine, Convis and Marcin as to “change in control” provisions as well as a description of the severance agreements with Messrs. Burns, Stone and Fesenmyer, followed by tables relating to Messrs. Devine, Convis, Marcin, Yost, Stanage and Goettel.

Executive Severance Plan

Change in Control.  An eligible executive officer who incurs a qualifying termination will be entitled to receive two years of salary and twice his or her target bonus for the year in which termination occurs. In addition, each named executive officer will be entitled to: (1) the full amount of any earned but unpaid base salary through the date of termination plus a cash payment for all unused vacation time accrued as of the termination date; (2) a pro rata portion of his or her annual bonus for the year in which termination occurs; (3) all equity awards held by a terminated eligible employee all of which vest in full and become fully exercisable as of the termination date; (4) any actual award credited to an eligible employee in connection with Dana’s performance awards all of which vest in full as of date of termination; (5) medical insurance, prescription drug and dental insurance plans as well as basic life insurance at the same cost structure available to active employees; (6) the employee assistance program; (7) reasonable costs of outplacement services not to exceed $25,000 ($50,000 for CEO). The period of coverage for medical insurance, prescription drug and dental insurance plans as well as basic life insurance is two years. Notwithstanding the foregoing, the coverage period will terminate earlier if the executive receives similar coverage from a subsequent employer.

Each executive is also entitled to receive reimbursement for all costs incurred in procuring health and dental care coverage for such employee and his or her eligible dependents under COBRA after the health benefits described above conclude.

The Executive Severance Plan also includes an excise tax gross-up provision whereby if the executive incurs any excise tax by reason of his or her receipt of any payment that constitutes an excess parachute payment, as defined in Section 280G of the Internal Revenue Code, the executive will be entitled to a gross-up payment in an amount that would place the executive in the same after-tax position he or she would have been in had no excise tax applied. Under the plan, the Company is required to reduce the executive’s change in control benefits by up to 20% if doing so avoids imposition of the 280G excise tax for the Executive.

Regular Severance Pay.  In the event an eligible executive, including our current named executive officers, is involuntarily terminated by Dana without cause and such termination occurs prior to a change in control date, Dana will pay the executive an amount based on his or her annual base salary in effect on the date of termination for a period of 12 months. The Executive Severance Plan contains an offset provision to prevent executives with severance provisions under an employment agreement from receiving double benefits.

Additionally, the executive for a period of 12 months beginning on the employment termination date will continue to participate in or receive reimbursement for (i) medical insurance, prescription drug and dental insurance plans as well as basic life insurance; (ii) the employee assistance program; (iii) reasonable costs of outplacement services, subject to a maximum amount of $25,000.

Severance Agreement with Michael Burns

Under our separation agreement with Mr. Burns, Mr. Burns continued to receive his base salary from the time he stepped down as our Chief Executive Officer until March 31, 2008 when his employment at Dana ceased. The severance agreement provided that Mr. Burns was entitled to: (i) participate in all medical, dental, prescription drug, hospitalization, life insurance and other welfare coverage and benefits in which he was participating immediately prior to his resignation through April 2008; (ii) a previously disclosed incentive award earned in 2007 under Dana’s 2007 Annual Incentive Plan; (iii) a previously disclosed incentive award earned in 2007 under Dana’s 2007 EIC plan; (iv) as provided for in Mr. Burns’ bankruptcy court approved Employment Agreement dated as of February 3, 2004, as amended May 16, 2007, an accrued benefit plus interest in full satisfaction of the supplemental retirement benefit, as defined in Mr. Burns’ bankruptcy court approved Employment Agreement, of which he received 60% in cash and 40% in the form of an allowed general unsecured claim; (v) as provided for in Mr. Burns’ bankruptcy court approved Employment Agreement, a payment in the amount of $3,000,000 in consideration for executing a confidentiality, non-compete, non-solicitation, non-disclosure and non-disparagement agreement with Dana Corporation, dated as of May 16, 2007; (vi) a payment in the amount of $150,000 as additional consideration for his obligations and commitments under his severance agreement, the non-compete agreement and a release of claims against Dana; (vii) COBRA benefits beginning April 2008; (viii) payment of attorneys’ fees reasonably incurred in connection with his employment arrangements or the termination thereof, such fees not to exceed $125,000 and (ix) any and all other or additional benefits to which Mr. Burns was entitled in accordance with the applicable terms of any applicable plan, program, agreement, or arrangement of Dana or any of its affiliates.

Severance Agreement with Thomas Stone

In connection with his departure, Dana entered into a separation agreement with Mr. Stone which replaced and superseded his executive employment agreement. Under the separation agreement, Mr. Stone worked on such ongoing and transition matters assigned to him prior to his last day of employment on December 31, 2008. Mr. Stone continued to receive his: (i) current base compensation; (ii) perquisite allowance; (iii) accrued unused vacation; and (iv) group health insurance through December 31, 2008. In addition, Mr. Stone was entitled to a lump sum payment equal to 12 months of his base compensation with all deductions required by law ($440,000). Mr. Stone also receives 18 months of subsidized COBRA. Subsequently, Mr. Stone will be entitled to an additional 6 months of COBRA coverage at the standard rate. Dana agreed to reimburse Mr. Stone, up to $2,000, for legal services to negotiate his separation agreement. He is entitled to outplacement services at a cost of up to $20,000 or Mr. Stone may elect to receive $20,000 in cash. Mr. Stone continued to be eligible for benefits under the Plan and EIC plan through December 31, 2008. As stated in the “Compensation Discussion and Analysis” section, neither the 2008 AIP nor EIC funded and no performance shares for 2008 were earned. Mr. Stone was also eligible for any bonus for 2008 performance that might be declared by the Board of Directors for senior executives of Dana. The Board did not declare any bonus. As discussed above under the “Pension Benefits” table, Mr. Stone was eligible for a partial benefit under his supplemental executive retirement plan. Mr. Stone provided a general release to Dana for any claims he might have against Dana, and he is subject to certain non-compete, confidentiality and non-disclosure obligations.

Retirement of Robert Fesenmyer

In December 2008, Robert Fesenmyer elected to retire. The terms of Mr. Fesenmyer’s departure were based upon a voluntary separation program (VSP) which had been offered at that time to all U.S. based salaried employees with more than two years of service. This program provided employees with three weeks of severance pay for each year of service up to a maximum of 56 weeks and 12 months of COBRA coverage partially subsidized by Dana together with an additional 12 months of COBRA at the full cost of the coverage as then in effect. In addition, Dana entered into a separation agreement with Mr. Fesenmyer. Under this arrangement, Mr. Fesenmyer received $15,000 to be applied toward outplacement services pursuant to our Executive Severance Plan which is in excess of the outplacement provided within the VSP. He also received his accrued, but unused vacation. In addition, Mr. Fesenmyer was entitled to receive up to $1,500 in reimbursement for legal fees related to his separation agreement and release for any claims he might have against Dana. Mr. Fesenmyer is subject to certain non-compete, confidentiality and non-disclosure obligations.

In connection with his retirement, Dana entered into a short term consulting agreement with Mr. Fesenmyer. Mr. Fesenmyer’s consulting services relate to certain sales and marketing initiatives, plans and processes known to Mr. Fesenmyer. Under the terms of this consulting agreement, Dana will pay Mr. Fesenmyer $10,000 plus $175 per hour (up to 40 hours per week) for his services until March 31, 2009. Mr. Fesenmyer will also be reimbursed for reasonable expenses. This consulting agreement can be terminated by either Dana or Mr. Fesenmyer upon two weeks advance notice. Mr. Fesenmyer will not be entitled to any other benefits and will be subject to confidentiality and other obligations similarly required of other independent consultants.

The following tables set forth the potential payments which would have been due to our named executive officers upon termination or a change of control as of December 31, 2008 and were employed by Dana on that date. With respect to Messrs. Devine, Convis and Marcin only, we have made these calculations based on their January 2009 executive employment agreements based upon termination or a change of control as of December 31, 2008.

The following table describes potential termination and change in control payments to Mr. Devine, Dana’s Chief Executive Officer, under a variety of circumstances pursuant to his January 2009 Executive Employment Agreement:

			Change in							Voluntary		Voluntary
	Change in		Control and					Termination		Termination		Termination
	Control and		Not					without		with Good		w/o Good
Pay Element	Terminated		Terminated	Death		Disability		Cause		Reason		Reason

Cash Compensation
Base Salary	$1,000,000	(1)	$0	$0		$0		$1,000,000	(1)	$1,000,000	(1)	$0
Annual Incentive Award	$1,500,000	(2)	$0	$0	(3)	$0	(3)	$1,500,000	(2)	$1,500,000	(2)	$0 (4)
Long term Incentive
Stock Options	$0	(5)	$0 (5)	$0	(5)	$0	(5)	$0	(8)	$0	(8)	$0 (8)
Restricted Stock Units	$185,000	(6)	$185,000 (6)	$185,000	(6)	$185,000	(6)	$10,278	(7)	$0	(8)	$0 (8)
Benefits and Perquisites
Health Insurance(9)	$0		$0	$0		$0		$0		$0		$0
Life Insurance Benefits				$1,000,000	(10)
Accrued Vacation	$83,333		$0	$83,333		$83,333		$83,333		$83,333		$83,333
Other
Outplacement	$0		$0	$0		$0		$50,000	(11)	$0		$0
Excise-Tax Gross-up	$0		$0	$0		$0		$0		$0		$0
Total	$2,768,333		$185,000	$1,268,333		$268,333		$2,643,611		$2,583,333		$83,333

Footnotes:

(1)	Mr. Devine is entitled to receive an amount equal to 12 months of his base salary.

(2)	If Mr. Devine is terminated pursuant to a change in control, termination with good reason or termination without cause, he is entitled to 1-year annual incentive compensation whether or not the applicable performance measures are achieved during the year. As a result, the annual incentive is paid at the target level.

(3)	If Mr. Devine dies or is disabled, he is eligible to receive a pro rata annual incentive award based on actual performance results. As noted in the “Compensation Discussion and Analysis” section above, we did not meet the minimum performance objectives for our 2008 AIP, and accordingly, no award would have paid out under any of these scenarios.

(4)	Dana, in its discretion, may award an executive an annual incentive award. Dana did not pay any discretionary annual incentive award for 2008 to other named executive officers for 2008 performance who departed from Dana as of December 31, 2008.

(5)	All unvested stock options awards immediately vest and become exercisable. This value is based on the closing price of our common stock on December 31, 2008.

(6)	Restricted stock unit awards immediately vest and become exercisable. This amount is based on the closing price of our common stock on December 31, 2008 multiplied by the number of restricted stock units held.

(7)	Restricted stock unit awards are awarded pro rata based on the number of months actively employed and are payable upon normal vesting.

(8)	Award is canceled and forfeited.

(9)	Mr. Devine elected to forego Dana-provided health benefits. In lieu of this benefit, Mr. Devine is entitled to a $1,000 contribution to his flexible healthcare spending account. Mr. Devine would not be entitled to this benefit unless he uses it during his term of employment.

(10)	Mr. Devine is eligible for a life insurance benefit, available to all Dana salaried employees, in an amount equivalent to one-times salary.

(11)	Mr. Devine is eligible for this benefit under the terms of our Executive Severance Plan.

The following table describes potential termination and change in control payments to Mr. Convis, Dana’s Vice Chairman, under a variety of circumstances pursuant to his January 2009 Executive Employment Agreement:

			Change in							Voluntary		Voluntary
	Change in		Control and					Termination		Termination		Termination
	Control and		Not					without		with Good		w/o Good
Pay Element(1)	Terminated		Terminated	Death		Disability		Cause		Reason		Reason

Cash Compensation
Base Salary	$1,200,000	(2)	$0	$0		$0		$1,200,000	(1)	$1,200,000	(1)	$0
Annual Incentive Award	$2,400,000	(3)	$0	$0	(4)	$0	(4)	$2,400,000	(3)	$2,400,000	(3)	$0 (5)
Long term Incentive
Stock Options	$0	(6)	$0 (6)	$0	(6)	$0	(6)	$0	(8)	$0	(8)	$0 (8)
Restricted Stock Units	$55,500	(7)	$55,500 (7)	$55,500	(7)	$55,500	(7)	$0	(8)	$0	(8)	$0 (8)
Benefits and Perquisites
Health Insurance(9)	$0		$0	$0		$0		$0		$0		$0
Life Insurance Benefits				$1,200,000	(10)
Accrued Vacation	$55,000		$0	$55,000		$55,000		$55,000		$55,000		$55,000
Other
Outplacement	$0		$0	$0		$0		$50,000	(11)	$0		$0
Excise-Tax Gross-up	$0		$0	$0		$0		$0		$0		$0
Total	$3,710,500		$55,500	$1,310,500		$110,500		$3,705,000		$3,655,000		$55,000

Footnotes:

(1)	For purposes of this analysis, we have omitted any long term incentive awards Mr. Convis would be eligible to receive related solely to his service on our Board prior immediately prior to becoming an employee director.

(2)	Mr. Convis is entitled to receive an amount equal to 12 months of his base salary.

(3)	If Mr. Convis is terminated pursuant to a change in control, termination with good reason or termination without cause, he is entitled to 1-year annual incentive compensation whether or not the applicable performance measures are achieved during the year. As a result, the annual incentive is paid at the target level.

(4)	If Mr. Convis dies or is disabled, he is eligible to receive a pro rata annual incentive award based on actual performance results. As noted in the “Compensation Discussion and Analysis” section above, we did not meet the minimum performance objectives for our 2008 AIP, and accordingly, no award would have paid out under any of these scenarios.

(5)	Dana, in its discretion, may award an executive an annual incentive award. Dana did not pay any discretionary annual incentive award for 2008 to other named executive officers for 2008 performance who departed from Dana as of December 31, 2008.

(6)	All unvested stock options awards immediately vest and become exercisable. This amount is based on the closing price of our common stock on December 31, 2008.

(7)	Restricted stock unit awards immediately vest and become exercisable. This amount is based on the closing price of our common stock on December 31, 2008 multiplied by the number of restricted stock units held.

(8)	Restricted stock unit awards are awarded pro rata based on the number of months actively employed and are payable upon normal vesting.

(9)	Award will continue to vest and not be forfeited.

(10)	Mr. Convis elected to forego Dana-provided health benefits. In lieu of this benefit, Mr. Convis is entitled to a $1,000 contribution to his flexible healthcare spending account. Mr. Convis would not be entitled to this benefit unless he uses it during his term of employment.

(11)	Mr. Convis is eligible for a life insurance benefit, available to all Dana salaried employees, in an amount equivalent to one-times salary.

(12)	Mr. Convis is eligible for this benefit under the terms of our Executive Severance Plan.

The following table describes potential termination and change in control payments to Mr. Marcin, Dana’s Executive Vice President and Chief Administrative Officer, under a variety of circumstances pursuant to his January 2009 Executive Employment Agreement:

			Change in							Voluntary		Voluntary
	Change in		Control and					Termination		Termination		Termination
	Control and		Not					without		with Good		w/o Good
Pay Element	Terminated		Terminated	Death		Disability		Cause		Reason		Reason

Cash Compensation
Base Salary	$500,000	(1)	$0	$0		$0		$500,000	(1)	$500,000	(1)	$0
Annual Incentive Award	$350,000	(2)	$0	$0	(3)	$0	(3)	$350,000	(2)	$350,000	(2)	$0	(4)
Long term Incentive
Stock Options	$0	(5)	$0 (5)	$0	(5)	$0	(5)	$0	(10)	$0	(10)	$0	(10)
Restricted Stock Units	$23,125	(6)	$23,125 (6)	$23,125	(6)	$23,125	(6)	$1,285	(7)	$0	(10)	$0	(10)
Performance Shares	$31,219	(8)	$31,219 (8)	$31,219	(8)	$31,219	(8)	$0	(9)	$0	(10)	$0	(10)
Benefits and Perquisites
Health Insurance(11)	$0		$0	$0		$0		$0		$0		$0
Life Insurance Benefits				$500,000	(12)
Accrued Vacation	$20,833		$0	$20,833		$20,833		$20,833		$20,833		$20,833
Other
Outplacement	$0		$0	$0		$0		$25,000	(13)	$0		$0
Excise-Tax Gross-up	$0		$0	$0		$0		$0		$0		$0
Total	$925,177		$54,344	$575,177		$75,177		$897,118		$870,833		$20,833

Footnotes:

(1)	Mr. Marcin is entitled to receive an amount equal to 12 months of his base salary.

(2)	If Mr. Marcin is terminated pursuant to a change in control, termination with good reason or termination without cause, he is entitled to 1-year annual incentive compensation whether or not the applicable performance measures are achieved during the year. As a result, the annual incentive is paid at the target level.

(3)	If Mr. Marcin dies or is disabled, he is eligible to receive a pro rata annual incentive award based on actual performance results. As noted in the “Compensation Discussion and Analysis” section above, we did not meet the minimum performance objectives for our 2008 AIP, and accordingly, no award would have paid out under any of these scenarios.

(4)	Dana, in its discretion, may award an executive an annual incentive award. Dana did not pay any discretionary annual incentive award for 2008 to other named executive officers for 2008 performance who departed from Dana as of December 31, 2008.

(5)	All unvested stock options awards immediately vest and become exercisable. This value is based on the closing price of our common stock on December 31, 2008.

(6)	Restricted stock unit awards immediately vest and become exercisable. This value is based on the closing price of our common stock on December 31, 2008 multiplied by the number of restricted stock units held.

(7)	Restricted stock unit awards are awarded pro-rata based on the number of months actively employed and are payable upon normal vesting.

(8)	Performance shares immediately vest if Mr. Marcin dies, becomes disabled or in the event of a change in control. Performance shares will be earned and awarded based on the attainment of plan objectives for each performance period. As noted in the “Compensation Discussion and Analysis” section above, we did not meet the minimum performance objectives for an award related to our 2008 performance, and accordingly, no awards would have been earned under any of these scenarios during 2008. For purposes of this analysis, we have assumed that a target performance would be achieved for the 2009 and 2010 award periods, and accordingly, an award would be earned in both 2009 and 2010 based on the closing price of our common stock on December 31, 2008 which is reflected above.

(9)	Performance shares are awarded pro-rata based on the number of months actively employed and will be earned and awarded based on the attainment of plan objectives for the performance period.

(10)	Award is canceled and forfeited.

(11)	Mr. Marcin elected to forego Dana-provided health benefits. In lieu of this benefit, Mr. Marcin is entitled to a $1,000 contribution to his flexible healthcare spending account. Mr. Marcin would not be entitled to this benefit unless he uses it during his term of employment.

(12)	Mr. Marcin is eligible for a life insurance benefit, available to all Dana salaried employees, in an amount equivalent to one-times salary.

(13)	Mr. Marcin is eligible for this benefit under the terms of our Executive Severance Plan.

The following table describes the potential termination and change in control payments to Mr. Yost, Dana’s Executive Vice President and Chief Financial Officer, under a variety of circumstances.

			Change in							Voluntary
	Change in		Control and					Termination		Termination
	Control and		Not					without		with Good
Pay Element	Terminated(1)		Terminated	Death		Disability		Cause		Reason

Cash Compensation
Base Salary	$0		$0	$600,000	(9)	$600,000	(9)	$600,000	(9)	$600,000	(9)
Annual Incentive Award	$0	(2)	$0	$0	(10)	$0	(10)	$450,000	(11)	$450,000	(11)
Separation Payment	$2,100,000	(3)
Long term Incentive
Stock Options	$0	(4)	$0 (4)	$0	(4)	$0	(4)	$0	(4)	$0	(4)
Performance Shares	$34,659	(5)	$34,659 (5)	$34,659	(5)	$34,659	(5)	$34,659	(5)	$34,659	(5)
Benefits and Perquisites
Health, insurance, etc.(6)	$0		$0	$0		$0		$0		$0
Life Insurance Benefits	$0		$0	$600,000	(13)	$0		$0		$0
Continuation of Life Insurance Benefits(7)	$284		$0	$0		$0		$142		$142
SERP(8)	$66,282		$0	$66,282		$66,282		$66,282		$66,282
Perquisites	$0		$0	35,000	(14)	35,000	(14)	$35,000	(14)	$35,000	(14)
Accrued Vacation	$17,500		$0	$17,500		$17,500		$17,500		$17,500
Other
Outplacement	$25,000		$0	$0		$0		$25,000	(15)	$0
Excise-Tax Gross-up	$0		$0	$0		$0		$0		$0
Total	$2,243,725		$34,659	$1,353,441		$753,441		$1,228,583		$1,203,583

Footnotes:

(1)	The change in control benefits available to Mr. Yost under our Executive Severance Plan.

(2)	Mr. Yost is eligible to receive a pro rata annual incentive award based on actual performance results. As noted in the “Compensation Discussion and Analysis” section above, we did not meet the minimum performance objectives for our 2008 AIP, and accordingly, no award was paid out.

(3)	Mr. Yost would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by 2.

(4)	All unvested stock options awards immediately vest and become exercisable. This value is based on the closing price of our common stock on December 31, 2008.

(5)	The actual award credited vests in full. As noted in the “Compensation Discussion and Analysis” section above, we did not meet the minimum performance objectives for an award related to our 2008 performance, and accordingly, no awards would have been earned for 2008. For purposes of this analysis, we have assumed that a target performance would be achieved for the 2009 and 2010 award periods, and accordingly, an award would be earned in both 2009 and 2010 based on the closing price of our common stock on December 31, 2008 which is reflected above.

(6)	Mr. Yost elected to forego Dana-provided health benefits. In lieu of this benefit, Mr. Yost is entitled to a $1,000 contribution to his flexible healthcare spending account. Mr. Yost would not be entitled to this benefit unless he uses it during his term of employment.

(7)	This amount represents the premium paid by Dana for life insurance coverage. Under a change of control, the executive is entitled to two years of coverage.

(8)	As described above in the “Pension Benefit” table, Mr. Yost is a party to a SERP. He would receive the accumulated benefit credit to his plan pursuant to the terms of his SERP, except if he were termination with cause. Under such a scenario, he would not receive any benefit.

(9)	Mr. Yost is entitled to receive an amount equal to 12 months of his base salary pursuant to the terms of his executive employment agreement.

(10)	Mr. Yost is not eligible for an annual incentive award pursuant to the terms of his executive employment agreement.

(11)	Mr. Yost is eligible for an annual incentive award at the target level (75% of his base salary) pursuant to the terms of his executive employment agreement.

(12)	Award is canceled and forfeited pursuant to the terms of his executive employment agreement.

(13)	Mr. Yost is eligible for a life insurance benefit, available to all Dana salaried employees, in an amount equivalent to one-times salary.

(14)	Mr. Yost is eligible to be paid his annual perquisite allowance pursuant the term of his executive employment agreement.

(15)	Mr. Yost is eligible for this benefit under the terms of our Executive Severance Plan.

The following table describes the potential termination and change in control payments to Mr. Stanage, Dana’s President — Heavy Vehicle Products, under a variety of circumstances.

			Change in Control
	Change in		and					Termination
Pay Element	Control(1)		Not Terminated	Death		Disability		without Cause(1)

Cash Compensation
Base Salary	$0		$0	$0		$0		$425,000
Annual Incentive Award	$0	(2)	$0	$0		$0		$0	(2)
Separation Payment	$1,360,000	(3)	$0	$0		$0		$0
Long term Incentive
Stock Options	$0	(4)	$0 (4)	$0	(4)	$0	(4)	$0	(11)
Performance Shares	$19,459	(5)	$19,459 (5)	$0	(6)	$0	(6)	$0	(6)
Benefits and Perquisites
Health, insurance, etc.	$25,320	(8)	$0	$0		$0		$12,660	(12)
Life Insurance Benefits	$0		$0	$425,000	(7)	$0		$0
Continuation of Life Insurance Benefits(9)	$202		$0	$0		$0		$101
SERP(10)	$2,095,500		$0	$1,047,750		$1,047,750		$1,047,750
Perquisites	$0		$0	$0		$0		$0
Accrued Vacation	$0		$0	$0		$0		$0
Other
Outplacement	$25,000		$0	$0		$0		$25,000
Excise-Tax Gross-up	$1,535,124		$0	$0		$0		$0
Total	$5,060,605		$19,459	$1,472,750		$1,047,750		$1,510,511

Footnotes:

(1)	Benefits available to Mr. Stanage under our Executive Severance Plan unless otherwise noted.

(2)	Mr. Stanage is eligible to receive a pro rata annual incentive award based on actual performance results. As noted in the “Compensation Discussion and Analysis” section above, we did not meet the minimum performance objectives for our 2008 AIP, and accordingly, no award was paid out.

(3)	Mr. Stanage would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by 2.

(4)	All unvested stock options awards immediately vest and become exercisable. This value is based on the closing price of our common stock on December 31, 2008.

(5)	The actual award credited vests in full. As noted in the “Compensation Discussion and Analysis” section above, we did not meet the minimum performance objectives for an award related to our 2008 performance, and accordingly, no awards would have been earned for 2008. For purposes of this analysis, we have assumed that a target performance would be achieved for the 2009 and 2010 award periods, and accordingly, an award would be earned in both 2009 and 2010 based on the closing price of our common stock on December 31, 2008 which is reflected above.

(6)	Performance shares are awarded pro-rata based on the number of months actively employed and will be earned and awarded based on the attainment of plan objectives for the performance period.

(7)	Mr. Stanage is eligible for a life insurance benefit that is available to all Dana salaried employees which is equivalent to one-times his salary.

(8)	Mr. Stanage receives health care insurance provided by Dana for a period of two years.

(9)	This amount represents the premium paid by Dana for life insurance coverage. Under our Executive Severance Plan, an executive is entitled to one year of coverage. Under a change of control, the executive is entitled to two years of coverage.

(10)	As described above in the “Pension Benefit” table, Mr. Stanage is a party to a SERP. He would receive the benefit credited to his plan pursuant to the terms of his SERP, except if he were terminated with cause. Under such a scenario, he would not receive any benefit.

(11)	Award is canceled and forfeited.

(12)	Mr. Stanage receives health care insurance provided by Dana for a period of one-year.

The following table describes the potential termination and change in control payments to Mr. Goettel, Dana’s President — Europe & Sealing & Thermal Products Group, under a variety of circumstances.

		Change in							Voluntary		Voluntary
	Change in	Control and					Termination		Termination		Termination
	Control and	Not					without		with Good		without Good
Pay Element	Terminated	Terminated	Death		Disability		Cause		Reason		Reason

Cash Compensation
Base Salary	$0	$0	$225,555	(5)	$0		$451,110	(5)	$451,110	(5)	$451,110	(5)
Annual Incentive Award	$0	$0	$0	(6)	$0		$0	(6)	$0	(6)	$0	(6)
Long term Incentive
Stock Options	$0 (1)	$0 (1)	$0	(1)	$0	(1)	$0	(7)	$0	(7)	$0	(7)
Performance Shares	$0 (2)	$0 (2)	$0	(2)	$0	(2)	$0	(2)	$0	(7)	$0	(7)
Benefits and Perquisites
German Pension(3)	$0	$0	$560,058		$0		$0		$0		$0
Perquisites	$0	$0	$0		$0		$35,280	(8)	$35,280	(8)	$19,108	(9)
Retention Incentive Award(4)	$0	$0	$0		$0		$150,368		$150,368		$0
Total	$0	$0	$785,613		$0		$636,758		$636,758		$470,218

Footnotes:

(1)	All unvested stock options awards immediately vest and become exercisable. This value is based on the closing price of our common stock on December 31, 2008.

(2)	The actual award credited vests pro rata. As noted in the “Compensation Discussion and Analysis” section above, we did not meet the minimum performance objectives for an award related to our 2008 performance, and accordingly, no awards would have been earned for 2008.

(3)	As described above in the “Pension Benefit” table, Mr. Goettel has a German Pension Benefit Obligation Plan. Under the terms of Mr. Goettel’s German Pension Benefit Obligation Plan, in the event of either voluntary or involuntary termination on December 31, 2008, the contribution by Dana to his pension plan would have been discontinued but would have been available to him at normal retirement age. Effective December 31, 2008, the amount of $560,058 would be frozen in the account, but would be available to him at normal retirement age. If Mr. Goettel died on December 31, 2008, his widow would have been entitled to 100% of the pension value. If Mr. Goettel died on December 31, 2008 and he did not have a widow, his child would have received 50% of the pension value as of December 31, 2008. If none of these situations were the case, the pension value would have remained with Dana.

(4)	Mr. Goettel is a party to a Retention Incentive Award Agreement with Dana in the amount of one year’s salary (the Award). The Award will be payable (i) on December 31, 2009 or (ii) upon the accomplishment of several key business initiatives (whichever comes first). In order to be eligible to receive the Award, Mr. Goettel must be an active Dana employee in good standing at the time of the occurrence of either of the events described above and deliver the Release described below. Based on prior company practice, Mr. Goettel would receive a prorated amount of the Award upon certain termination events described above.

(5)	Amounts payable under Mr. Goettel’s German Workers Contract.

(6)	Mr. Goettel is eligible to receive a pro rata annual incentive award based on actual performance results pursuant to his German Workers Contract. As noted in the “Compensation Discussion and Analysis” section above, we did not meet the minimum performance objectives for our 2008 AIP, and accordingly, no award was paid out.

(7)	Award is canceled and forfeited.

(8)	Mr. Goettel is entitled under his German Workers Contract to perquisites of $16,172 for tax allowance and $19,108 car allowance.

(9)	Mr. Goettel is entitled under his German Workers Contract to prorated amount of his total perquisites set forth in footnote 8.

TRANSACTIONS OF EXECUTIVE OFFICERS WITH DANA

None of the executive officers of Dana or members of their immediate families or entities with which they have a position or relationship had any transactions with Dana since January 1, 2008.

For information on procedures and policies for reviewing transactions between Dana and its executive officers, their immediate family members and entities with which they have a position or relationship, see “Director Independence and Transactions of Directors with Dana — Review of Transactions with Related Persons.”

PROPOSAL I SUBMITTED FOR YOUR VOTE

ELECTION OF DIRECTORS

Under our Bylaws, each director will hold office on the Board until the election and qualification of a successor at an annual meeting of shareholders or until his earlier resignation, disqualification, removal, death or other cause.

Election of Three Board Members by Series A Preferred Holders

Pursuant to our Restated Certificate of Incorporation and the Shareholders Agreement dated January 31, 2008, among Dana and Centerbridge (Shareholders Agreement) as long as shares of Series A Preferred having an aggregate Series A Liquidation Preference (as defined in the Shareholders Agreement) of at least $125 million are owned by Centerbridge, our Board will consist of nine members and Centerbridge will be entitled, voting as a separate class, to elect three directors at each meeting of shareholders held for the purpose of electing directors, at least one of whom must be “independent” of both Dana and Centerbridge, as defined under the rules of the NYSE. In case of any removal, either with or without cause, of a director elected by the holders of the shares of Series A Preferred, the holders of the shares of Series A Preferred will be entitled, voting as a separate class, either by written consent or at a special meeting or next regular meeting, to elect a successor to hold office for the unexpired term of the director who has been removed.

Centerbridge has indicated to Dana that it intends to elect Mark T. Gallogly, Stephen J. Girsky and Mark A. Schulz as members of our Board of Directors at this year’s Annual Meeting of Shareholders. Each of the nominees has consented to his nomination and has agreed to serve as a director of Dana, if elected.

Election of Directors

Series A Nominee for Election to Board of Directors

In addition, pursuant to the Shareholders Agreement, prior to any shareholder meeting where directors will be elected, Dana must establish a nominating committee (the Series A Nominating Committee) which is separate from the Nominating and Corporate Governance Committee of our Board. This nominating committee consists of three directors, two of whom are Centerbridge designated directors. The Series A Nominating Committee is entitled to nominate one director for election by our shareholders (Series A Nominee); provided, however, that, in order for such nomination to be effective, the nomination by the Series A Nominating Committee must be made unanimously by the committee. To the extent the members of the Series A Nominating Committee are unable to unanimously agree on the identity of a Series A Nominee on or before the latest time at which Dana can reasonably meet its obligations with respect to printing and mailing a proxy statement for an annual meeting of our shareholders, the Board will designate a committee of all of the independent directors, which committee will, by a majority vote, select an individual nominee for the Board seat. Each Series A Nominee will, at all times during his or her service on the Board, be qualified to serve as a director of Dana under any applicable law, rule or regulation imposing or creating standards or eligibility criteria for individuals serving as directors of organizations such as Dana and will be an independent director.

Each elected Series A Nominee will serve until his or her successor is elected and qualified or until his or her earlier resignation, retirement, disqualification, removal from office or death. If any Series A Nominee ceases to be a director of Dana for any reason, Dana will promptly use its best efforts to cause a person designated by the Series A Nominating Committee to replace such director.

The Series A Nominating Committee consisted of Mark T. Gallogly, Stephen J. Girsky and John M. Devine. The Series A Nominating Committee has selected Jerome B. York as its nominee to be elected to our Board of Directors. Mr. York has consented to his nomination and has agreed to serve as a director of Dana, if elected.

Election of Majority of Members of Dana’s Board of Directors

The majority of the members of our Board are elected by the holders of shares of common stock and any other class of capital stock entitled to vote in the election of directors (including the Series A Preferred and Series B Preferred), voting together as a single class at each meeting of shareholders held for the purpose of electing directors. Our Board currently consists of nine directors. This year you are voting on six candidates for the Board of Directors. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the current Directors for election: Gary L. Convis, John M. Devine, Richard A. Gephardt, Terrence J. Keating and Keith E. Wandell as well as Jerome B. York who is the Series A Committee nominee. Each of the nominees has consented to his nomination and has agreed to serve as a director of Dana, if elected.

The Board has adopted Director Selection and Retention Guidelines. Under these Guidelines, the Board identifies individuals qualified to become members of the Board and elects candidates to fill new or vacant positions. Potential candidates for Board positions are identified through a variety of means, including individuals identified by the Nominating and Corporate Governance Committee, the use of search firms, recommendations of Board members, recommendations of executive officers and properly submitted shareholder recommendations. Potential candidates for nomination as director candidates must provide written information about their qualifications and participate in interviews conducted by individual Board members. Candidates are evaluated using the guidelines described below to determine their qualifications based on the information supplied by the candidates and information obtained from other sources.

The Board will consider shareholder recommendations for directors that meet the criteria set forth below. The Board makes no distinctions in evaluating nominees for positions on the Board based on whether or not a nominee is recommended by a shareholder, provided that the procedures with respect to nominations are followed. As stated above, shareholders who wish to have their recommendations for director nominee considered must comply with applicable laws and regulations, as well as Dana’s Restated Certificate of Incorporation, Bylaws and Shareholders Agreement. Shareholders who wish Dana to consider their recommendations for nominees for the position of director should submit their recommendations in writing to Dana Holding Corporation, 4500 Dorr Street, Toledo, Ohio 43615, Attention: Corporate Secretary, by the deadline set forth in the ‘Questions and Answers’ section above.

Criteria for assessing nominees include a potential nominee’s ability to represent the long term interests of Dana. Minimum qualifications for a director nominee are experience in those areas that the Board determines are necessary and appropriate to meet the needs of Dana, including leadership positions in public companies, large or middle market businesses, or not-for-profit, governmental, professional or educational organizations. For those proposed director nominees who meet the minimum qualifications, the Board assesses the proposed nominee’s specific qualifications, evaluates his or her independence (including, but not limited to, independence related to Dana, other Board members and shareholders), and considers other factors, including skills, business segment representation, geographic location, considerations of diversity, standards of integrity, memberships on other boards (with a special focus on director interlocks), and ability and willingness to commit to serving on the Board for an extended period of time and to dedicate adequate time and attention to the affairs of Dana as necessary to properly discharge his or her duties. Additionally, the Board considers whether each nominee would be considered a “financial expert” or “financially literate” as described in applicable listing standards, legislation or our Audit Committee guidelines.

Additionally, our Corporate Governance Guidelines, Standards for Business Conduct for Members of the Board of Directors, Related-Party Transaction Policy and the Director Independence Standards are considered prior to making a recommendation to the Board for approval of a nominee. Each of these documents are available on Dana’s website at www.dana.com or may be obtained in print by making a written request to the Corporate Secretary.

DANA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR DIRECTOR.

INFORMATION ABOUT THE NOMINEES AND SERIES A PREFERRED DIRECTORS

Our Board currently has seven non-management directors and two management directors. All of our directors are elected annually serving a one-year term expiring at the next annual meeting of shareholders. The following section provides information as of March 19, 2009 about each nominee for election as a Director and each of the three Series A Preferred Directors to be elected separately by Centerbridge. The information provided includes the age of each individual; the individual’s principal occupation, employment and business experience during the past five years, including employment with Dana; other public company or registered investment company directorships; and the year in which the director became a director of Dana.

NOMINEES FOR DIRECTOR — TERMS EXPIRING IN 2010

GARY L. CONVIS	Director since 2008

Mr. Convis, 66, has been our Vice Chairman since January 2009. Prior to that, he served as our Chief Executive Officer from April 2008 until December 2008. Mr. Convis retired in 2007 as the Chairman of Toyota Motor Manufacturing, Kentucky (TMMK), a position he had held since 2006. Mr. Convis became President of TMMK in 2001. He also was Executive Vice President of Toyota Motor Engineering & Manufacturing North America, Inc., where he had served since 2003. Mr. Convis was Managing Officer of Toyota Motor Corporation from 2003 to 2007. Mr. Convis is also a board member of Cooper-Standard Automotive Inc. and Compass Automotive Group, Inc.

JOHN M. DEVINE	Director since 2008

Mr. Devine, 64, has been our Chairman, Chief Executive Officer and President since January 2009. He previously served as our Executive Chairman from January 2008 to December 2008 and our Acting Chief Executive Officer from February 2008 until April 2008. Mr. Devine was Vice Chairman of GM from January 2001 to June 2006 and served as its Chief Financial Officer from January 2001 to December 2005. Mr. Devine is also a board member of Amerigon Incorporated.

RICHARD A. GEPHARDT	Director since 2008

Mr. Gephardt, 68, has been CEO and President since January 2005 of Gephardt Group, LLC a multi-disciplined consulting firm focused on helping clients gain access to new markets, expand competitive advantages in existing markets, manage labor negotiations, develop political strategies and promote policy initiative. Mr. Gephardt has served as a consultant to Goldman, Sachs & Co. since January 2005, as Senior Advisor to DLA Piper since June 2005, and as Senior Advisor to FTI Consulting, Inc. (global consulting firm) since January 2007. Mr. Gephardt served as a Member of the U.S. House of Representatives from 1977 to 2005. Mr. Gephardt is also a board member of US Steel Corporation, Spirit Aerosystems Holdings, Inc, Centene Corporation, and Embarq Corporation.

TERRENCE J. KEATING	Director since 2008

Mr. Keating, 59, was Chairman of Accuride Corporation, a manufacturer and supplier of commercial vehicle components, from January 2007 until January 2009. He initially was elected as a director of Accuride in April 2002. Mr. Keating served as Chief Executive Officer of Accuride from April 2002 to December 2006 and was President of Accuride from April 2002 to December 2005. Mr. Keating is also a board member of A. M. Castle & Co.

KEITH E. WANDELL	Director since 2008

Mr. Wandell, 59, has been President and Chief Operating Officer of Johnson Controls, Inc., a global manufacturer of automotive, power and building solutions, since July 2006. He previously served as Executive Vice President of Johnson Controls from August 2003 to July 2006 and President of the Automotive & Battery Division of Johnson Controls from August 2003 to July 2006.

JEROME B. YORK	Director since 2008

Mr. York, 70, has been Chief Executive Officer of Harwinton Capital LLC (formerly Harwinton Capital Corporation), a private investment company that he controls, since September 2003. Mr. York is also a board member of Apple Inc. and Tyco International Ltd.

DIRECTORS TO BE ELECTED BY SERIES A PREFERRED SHAREHOLDERS

MARK T. GALLOGLY	Director since 2008

Mr. Gallogly, 52, has been a Managing Principal of Centerbridge Partners, L.P., a multi-strategy private investment firm, since September 2005. Mr. Gallogly served as a Senior Managing Director of The Blackstone Group, a private equity and investment management firm from May 1989 to September 2005.

STEPHEN J. GIRSKY	Director since 2008

Mr. Girsky, 46, has been President of Centerbridge Industrial Partners, LLC., the industrial unit of Centerbridge Partners, L.P., a multi-strategy private investment firm, since September 2006. Prior to joining Centerbridge, Mr. Girsky was the Special Adviser to the Chief Executive Officer and Chief Financial Officer of GM from August 2005 to June 2006. Prior to joining GM, Mr. Girsky was a managing director at Morgan Stanley and the senior analyst of the Morgan Stanley Global Automotive and Auto Parts Research Team from 1995 to 2005.

MARK A. SCHULZ	Director since 2008

Mr. Schulz, 56, is currently Chief Executive Officer of M.A. Schulz & Associates, LLC. He retired from the Ford Motor Company in 2007 where he most recently served as the President of International Operations. Mr. Schulz spent 32 years at Ford in a variety of global roles. Mr. Schulz serves as a member of several boards, including the National Committee of United States-China Relations, the United States-China Business Council, and the National Bureau of Asian Research. He is also a member of the International Advisory Board for the President of the Republic of the Philippines. Mr. Schulz is also a board member of YRC Worldwide Inc.

COMMITTEES AND MEETINGS OF DIRECTORS

The Board has several committees, as set forth in the following chart and described below. The names of the directors serving on the committees and the committee chairs are also set forth in the chart. The current terms of the various committee members expire in April 2009.

Nominating and
Audit	Compensation	Corporate Governance Committee

York, Jerome B.	Girsky, Stephen J.	Gallogly, Mark T.
Girsky, Stephen J.	Schulz, Mark A.	Gephardt, Richard A.
Keating, Terrence J.	York, Jerome B.	Wandell, Keith E.

*	Chairman names are in italics.

Audit Committee.  As provided in its Board-adopted written charter, this committee consists solely of members who are outside directors and who meet the independence and experience requirements of applicable rules of the New York Stock Exchange and the Securities and Exchange Commission (the SEC) with respect to audit committee members. This committee is responsible, among other things, for providing assistance to the Board by overseeing: (i) the integrity of Dana’s financial statements; (ii) Dana’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; (iv) the performance of Dana’s internal audit function and independent registered public accounting firm; and (v) by preparing the “Audit Committee Report” found in this proxy statement. None of the members of the Audit Committee serves on the audit committees of more than four public companies. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of those independence requirements established from time to time by the Board and the SEC and the listing standards of the New York Stock Exchange (see the “Director Independence and Transactions of Directors with Dana” section in this proxy statement). The current members of our Audit Committee are Mr. York (Chairman), Mr. Girsky and Mr. Keating. Our Board has determined that Mr. York is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act. A current copy of the charter of the Audit Committee is available to security holders on Dana’s website at www.dana.com or may be obtained in print by making a written request to the Corporate Secretary. The Audit Committee met ten times in 2008 and additionally took action by unanimous written consent once in 2008.

Compensation Committee.  This committee establishes Dana’s executive compensation policies and programs, administers Dana’s 401(k), stock, incentive, and pension plans and monitors compliance with laws and regulations applicable to the documentation and administration of Dana’s employee benefit plans, among other things. The Board of Directors has determined that all of the members of the Compensation Committee are independent, pursuant to independence requirements established from time to time by the Board and the listing standards of the New York Stock Exchange (see the “Director Independence and Transactions of Directors with Dana” section in this proxy statement). A current copy of the charter of the Compensation Committee is available to security holders on Dana’s website at www.dana.com or may be obtained in print by making a written request to the Corporate Secretary. The Compensation Committee met six times in 2008 and additionally took action by unanimous written consent six times in 2008.

Nominating and Corporate Governance Committee.  This committee monitors the effectiveness of the Board and oversees corporate governance issues. Among its various other duties, this committee reviews and recommends to the full Board candidates to become Board members, develops and administers performance criteria for members of the Board, and oversees matters relating to the size of the Board, its committee structure and assignments, and the conduct and frequency of Board meetings. The Board of Directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent, pursuant to independence requirements established from time to time by the Board and the listing standards of the New York Stock Exchange (see the “Director Independence and Transactions of Directors with Dana” section of the proxy statement). A current copy of the charter of the Nominating and Corporate Governance Committee is available to security holders on Dana’s website at www.dana.com or may be obtained in print by making a written request to the Corporate Secretary. The Nominating and Corporate Governance Nominating Committee met once in 2008 given this was a transitional year for Dana and many decisions were made at the Board level as a result.

Board and Committee Meetings.  There were eleven regular meetings of the Board and twenty-four meetings of the various committees of the Board, including unanimous written consents, during 2008. All directors attended at least seventy-five percent (75%) of the aggregate number of meetings held by the Board and all the committees of the Board on which the respective directors served. Dana expects all of its directors to attend the Annual Meeting except in cases of illness, emergency or other reasonable grounds for non-attendance. The 2009 Annual Meeting of Shareholders will be the first shareholders meeting for Dana Holding Corporation.

NON-MANAGEMENT DIRECTORS AND COMMUNICATION WITH THE BOARD

The non-management directors meet at regularly scheduled executive sessions without management. Stephen J. Girsky is the lead director at such sessions. Interested parties may communicate directly with Mr. Girsky or with the non-management directors as a group by sending written correspondence, delivered via United States mail or courier service, to: Secretary of the Board, Dana Holding Corporation, 4500 Dorr Street, Toledo, Ohio, 43615, Attn: Non-Management Directors. Alternatively, shareholders may send communications to the full Board by sending written correspondence, delivered via United States mail or courier service, to: Secretary of the Board, Dana Holding Corporation, 4500 Dorr Street, Toledo, Ohio, 43615, Attn: Full Board of Directors. The Board of Director’s current practice is that the Secretary will relay all communications received to the lead director, in the case of communications to non-management directors, and to the Chairman of the Board, in the case of communications to the full Board.

DIRECTOR INDEPENDENCE AND TRANSACTIONS OF DIRECTORS WITH DANA

Independence and Transactions of Directors

The Board of Directors has determined that all non-management directors, constituting 77.7% of the full Board of Directors of Dana, are independent within the meaning of the listing standards of the New York Stock Exchange. Our Board determines whether each director qualifies as an “independent director” when first elected to the Board and annually thereafter. To assist in making these determinations of independence, Dana adopted categorical standards found in its Director Independence Standards, a current copy of which is available to security holders on Dana’s website at www.dana.com or may be obtained in print by making a written request to the Corporate Secretary.

Under our Director Independence Standards, if a director has a relationship with Dana (either directly or as a partner, shareholder or officer of an organization that has a relationship with Dana), the Board considers all relevant facts and circumstances in determining whether the relationship will interfere with the exercise of the director’s independence from Dana and our management, taking into account, among other things, the significance of the relationship to Dana, to the director, and to the persons or organizations with which the director is affiliated.

In connection with making its director independence determinations, the Board specifically considered the following relationships and transactions:

Stephen J. Girsky is a member of our Board of Directors and also is an employee of Centerbridge. Mark T. Gallogly is also a member of our Board of Directors and is a Managing Principal and owner of an equity interest in Centerbridge. As described above, Centerbridge is a Dana shareholder, is entitled to elect three directors to our Board and has certain approval rights set forth in our Restated Certificate of Incorporation and the Shareholders Agreement.

The Board has affirmatively determined that the following directors, constituting a majority of our Board of Directors, meet the categorical standards for independence and that such directors have no material relationship with Dana (either directly or as a partner, shareholder or officer of an organization that has a relationship with Dana) other than as a director: Mark T. Gallogly, Richard A. Gephardt, Stephen J. Girsky, Terrence J. Keating, Mark A. Schulz, and Jerome B. York. The Board has further determined that Gary L. Convis and John M. Devine are not independent because both are employees of Dana.

Review of Transactions With Related Persons

Dana has procedures and policies for reviewing transactions between Dana and its directors and executive officers, their immediate family members and entities with which they have a position or relationship. These procedures are intended to determine whether any such transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer.

Annually, each director and executive officer is required to complete a director, director nominee and executive officer questionnaire, and each non-management director is required to complete an independence certification. Both of these documents elicit information about related person transactions. The Nominating and Corporate Governance Committee and the Board of Directors annually review the transactions and relationships disclosed in the questionnaire and certification, prior to the Board of Directors making a formal determination regarding the directors’ independence. To assist them in their review, the Nominating and Corporate Governance Committee and the Board of Directors use the categorical standards found in Dana’s Director Independence Standards, as discussed above.

In order to monitor transactions that occur between the annual review, the independence certification also obligates the directors to immediately notify our General Counsel in writing if they discover that any statement in the certification was untrue or incomplete when made, or if any statement in the certification becomes untrue or incomplete at any time in the future. Likewise, under our Standards of Business Conduct for the Board of Directors, any situation that involves, or may involve, a conflict of interest with Dana, should be promptly disclosed to the Chairman of the Board, who will consult with the Chairman of the Nominating and Corporate Governance Committee. Executive officers are bound by the Standards of Business Conduct for Employees.

Our Board has adopted a Related-Party Transactions Policy that sets forth standards with respect to related party transactions with Dana or our subsidiaries. A current copy of this policy is available to shareholders on Dana’s website at www.dana.com or by written request to our Corporate Secretary.

Under the Related-Party Transactions Policy, (i) a director, nominee for director or executive officer of Dana (since the beginning of the last fiscal year), (ii) any beneficial holder of greater than five percent (5%) of Dana’s voting securities or (iii) any immediate family member of any of the foregoing are required to seek the prior approval of the Audit Committee of any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (i) the aggregate amount involved will or may reasonably be expected to exceed $120,000 in any calendar year, (ii) Dana, or any of its subsidiaries is a participant, and (iii) any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

In making its determination, the Audit Committee considers such factors as (i) the extent of the related party’s interest in the interested transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms of the interested transaction are fair to Dana and no less favorable than terms generally available in unaffiliated third-party transactions under like circumstances, (iv) whether the interested transaction would impair the independence of an outside director, (v) the benefit to Dana, and (vi) whether the interested transaction is material, taking into account: (a) the importance of the interest to the related party, (b) the relationship of the related party to the interested transaction and of the related parties to each other, (c) the dollar amount involved, and (d) the significance of the transaction to Dana’s investors in light of all the circumstances.

Notwithstanding the foregoing, our Board may determine certain interested transactions deemed to be pre-approved, even if the aggregate amount involved will exceed $120,000. Those pre-approved transactions are described in the Related-Party Transactions Policy.

All interested transactions, except those pre-approved, must be disclosed in Dana’s applicable SEC filings as and to the extent required by applicable SEC rules and regulations.

The questionnaire, certification, Standards of Director Independence, Standards of Business Conduct for the Board of Directors, Standards of Business Conduct for Employees, and Related-Party Transactions Policy are all in writing.

The Board specifically considered the following relationships and transactions in 2008:

Kenneth A. Hiltz, our Chief Financial Officer from January to May 2008, served pursuant to an agreement between Dana and APServices LLP (APS) under which APS provided his services in that capacity and Dana compensated APS at the rate of $125,000 per month, plus out-of-pocket expenses. This agreement was approved by the Bankruptcy Court. We also provided housing at one of Dana’s facilities for Mr. Hiltz when he worked at our corporate offices.

Stephen J. Girsky is a member of our Board of Directors and also is an employee of Centerbridge. Mark T. Gallogly is also a member of our Board of Directors and also is a Managing Principal and owner of an equity interest in Centerbridge. As previously disclosed, Centerbridge owns 2.5 million shares of our Series A Preferred. The Series A Preferred was sold to Centerbridge for $250 million, less a commitment fee of $3 million and expense reimbursement of $5 million, resulting in net proceeds to Dana of $242 million.

In March 2008, Dana and Centerbridge agreed to jointly employ an individual selected by Centerbridge. As previously noted, Mr. Girsky is an employee of Centerbridge and Mr. Gallogly is a partner of Centerbridge. This individual works directly with our Vice Chairman and senior management and Centerbridge’s team as a leader in implementing our Dana Operating System. During this project, he commutes from his out of state residence to our headquarters in Toledo, where he spends four days per week less any days spent traveling to other company locations. The base salary paid to this individual during 2008 was $250,000 and he was eligible for a discretionary target bonus of $625,000. Compensation paid and expense reimbursement to this employee is shared by Centerbridge which pays 10% of such amount, and 90% paid directly by Dana.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2008, Messrs. Girsky, Schulz, and York served as members of the Compensation Committee. No such member of the Compensation Committee is, or was during 2008, an officer or employee of Dana or any of its subsidiaries, nor was any such member formerly an officer of Dana or any of its subsidiaries.

As stated above, Mr. Girsky is an employee of Centerbridge which owns 2.5 million shares of our Series A Preferred. Additionally, as noted above, Centerbridge and Dana jointly pay an employee selected by Centerbridge who works directly with our Vice Chairman and senior management and Centerbridge’s team as a leader in implementing our Dana Operating System.

COMPENSATION OF DIRECTORS

Pre-Emergence Board of Directors

As discussed in our “Compensation Discussion and Analysis” section above, our pre-emergence Board served for one month during 2008 prior to our current Board being elected upon emergence from Chapter 11 bankruptcy. The pre-emergence Board did not meet during 2008. Pursuant to authorization from the Bankruptcy Court in June 2006, the directors received a cash payment calculated at the rate of $45,000 per annum as “completion compensation” upon Dana’s emergence from Chapter 11 bankruptcy. As a result of Dana’s emergence from bankruptcy on January 31, 2008, each of the non-management directors named in the table directly below received completion compensation in the amount of $86,301. Mr. Burns did not receive any compensation related to his service on the Board. As noted above, as a result of our emergence from Chapter 11 bankruptcy on January 31, 2008, all unexercised Dana stock options, unvested restricted shares and restricted stock units, and unvested equity incentive plan awards were cancelled with no consideration.

Director Compensation

	All Other
	Compensation	Total
Name	($)	($)

A. Charles Baillie	86,301	86,301
David E. Berges	86,301	86,301
Edmund M. Carpenter	86,301	86,301
Richard M. Gabrys	86,301	86,301
Samir G. Gibara	86,301	86,301
Cheryl W. Grisé	86,301	86,301
James P. Kelly	86,301	86,301
Marilyn R. Marks	86,301	86,301
Richard B. Priory	86,301	86,301

Post-Emergence Board of Directors

The Nominating and Corporate Governance Committee determines the form and amount of non-employee director compensation. In determining director compensation, the Nominating and Corporate Governance Committee considers the recommendations of our Chief Executive Officer and Chief Administrative Officer, as well as information provided by Towers. The Nominating and Corporate Governance Committee then makes a recommendation to our Board of Directors.

The table below illustrates the compensation structure for non-employee directors in 2008. Employee Directors receive no compensation for their Board service. In addition to the compensation described below, each Director is reimbursed for reasonable out-of-pocket expenses incurred for travel and attendance related to meetings of the Board of Directors or its committees.

Element of Compensation	Annual Amount

Annual Retainer (cash)	$75,000
Annual Retainer for Audit Committee Chair (cash)	$10,000
Annual Committee Chair Retainer — (except Audit) (cash)	$7,500
Board or Committee Meeting Fees — per meeting (cash)	$1,500
One-Time Founders Stock Option Award(1)	$100,000
Annual Stock Option Award(2)	$50,000
Annual Restricted Stock Award(3)	$50,000

Footnotes:

(1)	This one-time stock option grant was made pursuant to the Plan on March 28, 2008 and cliff vests after three years. This grant was equivalent to 21,739 stock options. This grant is subject to accelerated vesting on death, disability, reaching mandatory retirement age (age 73) or change in control.

(2)	This annual stock option grant was made pursuant to the Plan on March 28, 2008 and vests ratably over three years on each anniversary of the date of grant. This grant was equivalent to 11,363 stock options. This grant is subject to accelerated vesting on death, disability, reaching mandatory retirement age (age 73) or change in control.

(3)	This annual grant of restricted stock units made pursuant to the Plan and vests ratably over three years on each anniversary of the date of grant. This grant was equivalent to 4,970 restricted stock units. Each grant is subject to accelerated vesting on death, disability, reaching mandatory retirement age (age 73) or change in control.

Deferred Compensation.  Effective for fees earned on or after April 1, 2008, each non-management director has the opportunity to elect to defer a percentage of the annual retainer into restricted stock units. The RSUs are credited as of the last day of each quarter based on the quotient obtained by dividing (i) the dollar amount of the retainer for that quarter which is being deferred by (ii) the closing price per share on the last trading day of that quarter (with the result being rounded down to the nearest whole number of RSUs). The RSUs are fully vested and each RSU represents the right to receive 1 share of our common stock (or, at our election, an equivalent cash amount), on the earlier of (i) the first business day of the calendar month coincident with or next following the date that the director terminates service as a non-management director, and (ii) the date on which a change in control occurs.

The following table provides information on the compensation of our non-management directors who served after our emergence from bankruptcy. Compensation information related to those non-management directors who served prior to our emergence from Chapter 11 bankruptcy is set forth above.

Director Compensation

	Fees Earned or
	Paid in	Stock	Option
	Cash	Awards	Awards	Total
Name(1)	($)(3)	($)(4)	($)(5)	($)

Gary L. Convis	21,500	12,500	37,499	71,499
Mark T. Gallogly	96,625	12,500	37,499	146,624
Richard A. Gephardt	72,688	26,558	37,499	136,745
Stephen J. Girsky	117,625	12,500	37,499	167,624
Terrence J. Keating	45,500	68,741	37,499	151,740
Mark A. Schulz	86,500	12,500	37,499	136,499
Keith E. Wandell(2)	28,125	4,475	15,586	48,186
Jerome B. York	112,417	12,500	37,499	162,416

Footnotes:

(1)	Employee directors do not receive any compensation with respect to their service on the Board, accordingly, Mr. Devine is not included in this table. Mr. Convis is included in this table for all compensation he received as a non-management director prior to becoming our CEO in April 2008. Mr. Convis became our Vice Chairman on January 1, 2009 and will continue to not receive any compensation with respect to his service on our Board.

(2)	Mr. Wandell became a member of our Board on July 23, 2008.

(3)	This column reports the amount of cash compensation earned in 2008 for Board and Committee service. Dana pays the applicable retainer and meeting fees to each director on a quarterly basis in arrears. As noted above, directors may elect to defer a portion of their annual retainer into restricted stock units. During 2008, Mr. Gephardt deferred 25% of his annual retainer and Mr. Keating deferred 100% of his retainer. Amounts deferred are nevertheless included in this column. The annual Committee Chair retainer, retainer and meeting fees are paid at the beginning of each quarter in arrears for service and meetings attended in the prior quarter.

(4)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of restricted stock units granted in 2008 in accordance with SFAS 123R. Grants of restricted stock units include the right to receive dividend equivalents. For additional information regarding our Plan, please refer to Note 14 to our Consolidated Financial Statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2008.

(5)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of stock options granted in 2008 in accordance with SFAS 123R. For additional information regarding our Plan, please refer to Note 14 to our Consolidated Financial Statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2008.

For additional information regarding Dana’s equity compensation plan, please refer to Note 1 and Note 14 to our Consolidated Financial Statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information about beneficial ownership of our securities as of February 17, 2009, by persons who have either filed reports with the SEC indicating that they beneficially own more than 5% of our securities and/or a review of our shareholder records as of February 17, 2009. Unless otherwise stated, to report this information Dana relied solely on reports filed with the SEC.

Name and Address of		Number of Shares	Percent
Beneficial Owner	Title of Class	Beneficially Owned	of Class

Avenue Capital Management II GenPar, LLC(1)	Common Stock	7,032,754.21	6.8%
535 Madison Avenue, 15th Floor New York, New York 10022
Centerbridge Capital Partners, L.P.(2)	Series A Preferred Stock	2,500,000	100%
375 Park Ave., 12th Floor New York, New York 10152
Donald Smith & Co., Inc.(3)	Common Stock	9,970,590	9.99%
152 West 57th Street New York, New York 10019
Franklin Mutual Advisers, LLC(4)	Common Stock	5,816,241	5.8%
101 John F. Kennedy Parkway Short Hills, New Jersey 07078
P. Schoenfeld Asset Management LP(5)	Common Stock	2,892,918	2.84%
1350 Avenue of the Americas, 21st Floor New York, New York 10019
Silver Point Capital(6)	Common Stock	10,698,335	10.1%
2 Greenwich Plaza Greenwich, Connecticut 06830

Footnotes:

(1)	Avenue Capital Management II GenPar, LLC, and related entities (collectively, Avenue) reported on a Form 13G/A filed with the SEC on February 12, 2009 holdings of both common stock and shares of Series B Preferred convertible into 2,993,192 shares of common stock. It reported voting power for these shares was shared. Based on a review of our shareholder records and this filing, Avenue’s holdings include approximately 394,844 shares of our Series B Preferred.

(2)	Based on a review of our shareholder records, Centerbridge Capital Partners, L.P. and certain affiliates (collectively, Centerbridge) own all of our Series A Preferred Stock which is convertible into 18,953,753 shares of common stock.

(3)	Donald Smith & Co., Inc. and certain affiliates (collectively, Smith) reported on a Form 13G filed with the SEC on February 11, 2009, that it has sole voting power with respect to 7,484,197 shares and sole dispositive power with respect to 9,970,590 shares. According to the filing, all securities reported are owned by advisory clients of Smith, no one of which, to the knowledge of Smith owns more than 5% of the class.

(4)	Franklin Mutual Advisers LLC and certain affiliates reported on its Form 13G filed with the SEC on
January 28, 2009, that it has sole voting and dispositive power with respect to 5,816,241 shares of common stock.

(5)	P. Schoenfeld Asset Management LLC and certain affiliates (collectively, PSAM) reported on its Form 13G/A filed with the SEC on February 5, 2009 that PSAM has shared power to vote and dispositive power with respect to 1,965,588 shares of Series B Preferred convertible into 2,892,918 shares of common stock.

(6)	Silver Point Capital, L.P. and related entities (collectively, Silver Point) reported on a Form 13G filed with the SEC on February 17, 2009 holdings of both common stock and shares of Series B Preferred convertible into 5,872,737 shares of common stock. It has sole voting and dispositive power with respect to 10,698,337 shares of common stock. Based on a review of our shareholder records and this filing, the holdings of Silver Point include approximately 774,614 shares of our Series B Preferred.

The following tables show the amount of Dana common stock and preferred stock beneficially owned as of March 1, 2009 by our current Directors and named executive officers and by our Directors and executive officers as a group.

Common Stock

		Restricted	Shares Acquirable	Percent
Name of Beneficial Owner	Shares(2)	Stock Units(3)	within 60 Days(4)	of Class

Michael J. Burns(1)	67,147	—	—		*
Gary L. Convis	—	—	261.078
John M. Devine	10,000	—	266,667		*
Robert A. Fesenmyer(1)	13,490	—	—		*
Mark T. Gallogly	—	—	5,445		*
Richard A. Gephardt	—	1,844	5,445		*
Stephen J. Girsky	—	—	5,445		*
Ralf Goettel	11,421	—	25,714		*
Kenneth A. Hiltz(1)	—	—	—		*
Terrence J. Keating	10,000	32,714	5,445		*
Robert H. Marcin	—	—	127,808		*
Mark A. Schulz	—	—	5,445		*
Nick L. Stanage	21,601	—	26,684		*
Thomas R. Stone(1)	11,554	—	—		*
Keith E. Wandell	—	—	—		*
Jerome B. York	15,000	—	5,445		*
James A. Yost	17,912	—	85,781		*
All Directors and executive officers as a group (26 persons)	178,125	40,892	872,319	1.09%

*	Represents holdings of less than one percent of Dana’s common stock

Footnotes:

(1)	Resigned during 2008.

(2)	The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority.

(3)	Reflects the number of restricted stock units (RSUs) credited as of February 23, 2009 to the accounts of certain non-employee Directors and who elected to defer a percentage of their annual retainer into restricted stock units under our 2008 Dana Holding Corporation Omnibus Incentive Plan. RSUs are payable in shares of Dana common stock or, at the election of Dana, cash equal to the market value per share as described under the caption “Director Compensation” below. RSUs do not have current voting or investment power. Excludes RSUs awarded to Non-employee Directors and certain executive officers that have not vested under their vesting schedules.

(4)	Reflects the number of shares that could be purchased by exercise of options exercisable as of February 23, 2009, or within 60 days thereafter under our 2008 Dana Holding Corporation Omnibus Incentive Plan and the number of shares underlying RSUs that vest within 60 days of February 23, 2009.

4.0% Series A Preferred Convertible Stock

		Percent
Name of Beneficial Owner	Shares 1)	of Class

Mark T. Gallogly	2,500,000(1)	100%
Stephen J. Girsky	2,500,000(1)	100%
All Directors and executive officers as a group	2,500,000(1)	100%

Footnote:

(1)	Mr. Girsky is an employee of Centerbridge and Mr. Gallogly is a Managing Principal and owner of an equity interest in Centerbridge. Centerbridge owns 100% of our Series A Preferred which is convertible into approximately 18,953,753 shares of our common stock. Messrs. Gallogly and Girsky each disclaim beneficial ownership of all such shares, except to the extent of their respective pecuniary interest therein. No other Director or executive officer of Dana is a beneficial owner of Series A Preferred.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (Exchange Act) requires that Dana’s directors, executive officers and persons who own more than ten percent of a registered class of Dana’s equity securities file reports of stock ownership and any subsequent changes in stock ownership with the SEC and the New York Stock Exchange not later than specified deadlines. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons, Dana believes that, during the year ended December 31, 2008, each of its executive officers, directors and greater than ten percent shareholders complied with all such applicable filing requirements.

PROPOSAL II SUBMITTED FOR YOUR VOTE

APPROVAL OF THE AMENDMENT OF OUR RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK AT ONE OF THREE REVERSE SPLIT RATIOS

Our Board of Directors has unanimously adopted and is submitting for shareholder approval an amendment to our Restated Certificate of Incorporation to effect a reverse stock split at one of three reverse split ratios, 1-for-10, 1-for-15 or 1-for-20, as may be selected by our Board of Directors following shareholder approval and prior to the time of filing such Certificate of Amendment with the Delaware Secretary of State. Pursuant to the laws of our state of incorporation, Delaware, our Board of Directors must adopt any amendment to our Restated Certificate of Incorporation and submit the amendment to shareholders for their approval. If Proposal II is approved, our Board may, in its discretion, implement a reverse stock split using one of the ratios included in this Proposal II, while abandoning the other ratios. Our Board of Directors may also determine in its discretion not to proceed with the reverse stock split. The affirmative vote of a majority of the outstanding shares, (with our common stock and Preferred Stock voting together as a single class) is required to approve Proposal II.

The form of the proposed amendment to our Restated Certificate of Incorporation to effect the reverse stock split is attached to this Proxy Statement as Annex A. The amendment will permit our Board to effect a reverse stock split of our common stock at one of three ratios to be selected by our Board of Directors following shareholder approval. Our Board of Directors, in its discretion, may elect to effect any one (but not more than one) of the three reverse split ratios upon receipt of shareholder approval, while abandoning the other ratios, or choose none of them if our Board of Directors determines in its discretion not to proceed with the reverse stock split. We believe that the availability of the three alternative reverse split ratios will provide Dana with the flexibility to implement the reverse stock split in a manner designed to maximize the anticipated benefits for us and our shareholders. In determining which of the three alternative reverse stock split ratios to implement, if any, following the receipt of shareholder approval, our Board of Directors may consider, among other things, factors such as:

•	the historical trading price and trading volume of our common stock;

•	the then prevailing trading price and trading volume of our common stock and the anticipated impact of the reverse stock split on the trading market for our common stock;

•	our ability to continue our listing on the New York Stock Exchange (the NYSE)

•	which of the alternative reverse split ratios would result in the greatest overall reduction in our administrative costs; and

•	prevailing general market and economic conditions.

To avoid the existence of fractional shares of our common stock, shareholders who would otherwise hold fractional shares as a result of the reverse stock split will be entitled to receive cash (without interest or deduction) in lieu of such fractional shares from our transfer agent, upon receipt by our transfer agent of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of all Old Certificate(s), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by our transfer agent of all fractional shares otherwise issuable.

At the close of business on March 1, 2009, we had 100,065,061 shares of common stock issued and outstanding. Based on the number of shares of common stock currently issued and outstanding, immediately following the completion of the reverse stock split, and, for illustrative purposes only, assuming a 1-for-15 reverse stock split, we would have approximately 6,671,004 shares of common stock issued and outstanding (without giving effect to the treatment of fractional shares). The actual number of shares outstanding after giving effect to the reverse stock split will depend on the reverse split ratio that is ultimately selected by our Board of Directors. We do not expect the reverse stock split itself to have any economic effect on our shareholders, debt holders or holders of options or restricted stock, except to the extent the reverse stock split will result in fractional shares as discussed below.

Reasons for the Reverse Stock Split

Our Board of Directors authorized the reverse split of our common stock with the primary intent of increasing the price of our common stock in order to meet the NYSE’s price criteria for continued listing on that exchange. Our common stock is publicly traded and listed on the NYSE under the symbol “DAN.” Our Board of Directors believes that, in addition to increasing the price of our common stock, the reverse stock split would also reduce certain of our costs, such as NYSE listing fees, and make our common stock more attractive to a broader range of institutional and other investors. Accordingly, for these and other reasons discussed below, we believe that effecting the reverse stock split is in the best interests of Dana and our shareholders.

On December 18, 2008, we were notified in writing by the NYSE that the trading price of our common stock was below the criteria of the NYSE’s continued listing standards, as the average per share closing price of our common stock over a consecutive 30-trading day period was less than $1.00. The letter stated that we have a six-month cure period that began on December 17, 2008 to bring the price of our common stock and the 30-trading day average closing price of our common stock above $1.00. The letter further stated that in the event a $1.00 share price and a $1.00 average share price over the preceding 30 trading days are not attained at the expiration of the six-month cure period, the NYSE will commence suspension and delisting procedures. The NYSE has reserved the right to reevaluate its continued listing determinations relating to companies like Dana, that are notified of non-compliance with respect to the NYSE’s qualitative listing standards, including if our shares trade at sustained levels that are considered to be abnormally low. On January 5, 2009, we provided written notice to the NYSE of our intent to bring our share price and average share price back above $1.00 within the six-month cure period.

In addition to bringing the price of our common stock back above $1.00, we also believe that the reverse stock split will make our common stock more attractive to a broader range of institutional and other investors, as we have been advised that the current market price of our common stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibits them from investing in low-priced stocks or tends to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. However, some investors may view the reverse stock split negatively since it reduces the number of shares of common stock available in the public market.

Reducing the number of outstanding shares of our common stock through the reverse stock split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the reverse stock split or that the market price of our common stock will not decrease in the future.

Effects of the Reverse Stock Split

General

If the reverse stock split is approved and implemented, the principal effect will be to proportionately decrease the number of outstanding shares of our common stock based on the reverse stock split ratio selected by our Board of Directors. Our common stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of our common stock under the Exchange Act or the listing of our common stock on the NYSE. Following the reverse stock split, our common stock will continue to be listed on the NYSE under the symbol “DAN,” although it will be considered a new listing with a new CUSIP number. Proportionate voting rights and other rights of the holders of our common stock will not be affected by the reverse stock split, other than as a result of the treatment of fractional shares as described below. For example, a holder of 2% of the voting power of the outstanding shares of our common stock immediately prior to the effectiveness of the reverse stock split will generally continue to hold 2% of the voting power of the outstanding shares of our common stock after the reverse stock split. The number of shareholders of record will not be affected by the reverse stock split (except to the extent any are cashed out as a result of holding fractional shares). If approved and implemented, the reverse stock split may result in some shareholders owning “odd lots” of less than 100 shares of our common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. Our Board of Directors believes, however, that these potential effects are outweighed by the benefits of the reverse stock split.

Effectiveness of Reverse Stock Split

The reverse stock split, if approved by our shareholders and implemented by our Board of Directors, would become effective upon the effectiveness (the Effective Time) of a Certificate of Amendment to our Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware. It is expected that the Effective Time will take place promptly following the Annual Meeting of Shareholders, assuming the shareholders approve the amendment. However, the exact timing will be determined by our Board of Directors based on its evaluation as to when such action will be the most advantageous to Dana and our shareholders. In addition, our Board of Directors reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to elect not to proceed with the reverse stock split if, at any time prior to filing the Certificate of Amendment, our Board of Directors, in its sole discretion, determines that it is no longer in Dana’s best interests and the best interests of our shareholders to proceed with the reverse stock split.

Effect on 2008 Dana Holding Corporation Omnibus Incentive Plan

As of March 1, 2009, we had approximately 5,464,532 shares subject to stock options and 828,999 shares of unvested restricted stock units outstanding under our 2008 Dana Holding Corporation Omnibus Incentive Plan (the Plan). Under our Plan, the Compensation Committee of our Board of Directors has sole discretion to determine the appropriate adjustment to the awards granted under our Plan in the event of a stock split. Should the reverse stock split be effected, the Compensation Committee of our Board of Directors will approve proportionate adjustments to the number of shares outstanding and available for issuance under Dana’s Plan and proportionate adjustments to the exercise price, grant price or purchase price relating to any award under the Plan. The Compensation Committee will determine the treatment of fractional shares subject to stock options and unvested restricted stock units under the Plan.

Accordingly, if the reverse stock split is approved by our shareholders, at the Effective Time, the number of all outstanding equity awards, the number of shares available for issuance and the exercise price, grant price or purchase price relating to any award under our Plan will be proportionately adjusted using the split ratio selected by our Board of Directors (subject to the treatment of fractional shares to be determined by our Compensation Committee). The Compensation Committee has also authorized the Company to effect any other changes necessary, desirable or appropriate to give effect to the reverse stock split, including any applicable technical, conforming changes to our Plan. For example, if a 1-for-15 reverse stock split is effected, the 9,041,416 shares that remain available for issuance under the Plan as of March 1, 2009, would be adjusted to 602,761 shares, subject to increase as and when awards made under our Plan expire or are forfeited and are returned per the terms of our Plan. In addition, the exercise price per share under each stock option would be increased by 15 times, such that upon an exercise, the aggregate exercise price payable by the optionee to the company would remain the same. For illustrative purposes only, an outstanding stock option for 3,000 shares of common stock, exercisable at $10.00 per share, would be adjusted as a result of a 1-for-15 split ratio into an option exercisable for 200 shares of common stock at an exercise price of $150.00 per share.

Effect on Authorized but Unissued Shares of Common Stock and Preferred Stock

Currently, we are authorized to issue up to a total of 500,000,000 shares, 450,000,000 shares of common stock, of which 100,065,061 shares were issued and outstanding as of March 1, 2009, and 50,000,000 shares of preferred stock, of which 7,900,000 shares were issued and outstanding as of March 1, 2009. Concurrently with the reverse stock split we intend to decrease our authorized shares such that immediately following the Effective Time, we may issue up to a total of 200,000,000 shares, comprising 150,000,000 shares of common stock and 50,000,000 shares of preferred stock. The number of authorized shares of preferred stock will not change. Proposal III, if approved, would only affect the combined total of our authorized shares and our authorized shares of common stock. We do not currently intend to reduce the number of authorized shares of our common stock by the same ratio as the reverse stock split. See Proposal III below for further information. Proposal III is conditioned on the approval of Proposal II. Therefore, if Proposal II is not approved by the shareholders, the Board of Directors intends to abandon Proposal III without further action by the shareholders pursuant to Section 242(c) of the Delaware General Corporation Law, regardless of the number of shares actually voted “FOR” Proposal III. Proposal II is not conditioned on the approval of Proposal III.

Effect on Outstanding Preferred Stock

Our outstanding Preferred Stock, votes on an as-if-converted basis. Each share of Preferred Stock is convertible into approximately 7.581 shares of common stock and is entitled to vote on an as-if-converted basis so each share of Preferred Stock is entitled to approximately 7.581 votes. If the reverse stock split is effected, the conversion price at which our Preferred Stock is convertible into common stock will be proportionately adjusted. As a result, the proportionate voting rights and other rights of the holders of our Preferred Stock will not be affected by the reverse stock split. For illustrative purposes only, a holder of 100 shares of Series B Preferred prior to a reverse stock split would hold exactly 100 shares of Series B Preferred immediately after a 1-for-10 reverse stock split. However, the current conversion price of $13.19 would become $131.90 after the reverse stock split.

Effect on Par Value

The proposed amendments to our Restated Certificate of Incorporation will not affect the par value of our common stock, which will remain at $0.01.

Reduction In Stated Capital

As a result of the reverse stock split, at the Effective Time, the stated capital on our balance sheet attributable to our common stock, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced in proportion to the size of the reverse stock split. Correspondingly, our additional paid-in capital account, which consists of the difference between our stated capital and the aggregate amount paid to us upon issuance of all currently outstanding shares of our common stock, will be credited with the amount by which the stated capital is reduced. Our shareholders’ equity, in the aggregate, will remain unchanged.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the proposed reverse stock split, our Board of Directors does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Book-Entry Shares

If the reverse stock split is effected, shareholders who hold uncertificated shares (i.e. shares held in book-entry form and not represented by a physical stock certificate), either as direct or beneficial owners, will have their holdings electronically adjusted by our transfer agent through the NYSE’s Direct Registration System (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the reverse stock split. Shareholders who hold uncertificated shares as direct owners will be sent a transmittal letter by our transfer agent and will need to return a properly completed and duly executed transmittal letter in order to receive any cash payment in lieu of fractional shares or any other distributions, if any, that may be declared and payable to holders of record following the reverse stock split.

Exchange of Stock Certificates

If the reverse stock split is effected, shareholders holding certificated shares (i.e. shares represented by one or more physical stock certificates) will be required to exchange their Old Certificate(s) for New Certificate(s) representing the appropriate number of shares of our common stock resulting from the reverse stock split. Shareholders of record at the Effective Time will be furnished the necessary materials and instructions for the surrender and exchange of their Old Certificate(s) at the appropriate time by our transfer agent. Shareholders will not have to pay any transfer fee or other fee in connection with such exchange. As soon as practicable after the Effective Time, our transfer agent will send a transmittal letter to each shareholder advising such holder of the procedure for surrendering Old Certificate(s) in exchange for New Certificate(s). Pursuant to applicable rules of the NYSE, your Old Certificate(s) representing pre-split shares cannot be used for either transfers or deliveries made on the NYSE; thus, you must exchange your Old Certificate(s) for New Certificate(s) in order to effect transfers or deliveries of your shares on the NYSE.

YOU SHOULD NOT SEND YOUR OLD CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE THE LETTER OF TRANSMITTAL FROM OUR TRANSFER AGENT.

As soon as practicable after the surrender to the transfer agent of any Old Certificate(s), together with a properly completed and duly executed transmittal letter and any other documents the transfer agent may specify, the transfer agent will deliver to the person in whose name such Old Certificate(s) had been issued a New Certificate registered in the name of such person.

Until surrendered as contemplated herein, a shareholder’s Old Certificate(s) will be deemed at and after the Effective Time to represent the number of full shares of our common stock resulting from the reverse stock split. Until shareholders have returned their properly completed and duly executed transmittal letter and surrendered their Old Certificate(s) for exchange, shareholders will not be entitled to receive any other distributions, if any, that may be declared and payable to holders of record following the reverse stock split.

Any shareholder whose Old Certificate(s) have been lost, destroyed or stolen will be entitled to a New Certificate only after complying with the requirements that we and the transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

No service charges, brokerage commissions or transfer taxes will be payable by any holder of any Old Certificate, except that if any New Certificate is to be issued in a name other than that in which the Old Certificate(s) are registered, it will be a condition of such issuance that (1) the person requesting such issuance must pay to us any applicable transfer taxes or establish to our satisfaction that such taxes have been paid or are not payable, (2) the transfer complies with all applicable federal and state securities laws, and (3) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.

Fractional Shares

We do not currently intend to issue fractional shares in connection with the reverse stock split. Therefore, we do not expect to issue certificates representing fractional shares. Shareholders who would otherwise hold fractional shares because the number of shares of common stock they hold before the reverse stock split is not evenly divisible by the split ratio ultimately selected by our Board of Directors will be entitled to receive cash (without interest or deduction) in lieu of such fractional shares from our transfer agent, upon receipt by our transfer agent of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of all Old Certificate(s), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by our transfer agent of all fractional shares otherwise issuable. The ownership of a fractional share interest will not give the holder any voting, dividend or other rights, except to receive the above-described cash payment. Dana will be responsible for any brokerage fees or commissions related to the transfer agent’s selling in the open market shares that would otherwise be fractional shares.

Shareholders should be aware that, under the escheat laws of various jurisdictions, sums due for fractional interests that are not timely claimed after the Effective Time may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by us or our transfer agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, if applicable, shareholders otherwise entitled to receive such funds, but who do not receive them due to, for example, their failure to timely comply with our transfer agent’s instructions, will have to seek to obtain such funds directly from the state to which they were paid.

No Appraisal Rights

Under the Delaware General Corporation Law, our shareholders are not entitled to dissenter’s rights or appraisal rights with respect to the reverse stock split described in this Proposal No. II, and we will not independently provide our shareholders with any such rights.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a general summary of certain U.S. federal income tax consequences of the reverse stock split that may be relevant to (i) holders of our common stock that hold such stock as a capital asset for federal income tax purposes and (ii) to us. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the Code), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions as of the date hereof, all of which may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences that may differ from those discussed below. This discussion does not address all aspects of federal income taxation that may be relevant to such holders in light of their particular circumstances or to holders that may be subject to special tax rules, including, without limitation: (i) holders subject to the alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (or other flow-through entities for U.S. federal income tax purposes) and their partners (or members); (vii) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (viii) U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar; (ix) persons holding our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (x) persons who acquire shares of our common stock in connection with employment or other performance of services; or (xi) U.S. expatriates. In addition, this summary does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction and U.S. federal tax consequences other than federal income taxation. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (IRS) regarding the United States federal income tax consequences of the reverse stock split and there can be no assurance the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge.

EACH HOLDER OF COMMON STOCK SHOULD CONSULT SUCH HOLDER’S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH HOLDER.

For purposes of the discussion below, a “U.S. Holder” is a beneficial owner of shares of our common stock that for U.S. federal income tax purposes is: (1) an individual citizen or resident of the United States; (2) a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state or political subdivision thereof; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust, the administration of which is subject to the primary supervision of a U.S. court and as to which one or more U.S. persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect to be treated as a U.S. person. A “Non-U.S. Holder” is a beneficial owner (other than a partnership) of shares of our common stock who is not a U.S. Holder.

U.S. Holders

The reverse stock split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. Holder generally should not recognize gain or loss upon the reverse stock split, except with respect to cash received in lieu of a fractional share of our common stock, as discussed below. A U.S. Holder’s aggregate tax basis in the shares of our common stock received pursuant to the reverse stock split should equal the aggregate tax basis of the shares of our common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of our common stock), and such U.S. Holder’s holding period (i.e. acquired date) in the shares of our common stock received should include the holding period in the shares of our common stock surrendered. Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of the shares of our common stock surrendered to the shares of our common stock received pursuant to the reverse stock split. Holders of shares of our common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares. A U.S. Holder who receives cash in lieu of a fractional share of our common stock pursuant to the reverse stock split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the shares of our common stock surrendered that is allocated to such fractional share of our common stock. Such capital gain or loss should be long term capital gain or loss if the U.S. Holder’s holding period for our common stock surrendered exceeded one year at the Effective Time.

Information Reporting and Backup Withholding.  Information returns generally will be required to be filed with the IRS with respect to the receipt of cash in lieu of a fractional share of our common stock pursuant to the reverse stock split in the case of certain U.S. Holders. In addition, U.S. Holders may be subject to a backup withholding tax (at the current applicable rate of 28%) on the payment of such cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Non-U.S. Holders who exchange shares of our common stock pursuant to the reverse stock split generally should be subject to tax in the manner described above under “U.S. Holders,” except that any capital gain realized by a Non-U.S. Holder as a result of receiving cash in lieu of a fractional share of our common stock generally should not be subject to U.S. federal income or withholding tax unless:

•	the Non-U.S. Holder is an individual who holds our common stock as a capital asset, is present in the U.S. for 183 days or more during the taxable year of the reverse stock split and meets certain other conditions;

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. (and, if certain income tax treaties apply, is attributable to a Non-U.S. Holder’s permanent establishment in the U.S.); or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the Effective Time, or the period that the Non-U.S. Holder held the shares of our common stock.

We do not believe that we have been, currently are, or will become before the Effective Time, a United States real property holding corporation. Individual Non-U.S. Holders who are subject to U.S. federal income tax because they are present in the United States for 183 days or more during the year of the reverse stock split will be taxed on their gain (including gain from the sale of shares of our common stock and net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year) at a flat rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Other Non-U.S. Holders subject to U.S. federal income tax with respect to gain recognized as a result of receiving cash in lieu of a fractional share of common stock generally will be taxed on such gain in the same manner as if they were U.S. Holders and, in the case of foreign corporations, may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Information Reporting and Backup Withholding.  In general, backup withholding and information reporting will not apply to payment of cash in lieu of a fractional share of our common stock to a Non-U.S. Holder pursuant to the reverse stock split if the Non-U.S. Holder certifies under penalties of perjury that it is a Non-U.S. Holder and neither we nor the transfer agent has actual knowledge to the contrary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS. In certain circumstances the amount of cash paid to a Non-U.S. Holder in lieu of a fractional share of our common stock, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

DANA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AT ONE OF THREE REVERSE SPLIT RATIOS, 1-FOR-10, 1-FOR-15 OR 1-FOR-20, AS WILL BE SELECTED BY OUR BOARD OF DIRECTORS, IN ITS DISCRETION, IF AT ALL, PRIOR TO THE TIME OF FILING SUCH CERTIFICATE OF AMENDMENT WITH THE DELAWARE SECRETARY OF STATE.

PROPOSAL III SUBMITTED FOR YOUR VOTE

APPROVAL OF THE AMENDMENT OF OUR RESTATED CERTIFICATE OF INCORPORATION TO DECREASE OUR TOTAL NUMBER OF AUTHORIZED SHARES FROM 500,000,000 SHARES TO 200,000,000 SHARES, 150,000,000 SHARES OF WHICH WILL BE COMMON STOCK, PAR VALUE $0.01 PER SHARE, AND 50,000,000 SHARES OF WHICH WILL BE PREFERRED STOCK, PAR VALUE $0.01 PER SHARE

Our Board of Directors has unanimously adopted and is submitting for shareholder approval an amendment to our Restated Certificate of Incorporation to decrease our total number of authorized shares from 500,000,000 shares to 200,000,000 shares, 150,000,000 shares of which will be common stock, par value $0.01 per share, and 50,000,000 shares of which will be preferred stock, par value $0.01 per share.

Pursuant to the law of our state of incorporation, Delaware, our Board of Directors must adopt any amendment to our Restated Certificate of Incorporation and submit the amendment to shareholders for their approval. The affirmative vote of a majority of the outstanding shares (with Dana common stock and Preferred Stock voting together as a single class) is required to approve Proposal III. Please note that Proposal III is conditioned on the approval of Proposal II. Therefore, if Proposal II is not approved by the shareholders, the Board of Directors intends to abandon Proposal III without further action by the shareholders pursuant to Section 242(c) of the Delaware General Corporation Law, regardless of the number of shares actually voted “FOR” Proposal III. Proposal II is not conditioned on the approval of Proposal III.

The form of the proposed amendment to our Restated Certificate of Incorporation to decrease our total number of authorized shares is included in Annex A to this Proxy Statement. If both Proposal II and Proposal III are approved by our shareholders and implemented by our Board of Directors, the reduction in the number of authorized shares would become effective upon effectiveness of a Certificate of Amendment to our Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware (referred to herein as the Effective Time). It is expected that such filing will take place promptly following the date of the Annual Meeting of Shareholders, assuming the shareholders approve the amendment. However, the exact timing of the filing of the Certificate of Amendment will be determined by the Board of Directors based on its evaluation as to when such action will be the most advantageous to our company and our shareholders. In addition, the Board of Directors reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to elect not to proceed with the reduction in our total number of authorized shares if, at any time prior to filing the Certificate of Amendment, the Board of Directors, in its sole discretion, determines that it is no longer in the best interests of Dana and our shareholders.

Effects of Decreasing our Total Number of Authorized Shares of Common Stock

Currently, we are authorized to issue up to 450,000,000 shares of common stock, of which 100,065,061 shares were issued and outstanding as of March 1, 2009. Concurrently with the reverse stock split we intend to decrease our authorized shares such that immediately following the Effective Time, we may issue up to a total of 150,000,000 shares of common stock. Since we are not reducing the total authorized number of shares of common stock under our Restated Certificate of Incorporation by the same ratio as the reverse stock split, we will have the ability to issue a greater percentage of our common stock in relation to our outstanding shares after the reverse stock split than we currently have. As a result, if we were to issue such shares, it would potentially have a greater dilutive effect on our current shareholders, depending on the size of the issuance. Each additional share of common stock authorized under Proposal III would have the same rights and privileges under our Restated Certificate of Incorporation, as each share of common stock that is currently authorized for issuance. We believe that the availability of additional authorized shares of common stock will provide us with additional flexibility, including the ability to issue common stock for a variety of purposes, including, among others, the sale of common stock to obtain additional funding, the exchange of outstanding indebtedness for common stock or the use (subject to shareholder approval as required) of common stock for equity compensation. We currently do not have any plan, commitment, arrangement, understanding or agreement, either written or oral, to issue any shares of additional authorized common stock, other than shares otherwise issuable upon conversion of our existing Preferred Stock or upon exercise or vesting of awards granted under our Plan. However, the additional shares of common stock would be available for issuance by action of our board of directors without the need for further action by our shareholders, unless shareholder action is specifically required by applicable law or NYSE rules.

Pre-emptive Rights

Pursuant to our Shareholders Agreement, each qualified holder of our Preferred Stock has the right to purchase new securities in future issuances of our capital stock in order to permit each holder to maintain its pro rata amount (after giving effect to the issuance of the new securities). These purchase rights will not apply to issuances of (i) common stock, if at the time of the issuance the common stock is listed or admitted to trading on a national securities exchange; (ii) common stock derivatives or shares of common stock to our employees, directors or consultants pursuant to management or director incentive plans or stock compensation or (iii) common stock as consideration for an arm’s-length acquisition of a business or assets from a third party that is approved by holders of a majority of the our voting stock (on an as-converted basis). Other than as described above, holders of our Preferred Stock and common stock do not have any preemptive rights.

No Appraisal Rights

Under the Delaware General Corporation Law, our shareholders are not entitled to dissenter’s rights or appraisal rights with respect to this Proposal III, and we will not independently provide our shareholders with any such rights.

Potential Anti-Takeover Effect

Although not designed or intended for such purposes, the effect of the proposed decrease in the number of our authorized shares of common stock at a different ratio to the reverse stock split, could enable our Board of Directors to render more difficult or discourage an attempt to obtain control of Dana, since the additional shares could be issued to purchasers who support our Board of Directors and are opposed to a takeover. We are not currently aware of any pending or proposed transaction involving a change in control. While this Proposal III may be deemed to have potential anti-takeover effects, this proposal is not prompted by any specific effort or perceived threat of takeover.

DANA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION, IN THE DISCRETION OF OUR BOARD OF DIRECTORS, TO DECREASE OUR TOTAL NUMBER OF AUTHORIZED SHARES AND SHARES OF COMMON STOCK.

PROPOSAL IV SUBMITTED FOR YOUR VOTE
RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of Dana has selected PricewaterhouseCoopers LLP (PwC), independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2009, and recommends that the shareholders vote for ratification of such appointment.

As a matter of good corporate governance, the selection of PwC is being submitted to the shareholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if PwC is ratified as the independent registered public accounting firm by the shareholders, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Dana and its shareholders. Representatives of PwC are expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they so desire. The representatives also are expected to be available to respond to appropriate questions from shareholders.

DANA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees

PwC’s aggregate fees for professional services rendered to Dana worldwide were approximately $13.0 million and $14.6 million in the fiscal years ended December 31, 2008 and 2007. The following table shows details of these fees, all of which were pre-approved by our Audit Committee.

Service	2008 Fees	2007 Fees

Audit Fees
Audit and review of consolidated financial statements	$10.8	$12.6
Total Audit Fees	$10.8	$12.6
Audit-Related Fees
Other audit services, including audits in connection with divestitures	$0.2	$0.5
Employee benefit plan audits	$0.2	$0.2
Total Audit-Related Fees	$0.4	$0.7
Tax Fees
Transfer pricing review		$0.1
Pre and Post emergence tax assistance	$0.3	$0.9
Income Tax Compliance	$0.2	$0.2
Tax Assistance with strategic transactions	$1.2
Total Tax Fees	$1.7	$1.2
All Other Fees
Subscriptions to PwC knowledge libraries	$0.1	$0.1
Total All Other Fees	$0.1	$0.1

Audit Committee Pre-Approval Policy

Our Audit Committee pre-approves the audit and non-audit services performed by our independent registered public accounting firm, PwC, in order to assure that the provision of such services does not impair PwC’s independence. The Audit Committee annually determines which audit services, audit-related services, tax services and other permissible non-audit services to pre-approve and creates a list of the pre-approved services and pre-approved cost levels. Unless a type of service to be provided by PwC has received general pre-approval, it requires specific pre-approval by the Audit Committee or the Audit Committee Chairman or a member whom he or she has designated. Any services exceeding pre-approved cost levels also require specific pre-approval by the Audit Committee. Management monitors the services rendered by PwC and the fees paid for the audit, audit-related, tax and other pre-approved services and reports to the Audit Committee on these matters at least quarterly.

The information contained in the Audit Committee Report is not deemed to be soliciting material or to be filed for purposes of the Securities Exchange Act of 1934, will not be deemed incorporated by reference by any general statement incorporating the document by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Dana specifically incorporates such information by reference, and will not be otherwise deemed filed under such acts.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Dana’s financial reporting process on behalf of the Board of Directors and is comprised only of outside directors who are independent within the meaning of, and meet the experience requirements of, the applicable rules of the New York Stock Exchange and the SEC. In addition to its duties regarding oversight of Dana’s financial reporting process, including as it relates to the integrity of the financial statements, the independent registered public accounting firm’s qualifications and independence and the performance of the independent registered public accounting firm and Dana’s internal audit function, the Audit Committee also has sole authority to appoint or replace the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm as provided in Rule 10A-3 under the Securities Exchange Act of 1934. The Audit Committee Charter, which was adopted and approved by the Board, specifies the scope of the Audit Committee’s responsibilities and the manner in which it carries out those responsibilities. Management has primary responsibility for the financial statements, reporting processes and system of internal controls. In fulfilling its oversight responsibilities, among other things, the Audit Committee reviewed the audited financial statements included in Dana’s annual report on Form 10-K with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements and a discussion of related controls, procedures, compliance and other matters.

Audit Committee discussions with the independent registered public accounting firm included those required under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61, Communication With Audit Committees, and Statement on Auditing Standards No. 90, Audit Committee Communications. Further, the Audit Committee has received and reviewed the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB for independent auditor communications with Audit Committees concerning independence. The Audit Committee discussed with the independent auditors their independence from management and Dana, and reviewed and considered whether the provision of non-audit services and receipt of certain compensation by the independent auditors are compatible with maintaining the auditors’ independence. In addition, the Audit Committee reviewed with the independent auditors all critical accounting policies and practices to be used.

In reliance on the reviews and discussions referred to above and such other considerations as the Audit Committee determined to be appropriate, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Dana’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

The Audit Committee

Jerome B. York, Chairman
Stephen J. Girsky
Terrence J. Keating

March 19, 2009

ANNUAL REPORT TO SHAREHOLDERS

Dana mailed the 2008 annual report to shareholders, containing financial statements and other information about the operations of Dana for the year ended December 31, 2008, to you on or about March 19, 2009.

OTHER MATTERS

The Board is not aware of any other matter to be presented at the 2009 Annual Meeting of Shareholders. The Board does not currently intend to submit any additional matters for a vote at the 2009 Annual Meeting of Shareholders, and no shareholder has provided the required notice of the shareholder’s intention to propose any matter at the 2009 Annual Meeting of Shareholders. However, under Dana’s Bylaws, the Board may, without notice, properly submit additional matters for a vote at the 2009 Annual Meeting of Shareholders. If the Board does so, the shares represented by proxies in the accompanying form will be voted with respect to the matter in accordance with the judgment of the person or persons voting the shares.

By Order of the Board of Directors

Marc S. Levin
Senior Vice President, General Counsel
and Corporate Secretary

March 19, 2009

ANNEX A
CERTIFICATE OF AMENDMENT
TO THE RESTATED CERTIFICATE OF INCORPORATION
OF DANA HOLDING CORPORATION

Pursuant to Section 242 of
the General Corporation Law of the
State of Delaware

DANA HOLDING CORPORATION, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: Upon effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) of this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation, each [ [10], [15] or [20] ] shares of the Corporation’s Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time will automatically be reclassified into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares of Common Stock will be issued in connection with the Reverse Stock Split. Shareholders who otherwise would be entitled to receive fractional shares of Common Stock will be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests, upon receipt by the Corporation’s transfer agent of the shareholder’s properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of the shareholder’s Old Certificates (as defined below), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Corporation’s transfer agent of all fractional shares otherwise issuable. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), will thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate will have been combined, subject to the elimination of fractional share interests as described above.

SECOND: Upon the Effective Time, Section 1 of Article IV of the Corporation’s Restated Certificate of Incorporation, relating to the capital structure of the Corporation, is hereby amended to read in its entirety as set forth below:

“Section 1. Authorized Capital Stock.   The total number of shares of capital stock that the Company is authorized to issue is 200,000,000 shares, consisting of (i) 150,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), and (ii) 50,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), of which 2,500,000 shares of Preferred Stock will be Series A Preferred Stock and 5,400,000 shares of Preferred Stock will be Series B Preferred Stock, each on the terms set forth on Exhibit A attached hereto, which is incorporated herein by this reference. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of outstanding Voting Stock entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.”

THIRD: This Certificate of Amendment will become effective as of [     ], 2009 at [     ] [a.m./p.m.], eastern time.

FOURTH: This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed amendments be considered by the stockholders of the Corporation. An annual meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on April 21, 2009, at which meeting the necessary number of shares were voted in favor of the proposed amendments. The stockholders of the Corporation duly adopted this Certificate of Amendment.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the [     ] day of [          ], 2009.

DANA HOLDING CORPORATION

By:
Name:

Title:

A-1

Location of Dana Holding Corporation
2009 Annual Meeting of Shareholders

The Westin Detroit Metropolitan Airport
2501 Worldgateway Place
Romulus, Michigan 48242

From East — Take Interstate 94 West towards Chicago.  Take Exit 198 towards Middlebelt Road, Detroit Metropolitan Airport and Merriman Road. Travel approximately .25 miles and follow the Detroit Metropolitan Airport exit at the fork in the ramp. Follow the signs to McNamara Terminal and the hotel.

From North — Take Interstate 275 South to Exit 15 (Eureka Road). Turn left onto Eureka Road East and continue for approximately .25 miles. Stay right and follow the sign to McNamara Terminal and the hotel.

From West — Take Interstate 94 East towards Detroit.  Take Exit 198 towards Middlebelt Road, Detroit Metropolitan Airport and Merriman Road. Travel approximately .25 miles and follow the Detroit Metropolitan Airport exit at the fork in the ramp. Follow the signs to McNamara Terminal and the hotel.

From South — Take Interstate 275 North to Exit 15 (Eureka Road). Turn right onto Eureka Road East and continue for approximately .25 miles. Stay right and follow the sign to McNamara Terminal and the hotel.

Briefcases, purses and other bags brought to the meeting may be subject to inspection at the door.

DANA HOLDING CORPORATION
2009 ANNUAL MEETING OF SHAREHOLDERS
Tuesday, April 21, 2009
8:30 a.m.
The Westin Detroit Metropolitan Airport
2501 Worldgateway Place
Romulus, Michigan 48242
The proxy statement and annual report to security holders
are available electronically at www.dana.com/2009proxy
IF YOU HAVE NOT SUBMITTED A PROXY VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE
PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Dana Holding Corporation 4500 Dorr Street Toledo, OH 43615	proxy

This Proxy is Solicited on Behalf of the Board of Directors.
The undersigned appoints Marc S. Levin and Robert W. Spencer, Jr., or either of them, as Proxies, each with the power to appoint his substitute, as the case may be, and authorizes them to represent and vote, as designated on the reverse side, all the shares of common stock; all the shares of 4.0% Series A Convertible Preferred Stock, on an as-if-converted basis; and all the shares of 4.0% Series B Convertible Preferred Stock, on an as-if-converted basis, of Dana Holding Corporation held of record by the undersigned on February 23, 2009, at the Annual Meeting of Shareholders to be held on April 21, 2009, and at any adjournments or postponements of the meeting. In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting.
DANA HOLDING CORPORATION
2009 ANNUAL MEETING OF SHAREHOLDERS
APRIL 21, 2009
8:30 a.m.

See reverse for voting instructions.	XXXXXXXX

ADDRESS BLOCK

COMPANY #
Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if
you marked, signed and returned your proxy card.

INTERNET – www.ematerials.com/dan Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 20, 2009.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on April 20, 2009.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
ò Please detach here ò

The Board of Directors Recommends a Vote “FOR” Items 1, 2, 3 and 4.

1. Election of	01 Gary L. Convis	03 Richard A. Gephardt	05 Keith E. Wandell
directors:	02 John M. Devine	04 Terrence J. Keating	06 Jerome B. York

☐	Vote FOR all nominees (except as marked	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To approve an amendment to the Restated Certificate of Incorporation to effect a reverse stock split at one of three reverse split ratios, 1-for-10, 1-for-15 or 1-for-20, as will be selected by our Board of Directors, in its discretion, if at all, prior to the time of filing such certificate of amendment with the Delaware Secretary of State.	☐	For	☐	Against	☐	Abstain

3.	To approve an amendment to the Restated Certificate of Incorporation, in the discretion of the Board of Directors, to decrease our total number of authorized shares and shares of common stock, to 200,000,000 shares and 150,000,000, respectively.	☐	For	☐	Against	☐	Abstain

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.	☐	For	☐	Against	☐	Abstain
IN THEIR DISCRETION, PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING.
WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE MATTERS LISTED.
Address Change? Mark Box  ☐  Indicate changes below:

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.